RVN Group Head Offices, Corner Hendrik Potgieter Road and 8 Tugela Avenue, Florida Glen, Roodepoort, 1708, South Africa WWW.RVNGROUP.CO.ZA Exhibit 96.2 ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES Report Prepared by Qualified Persons from: THE RVN GROUP PROPRIETARY LIMITED Prepared for: Ergo Mining Proprietary Limited, a subsidiary of DRDGOLD Limited Attention: Ryno Botha Mineral Resources Manager Document No.: R4005 Effective date: 30 June 2025 Document date: 30 October 2025

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 2 2 Table of Contents 1. Executive Summary ........................................................................................................................................................... 11 1.1. Introduction .......................................................................................................................................................... 11 1.2. Property Description ............................................................................................................................................. 11 1.3. Mineral Rights and Ownership ............................................................................................................................. 11 1.4. Development and Operations ............................................................................................................................... 12 1.5. Geology and Mineralization .................................................................................................................................. 12 1.6. Evaluation Drilling and Sampling .......................................................................................................................... 12 1.7. Sample Preparation .............................................................................................................................................. 13 1.8. Assays .................................................................................................................................................................. 14 1.9. Quality Assurance and Quality Control ................................................................................................................. 14 1.10. Metallurgical Sampling and Testing ...................................................................................................................... 14 1.11. Mineral Resource Estimates ................................................................................................................................ 15 1.12. Mineral Reserve Estimates .................................................................................................................................. 17 1.13. Capital and Operating Cost Estimates ................................................................................................................. 19 1.14. Permitting Requirements ...................................................................................................................................... 19 1.15. Conclusion and Recommendations ...................................................................................................................... 20 2. Introduction ........................................................................................................................................................................ 21 2.1. Project background .............................................................................................................................................. 21 2.2. Terms of Reference and Purpose of the Technical Report .................................................................................. 21 2.3. Participants and their Areas of Responsibility ...................................................................................................... 22 2.4. Units, Currencies and Survey Coordinate System ............................................................................................... 22 2.5. Sources of Information ......................................................................................................................................... 24 2.6. Site Inspection ...................................................................................................................................................... 25 2.7. Independence....................................................................................................................................................... 25 3. Property Description .......................................................................................................................................................... 26 3.1. Location and Operations Overview ...................................................................................................................... 26 3.2. Mineral Rights Conditions .................................................................................................................................... 30 3.3. Mineral Title .......................................................................................................................................................... 30 3.4. Violation and Fines ............................................................................................................................................... 31 3.5. Royalties .............................................................................................................................................................. 31 3.6. Legal Proceedings and Significant Encumbrances to Property ............................................................................ 31 4. Accessibility, Climate, Local Resources, Infrastructure and Physiography ........................................................................ 33 4.1. Topography, Elevation and Vegetation ................................................................................................................ 33 4.2. Access, Towns and Regional Infrastructure ......................................................................................................... 33 4.3. Climate ................................................................................................................................................................. 33 4.4. Infrastructure and Bulk Service Supplies .............................................................................................................. 34 4.5. Personnel Sources ............................................................................................................................................... 34 5. History................................................................................................................................................................................ 35 5.1. Ownership ............................................................................................................................................................ 35 5.1.1. Crown Complex .................................................................................................................................... 35 5.1.2. City Deep Complex ............................................................................................................................... 35 5.1.3. Knights Complex .................................................................................................................................. 35 5.1.4. Ergo Complex ....................................................................................................................................... 35 5.1.5. Marievale Complex ............................................................................................................................... 35 5.1.6. 6L14TSF ............................................................................................................................................... 35 5.2. Construction of the TSFs ...................................................................................................................................... 36 5.3. Previous Exploration and Mine Development ....................................................................................................... 36 5.3.1. Previous Evaluation Drilling .................................................................................................................. 36 5.3.2. Previous Development ......................................................................................................................... 36 6. Geological Setting, mineralization and deposit .................................................................................................................. 38 6.1. Regional Geology ................................................................................................................................................. 38 6.2. Mineralization, Local and Property Geology ......................................................................................................... 38 6.3. Stratigraphy and Cross-sections .......................................................................................................................... 39

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES

PAGE 3

6.4. Deposit Type 41
7. Exploration 42
7.1. Exploration 42
7.2. Topographic Surveys 42
7.3. Evaluation Drilling 42
7.4. Drilling Methodology 42
7.4.1. Auger Drilling 43
7.4.2. Reverse Circulation and Aircore 44
7.5. Crown 45
7.6. City Deep 46
7.7. Knights 47
7.7.1. 4L14 47
7.7.2. 4L39 47
7.8. Ergo 49
7.8.1. 7L15 49
7.8.2. Rooikraal 50
7.9. Marievale 51
7.10. 6L14 52
7.11. Logging and Sampling 52
7.11.1. Logging 53
7.11.2. Sampling 53
7.12. Sample Recovery 53
7.13. On-site Security Measures 53
7.14. Collar Survey Data 53
7.15. Density Determination 54
7.16. Hydrogeological Drilling and Test Work 56
7.17. Geotechnical Data, Testing and Analysis 56
8. Sample Preparation, Analyses and Security 57
8.1. Sampling Governance and Quality Assurance 57
8.2. Sample Preparation and Analysis 57
8.2.1. On-site Sample Preparation 57
8.2.2. Laboratories, Sample Preparation and Analyses 58
8.2.3. QP Opinion 59
8.3. Analytical Quality Control 59
8.3.1. Nature and Extent of the Quality Control Procedures 59
8.3.2. Quality Control Results 60
8.3.3. QP Opinion 60
8.4. Sample Storage and Security 60
8.5. Data Storage and Data Management 60
9. Data verification 62
10. Mineral Processing and Metallurgical Testing 63
10.1. Nature and Extent of the Metallurgical Testing Method 63
10.2. Procedure 63
10.3. Representative of the Samples 63
10.4. Details of the Laboratories 63
10.5. Results 64
10.6. Interpretation of the Results 65
10.7. QP Opinion 65
11. Mineral Resource Estimates 66
11.1. Volume Modelling 67
11.2. Bulk Dry Density 67
11.3. Exploratory Data Analysis 67
11.4. Estimation Techniques 68
11.5. Modelling and Estimation Parameters 68
11.6. Model Validation 69

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11.7. Technical and Financial Parameters 69
11.8. Assessment of the Reasonable Prospects for Economic Extraction 70
11.9. Uncertainties and Classification Criteria 70
11.10. Crown Complex 71
11.10.1. Exploratory Data Analysis 71
11.10.2. Modelling and Estimation Parameters 77
11.10.3. Technical and Economic Factors 78
11.10.4. Mineral Resource Classification Criteria 78
11.10.5. Mineral Resource Statement 78
11.10.6. Mineral Resource Changes 79
11.10.7. Mineral Resource Risks and Uncertainty 79
11.11. City Deep Complex 79
11.11.1. Exploratory Data Analysis 79
11.11.2. Modelling and Estimation Parameters 83
11.11.3. Technical and Economic Factors 83
11.11.4. Mineral Resource Classification Criteria 83
11.11.5. Mineral Resource Statement 85
11.11.6. Mineral Resource Changes 85
11.11.7. Mineral Resource Risks and Uncertainty 85
11.12. Knights Complex 85
11.12.1. Exploratory Data Analysis 85
11.12.2. Modelling and Estimation Parameters 92
11.12.3. Technical and Economic Factors 92
11.12.4. Mineral Resource Classification Criteria 93
11.12.5. Mineral Resource Statement 94
11.12.6. Mineral Resource Changes 94
11.12.7. Mineral Resource Risks and Uncertainty 94
11.13. Ergo Complex 94
11.13.1. Exploratory Data Analysis 95
11.13.2. Modelling and Estimation Parameters 99
11.13.3. Technical and Economic Factors 100
11.13.4. Mineral Resource Classification Criteria 100
11.13.5. Mineral Resource Statement 101
11.13.6. Mineral Resource Changes 101
11.13.7. Mineral Resource Risks and Uncertainty 101
11.14. Marievale Complex 101
11.14.1. Exploratory Data Analysis 101
11.14.2. Modelling and Estimation Parameters 106
11.14.3. Technical and Economic Factors 106
11.14.4. Mineral Resource Classification Criteria 106
11.14.5. Mineral Resource Statement 108
11.14.6. Mineral Resource Changes 108
11.14.7. Mineral Resource Risks and Uncertainty 108
11.15. 6L14 109
11.15.1. Exploratory Data Analysis 109
11.15.2. Modelling and Estimation Parameters 109
11.15.3. Technical and Economic Factors 110
11.15.4. Mineral Resource Classification Criteria 110
11.15.5. Mineral Resource Statement 111
11.15.6. Mineral Resource Changes 111
11.15.7. Mineral Resource Risks and Uncertainty 111
11.16. Summary Mineral Resource Estimates 112
11.17. QP's Opinion 116
12. Mineral Reserve Estimates 117
12.1. Grade Control and Reconciliation 117

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12.2. Cut-off Grade Estimation 118
12.3. Estimation and Modelling Techniques 119
12.4. Mineral Reserve Classification Criteria 119
12.5. Mineral Reserve Statement 120
12.6. QP Statement on the Mineral Reserve Estimation 120
13. Mining Methods 122
13.1. Mining Method 122
13.2. Hydraulic Mining 123
13.3. Conventional Load, Haul and Slurry 126
13.4. Geotechnical and Geohydrology 129
13.5. Requirements for Stripping 130
13.6. Mining Equipment and Personnel Requirements 131
13.7. Mining Sections 131
13.7.1. West Rand 131
13.7.2. Central Rand – City Section 131
13.7.3. Central Rand – Knights Section 134
13.7.4. East Rand – Ergo Section 134
13.8. Mine Design and Schedule 134
13.9. Material TSFs 138
13.9.1. Central Rand Section – City Section 138
13.9.2. City Deep - 4L3, 4L4 and 4L6 TSFs 138
13.9.3. Crown Complex 140
13.9.4. Central Rand Section – Knights Section 141
13.9.5. East Rand Section – Ergo Section 141
13.9.6. Marievale Complex 142
14. Processing and Recovery Methods 143
14.1. Introduction 143
14.2. Plant Feed Grade and Metallurgical Test Work 143
14.3. Mineral Process and Equipment Characteristics 146
14.3.1. Reception 146
14.3.2. De-sanding Section 146
14.3.3. Carbon in Leach (CIL) 146
14.3.4. Carbon Treatment 146
14.4. Plant Services 147
14.4.1. Instrument Air 147
14.4.2. Blower Air 147
14.4.3. Process Water 147
14.4.4. Fresh Water 147
14.5. Natural Gas 147
14.6. Assay Laboratory 147
14.7. Personnel Requirements 147
14.8. Energy and Water Requirements 147
14.9. Process Materials Requirements 147
15. Infrastructure 148
15.1. Roads 148
15.2. Site Offices and Workshops 148
15.3. Power 148
15.4. Pumps and Pipelines 148
15.5. Water 149
15.6. Infrastructure 150
15.7. Tailings Disposal 152
15.8. Conclusion 153
16. Market Studies 154
16.1. Markets 154
16.2. Gold Price 154

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 6 6 16.3. Exchange Rate Trends ....................................................................................................................................... 155 16.4. Global Demand .................................................................................................................................................. 156 16.5. Global Supply ..................................................................................................................................................... 157 16.6. Concluding Comments ....................................................................................................................................... 158 17. Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups ................... 159 17.1. Results of Environmental Studies....................................................................................................................... 159 17.2. Requirements for Tailings Disposal, Site Monitoring and Water Management ................................................... 159 17.3. Site Monitoring ................................................................................................................................................... 159 17.4. Vegetation Monitoring ........................................................................................................................................ 160 17.5. Vegetation Maintenance ..................................................................................................................................... 160 17.6. Water Management ............................................................................................................................................ 160 17.7. Water Monitoring ................................................................................................................................................ 160 17.8. Legal and Permitting .......................................................................................................................................... 161 17.9. Plan Negotiations, or Agreements with Local Individuals or Groups .................................................................. 161 17.10. Mine Closure Plans Remediation Plans, and Associated Costs ......................................................................... 162 17.11. QP Statement on the Environmental Studies, Permitting, Plans, Negotiations, with Local Individuals or Groups163 18. Capital and Operating Costs ............................................................................................................................................ 164 18.1. Capital Expenditure ............................................................................................................................................ 164 18.1.1. Ergo Section Capital Expenditure ....................................................................................................... 164 18.1.2. City Section Capital Expenditure ........................................................................................................ 165 18.1.3. Knights Section Capital Expenditure .................................................................................................. 165 18.2. Tailing Storage Facility for Deposition - Capital Expenditure .............................................................................. 165 18.3. QP commentary ................................................................................................................................................. 166 18.4. Operating Costs ................................................................................................................................................. 166 19. Economic Analysis ........................................................................................................................................................... 168 19.1. Economic Analysis ............................................................................................................................................. 168 19.2. Sensitivity Analysis ............................................................................................................................................. 173 19.3. Risk Assessment ................................................................................................................................................ 173 19.3.1. Limited Tailings Storage Capacity ...................................................................................................... 173 19.3.2. Rising Electricity Prices and Eskom Supply Distribution ..................................................................... 174 19.3.3. Depletion of Mineral Reserves............................................................................................................ 175 19.3.4. Environmental, Social and Governance (ESG) related risks including climate change ...................... 175 19.3.5. Fluctuations in the Gold Price and Exchange Rate ............................................................................ 176 19.3.6. Potable water scarcity and access and cost to secondary water sources (contaminated water) ........ 176 19.3.7. Complexity of legal / regulatory requirements..................................................................................... 177 19.3.8. Operational efficiencies and plant performance.................................................................................. 177 19.3.9. Infrastructure dependency .................................................................................................................. 178 19.3.10. Rising costs ........................................................................................................................................ 178 19.3.11. Uncertainties regarding supply chain .................................................................................................. 178 19.3.12. Social license to operate .................................................................................................................... 178 19.3.13. Country risk ........................................................................................................................................ 179 20. Adjacent properties .......................................................................................................................................................... 179 21. Other relevant Data and Information ................................................................................................................................ 179 22. Interpretation and Conclusions ........................................................................................................................................ 180 23. Recommendations ........................................................................................................................................................... 180 24. References ...................................................................................................................................................................... 180 25. Reliance on Information Provided by the Registrant ........................................................................................................ 181 26. Qualified Persons Disclosure Consent ............................................................................................................................ 182 27. Date and Signatures ........................................................................................................................................................ 183 List of Figures Figure 1: Mineral Resource Reconciliation (Inclusive) ......................................................................................................... 17 Figure 2: Location of the Material TSFs and Infrastructure (the material properties of Ergo) .............................................. 28

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 7

Figure 3:	A map illustrating the areas covered by the Mining Rights and Common Law Ownership	29
Figure 4:	A Typical Stratigraphy for Ergo's TSFs	39
Figure 5:	A Map showing Location of Cross-section	40
Figure 6:	Cross-section of the TSF	41
Figure 7:	Crown Complex: Map showing Drill Hole Locations	45
Figure 8:	City Deep Complex: Map showing Drill Hole Locations	46
Figure 9:	Knights Complex - 4L14: Map showing Drill Hole Locations	47
Figure 10:	Knights Complex - 4L39: Map showing Drill Hole Locations	48
Figure 11:	Ergo Complex - 7L15: Map showing Drill Hole Locations	49
Figure 12:	Ergo Complex - Rooikraal: Map showing Drill Hole Locations	50
Figure 13:	Marievale Complex: Map showing Drill Hole Locations	51
Figure 14:	6L14: Map showing Drill Hole Locations	52
Figure 15:	Coning and Quartering Method	57
Figure 16:	3L7 (Mooifontein): Distribution of Raw Gold Capped Data	72
Figure 17:	3L7 (Mooifontein): Distribution of Capped Gold Data	72
Figure 18:	Mooifontein: Variography	73
Figure 19:	GMTS: Distribution of Raw Gold Capped Data	74
Figure 20:	GMTS: Distribution of Capped Gold Data	74
Figure 21:	Diepkloof: Distribution of Raw Gold Capped Data	75
Figure 22:	3L5 (Diepkloof): Distribution of Capped Gold Data	76
Figure 23:	Diepkloof: Distribution of Raw Gold Capped Data	77
Figure 24:	4L3: Distribution of Raw Gold Capped Data	80
Figure 25:	4L3: Distribution of Composited Gold Data	81
Figure 26:	4L4: Distribution of Raw Gold Capped Data	81
Figure 27:	4L4: Distribution of Composited Gold Data	82
Figure 28:	4L6: Distribution of Raw Gold Capped Data	82
Figure 29:	4L6: Distribution of Composited Gold Data	83
Figure 30:	4L14: Distribution of Slime Raw Data	86
Figure 31:	4L14: Log Distribution of Slime Raw Data	87
Figure 32:	4L14: Distribution of Slime 6m Composited Data	87
Figure 33:	4L14: Log Distribution of Slime 6m Composited Data	88
Figure 34:	4L14: Distribution of Soil Raw Data	88
Figure 35:	4L14: Log Distribution of Soil Raw Data	89
Figure 36:	4L14: Distribution of Soil Raw Capped Data	89
Figure 37:	4L14: Log Distribution of Soil Raw Capped Data	90
Figure 38:	Histogram 4L39 TSF	91
Figure 39:	Log Histogram for 4L39 TSF	91
Figure 40:	Log Probability for 4L39 TSF	92
Figure 41:	Rooikraal: Distribution of Raw Gold Data	95
Figure 42:	Rooikraal: Log Distribution of Composited Gold Data	96
Figure 43:	Box Plots of the Data (red line represents a gold mean per mean)	97
Figure 44:	7L15 TSF Domains	97
Figure 45:	North Domain: Histogram and Probability Plots of the Raw Capped Data	98
Figure 46:	South Domain: Histogram and Probability Plots of the Raw Capped Data	98

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 8 8 Figure 47: South Domain: Histogram and Probability Plots of the Capped Data ................................................................... 99 Figure 48: 7L4: Distribution of Capped Raw Gold Data ....................................................................................................... 102 Figure 49: 7L4: Distribution of Composited Raw Gold Data ................................................................................................ 103 Figure 50: 7L5: Distribution of Raw Gold Data .................................................................................................................... 103 Figure 51: 7L5: Distribution of Composited Gold Data ........................................................................................................ 104 Figure 52: 7L6: Distribution of Raw Gold Data .................................................................................................................... 104 Figure 53: 7L6: Distribution of Composited Gold Data ........................................................................................................ 105 Figure 54: 7L7: Distribution of Raw Capped Gold Data ....................................................................................................... 105 Figure 55: 7L7: Distribution of Composited Capped Gold Data ........................................................................................... 106 Figure 56: 6L14: Distribution of Raw Capped Gold Data ..................................................................................................... 109 Figure 57: Mineral Resource Classification Map for the Material TSFs ............................................................................... 114 Figure 58: Mineral Resource Reconciliation (Inclusive) ....................................................................................................... 116 Figure 59: Mine design model showing top, isometric, and grade model of TSF (Deswik, 2025)........................................ 117 Figure 60: Crown Complex Footprint ................................................................................................................................... 123 Figure 61: Example of Hydraulic Mining .............................................................................................................................. 124 Figure 62: Hydraulic Mining Process Diagram .................................................................................................................... 125 Figure 63: Typical Mining Method for a TSF........................................................................................................................ 126 Figure 64: Example of Loading with a FEL .......................................................................................................................... 127 Figure 65: Example of Loading with a FEL into a Hopper ................................................................................................... 127 Figure 66: Example of Material on Conveyor ...................................................................................................................... 128 Figure 67: Slurry Point for Loading ...................................................................................................................................... 128 Figure 68: Example of Transportation Truck Prior to Loading Activities .............................................................................. 129 Figure 69: Hydraulic Mining with Monitor showing Distance and Angle .............................................................................. 130 Figure 70: Vegetation on top of 3L7 (Mooifontein) .............................................................................................................. 131 Figure 71: Ergo Operations Overview (Note: For overview purposes only) ......................................................................... 133 Figure 72: LoM Plan - Annual Tonnage ............................................................................................................................... 137 Figure 73: LoM Plan - Recovered Gold (kgs) ...................................................................................................................... 137 Figure 74: Deswik mine planning views of 4L3 .................................................................................................................... 139 Figure 75: Deswik mine planning views of 4L4 TSF ............................................................................................................ 139 Figure 76: Deswik mine planning views of 4L6 TSF ............................................................................................................ 140 Figure 77: Process Plant Flow Diagram .............................................................................................................................. 145 Figure 78: Above Ground Pipeline System.......................................................................................................................... 149 Figure 79: Mooifontein General Arrangement - Site Layout ................................................................................................ 151 Figure 80: Plan Layout - Lift 1 and 2 ................................................................................................................................... 153 Figure 81: Plan Layout - Lift 3 and 4 ................................................................................................................................... 153 Figure 82: Gold Price Historical Trendline ........................................................................................................................... 155 Figure 83: Exchange Rate Trendline ................................................................................................................................... 155 Figure 84: Global Gold Demand from 2010 to 2024 ............................................................................................................ 157 Figure 85: Global Gold Supply from 2010 to 2024 .............................................................................................................. 157 Figure 86: Sensitivity Analysis ............................................................................................................................................. 173 List of Tables Table 1: Ergo’s Mineral Resource Statement as at 30 June 2025 (Inclusive) .................................................................... 16 Table 2: Ergo’s Mineral Resource Statement as at 30 June 2025 (Exclusive) ................................................................... 16

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 9

Table 3:	Ergo's Mineral Reserve Statement as at 30 June 2025	17
Table 4:	Mineral Reserve Reconciliation	18
Table 5:	List of QPs and their Responsibilities	22
Table 6:	List of Abbreviations	23
Table 7:	Details of the Material TSFs	26
Table 8:	Mining Right and the Material TSFs	27
Table 9:	Mineral Rights Information as at 30 June 2025	31
Table 10:	Land Tenure Information	31
Table 11:	History and Status of the TSFs	36
Table 12:	Ergo Production History	37
Table 13:	Origin of the TSF Material	39
Table 14:	Survey Details of the TSFs	43
Table 15:	Bulk Density Information and Statistics	55
Table 16:	Laboratories Used	58
Table 17:	Summary of Predicted Ergo Processing Plant Performance	64
Table 18:	Financial and Technical Data considered for Mineral Resource	69
Table 19:	Mineral Resource Estimate Cut-off Grades	70
Table 20:	Mooifontein: Basic Statistics	73
Table 21:	GMTS Basic Statistics	75
Table 22:	Diepkloof: Basic Statistics	76
Table 23:	Search Parameters: OK and Inverse Distance Estimation Methods	77
Table 24:	Confidence Levels for Key Criteria for Mineral Resource Classification	78
Table 25:	Crown Complex Mineral Resource Estimate (Inclusive)	78
Table 26:	Crown Complex Mineral Resource Estimate (Exclusive)	79
Table 27:	Search Parameters: Inverse Distance Estimation Method	83
Table 28:	Confidence Levels of Key Criteria for Classification of the TSFs Mineral Resources	84
Table 29:	City Deep Complex Mineral Resource Estimates (Inclusive)	85
Table 30:	City Deep Complex Mineral Resource Estimates (Exclusive)	85
Table 31:	4L14 and 4L39: Search Parameters: Inverse Distance Estimation Method	92
Table 32:	Confidence Levels of Key Criteria for Classification of the 4L14 TSF Mineral Resources	93
Table 33:	Confidence Levels of Key Criteria for Classification of the 4L39 TSF Mineral Resource	93
Table 34:	Knights Complex Mineral Resource Estimates (Inclusive)	94
Table 35:	Knights Complex Mineral Resource Estimates (Exclusive)	94
Table 36:	Rooikraal: Search Parameters: Inverse Distance Estimation Method	99
Table 37:	7L15: Search Parameters: Inverse Distance Estimation Method	99
Table 38:	Ergo: Confidence Levels for Key Criteria for Mineral Resource Classification	100
Table 39:	Ergo Mineral Resource Estimates (Inclusive)	101
Table 40:	Ergo Mineral Resource Estimates (Exclusive)	101
Table 41:	Search Parameters: Inverse Distance Estimation Method	106
Table 42:	Confidence Levels for Key Criteria for Mineral Resource Classification	107
Table 43:	Marievale Mineral Resource Estimates (Inclusive)	108
Table 44:	Marievale Resource Estimates (Exclusive)	108
Table 45:	Summary of the Basic Statistics	109
Table 46:	Search Parameters: Inverse Distance Estimation Method	110

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 10 10 Table 47: Confidence Levels for Key Criteria for Mineral Resource Classification ............................................................. 110 Table 48: 6L14 Mineral Resource Estimates (Inclusive) .................................................................................................... 111 Table 49: Inclusive Mineral Resource Estimates of the 15 Material Properties as at 30 June 2025 .................................. 112 Table 50: Exclusive Mineral Resource Estimates of the 15 Material Properties as at 30 June 2025 ................................. 113 Table 51: Ergo Inclusive Mineral Resources Statement as at 30 June 2025 ..................................................................... 115 Table 52: Ergo Exclusive Mineral Resources Statement as at 30 June 2025 .................................................................... 115 Table 53: Total Mineral Resource Reconciliation (Inclusive) .............................................................................................. 116 Table 54: Reconciliation of RoM Head Grade (Au) ............................................................................................................ 118 Table 55: Reconciliation of RoM Tonnage ......................................................................................................................... 118 Table 56: LoM Cut-off Grade and Mineral Reserve Grades ............................................................................................... 118 Table 57: Ergo TSF Mineral Reserves Statement as at 30 June 2025 .............................................................................. 120 Table 58: Mineral Reserve Reconciliation .......................................................................................................................... 120 Table 59: Historical Ergo Operational Results .................................................................................................................... 122 Table 60: Central Rand (City Section) ................................................................................................................................ 134 Table 61: Central Rand (Knights Section) .......................................................................................................................... 134 Table 62: East Rand Section (Ergo Section) ...................................................................................................................... 134 Table 63: Summary of Modifying Factors for the LoM Plan................................................................................................ 135 Table 64: Ergo’s Forecast of Production from July 2025 to June 2047 .............................................................................. 136 Table 65: Material TSFs ..................................................................................................................................................... 138 Table 66: Mine Schedule for 4L3, 4L4 and 4L6.................................................................................................................. 139 Table 67: Mine Schedule for 3L5 (Diepkloof) ..................................................................................................................... 140 Table 68: Mine Schedule for 3L7 (Mooifontein) .................................................................................................................. 140 Table 69: Mine Schedule for 3L8 (GMTS) .......................................................................................................................... 141 Table 70: Mine Schedules for 4L14 and 4L39 TSFs .......................................................................................................... 141 Table 71: Mine Schedules for Rooikraal TSF ..................................................................................................................... 141 Table 72: Mine Schedules for 6L14 .................................................................................................................................... 142 Table 73: Mine Schedules for 7L15 TSF ............................................................................................................................ 142 Table 74: Mine Schedules for the Marievale Complex ....................................................................................................... 142 Table 75: Ergo Process Recoveries ................................................................................................................................... 146 Table 76: Above Ground Gold Stocks in 2025 ................................................................................................................... 154 Table 77: Long Term Consensus Forecasts in Nominal Terms ......................................................................................... 156 Table 78: Global Gold Production ...................................................................................................................................... 157 Table 79: Ergo Water Consumption ................................................................................................................................... 160 Table 80: SLP Financial Provision Summary ..................................................................................................................... 162 Table 81: Ergo Rehabilitation Financial Provision Summary .............................................................................................. 162 Table 82: Capital Expenditure Summary ............................................................................................................................ 164 Table 83: Ergo Capital Expenditure Estimate..................................................................................................................... 165 Table 84: City Total Capital Expenditure Summary ............................................................................................................ 165 Table 85: Capital Expenditure Summary for 4L39 .............................................................................................................. 165 Table 86: Withok TSF Capital Expenditure ........................................................................................................................ 165 Table 87: Daggafontein TSF Capital Expenditure .............................................................................................................. 166 Table 88: Average LoM Operating Cost for Ergo ............................................................................................................... 167 Table 89: Economic Analysis ............................................................................................................................................. 171 Table 90: Qualified Person’s Details .................................................................................................................................. 182

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 11 11 1. EXECUTIVE SUMMARY 1.1. Introduction Ergo Mining Proprietary Limited (Ergo) is a wholly owned subsidiary of DRDGOLD Limited (DRDGOLD). DRDGOLD is domiciled in South Africa and listed on the Johannesburg Stock Exchange (JSE: DRD) and the New York Stock Exchange (NYSE: DRD). DRDGOLD, a South African based gold mining company, specializes in the retreatment of Tailings Storage Facilities (TSF’s) and owns 100% of Ergo. DRDGOLD is a Tailings Storage Facilities retreatment company. The TSFs’ Mineral Resource and Mineral Reserve estimates declared in this Technical Report Summary (this Report) are 100% attributable to DRDGOLD. The Mineral Resource and Mineral Reserve estimates contained in this Technical Report Summary were compiled and reported by the independent Qualified Persons (QPs) for DRDGOLD in accordance with Items 601(b)(96) and 1300 through 1305 of Regulation S-K (Title 17, Part 229, Items 601(b)(96) and 1300 through 1305 of the Code of Federal Regulations) promulgated by the Securities and Exchange Commission (SEC). This document is the third Technical Report Summary filed with the SEC due to the following material changes:  Removal of the Daggafontein TSF (214Mt at 0.24g/t Au) from the total Mineral Resource and Mineral Reserve estimates as Daggafontein TSF is now reclassified as a deposition facility and has no reasonable prospect for economic extraction; and  Conversion of three TSFs from Crown Complex to Mineral Reserves. The three TSFs have a total of 272Mt at 0.23g/t Au all converted into Mineral Reserves This Technical Report Summary is based on information available to the QPs until 30 June 2025. There were no material changes between the effective date (30 June 2025) and the reporting date (30 October 2025). 1.2. Property Description Ergo is reclaiming TSFs for gold in the City of Johannesburg and the City of Ekurhuleni, Gauteng, South Africa. The Crown and City Deep Complexes are in the City of Johannesburg, while all other TSFs are in the City of Ekurhuleni. The TSFs covered in the report are from the Crown, City Deep, Knights, Ergo and Marievale Complexes and one TSF from Springs. A complex is a cluster of TSFs. Ergo and DRDGOLD identified a total of 15 TSFs as material properties. 1.3. Mineral Rights and Ownership Ergo’s mineral titles associated with its Mineral Resources include ownership through common law, contractual arrangements and various Mining Rights issued in terms of the provisions of the Mineral and Petroleum Resources Development Act, 2002 (Act No. 28 of 2002) (MPRDA) as well as required Environmental Permitting. Ergo has applied to renew all of its Mining Rights; these applications are receiving attention from the Department of Mineral and Petroleum Resources (DMPR). The Department of Mineral Resources and Energy (DMRE) in South Africa is now referred to as the Department of Mineral and Petroleum Resources as of July 2024. Renewal applications have been submitted to the DMPR for each expired Right. Ergo has applied to extend the Mining Rights for up to 30 years, which is the maximum allowable renewal period as detailed in the MPRDA.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 12 12 This report has considered section 24(5) of the MPRDA, as amended: “A mining right in respect of which an application for renewal has been lodged shall despite its expiry date remain in force until such time as such application has been granted or refused.” A prospecting right may be renewed for a period of up to three years, after which the right lapses and cannot be renewed further. 1.4. Development and Operations Ergo has TSFs at different mining stages as presented below:  Crown (3L5, 3L7 and 3L8): The TSFs are at an advanced exploration stage, with all TSFs classified as Indicated Mineral Resources and Probable Mineral Reserves;  City Deep (4L3, 4L4 and 4L6): The Complex is at a production stage with all TSFs declared as Measured Mineral Resources and Proven Mineral Reserves;  Knights (4L14 and 4L39): The Complex is at a production stage, with 4L14 TSF reported as Measured Mineral Resources and Proven Mineral Reserves, and 4L39 as Indicated Mineral Resources and Probable Mineral Reserves.  Ergo (Rooikraal and 7L15): The Complex is at a production stage with Measured Mineral Resources and Proven Mineral Reserves declared;  Marievale (7L4, 7L5, 7L6 and 7L7): The Complex is at a development stage with TSFs reported as Measured Mineral Resources and Proven Mineral Reserves; and  6L14: Measured Mineral Resource and Proven Mineral Reserve were declared. The TSF is at a development stage. 1.5. Geology and Mineralization The TSFs are man-made (human-made) features, comprising material that have been processed through metallurgical plants that generate residue (tailings), which are relatively uniform in comparison with the natural deposit from which the mineralized material is derived. The variation between grades is small as the process residue TSFs were constructed in layers. Grade variation primarily follows variations in the processing and, to a lesser extent, the primary deposits characteristic. The TSFs are the waste product of the mineral recovery process. They took the form of a liquid slurry made of fine mineral particles - created when mined ore was crushed, milled and processed. The tailings were pumped to TSFs which were constructed using the Upstream Deposition Methodology. Water contained within the slurry was removed via various drainage systems and then re-used in the process whilst the TSF was in operation. Once a TSF is decommissioned and declared dormant, water is still drained and recovered but evaporation and seepage are the main reasons for water loss. Rehabilitation of the side slopes and top surface of the TSF, by way of vegetation and irrigation, was previously only implemented once the TSF was declared dormant. 1.6. Evaluation Drilling and Sampling A qualified surveyor surveyed the evaluation drill hole positions. Holes were drilled into the TSF and samples taken at 1.5m intervals to determine grade distribution. The number of samples, correlated with surveying data, provided the height of the TSF and tonnage based on a bulk solid’s density of 1.42t/m3.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 13 13 The typical exploration programs (geophysics, trenching, mapping, and soil sampling) were not undertaken on the TSFs. Evaluation drilling programs were conducted on the TSFs. No typical exploration is required to locate TSFs, as their locations are known and established above natural ground level. Two drilling techniques were followed by specialized drilling contractors on the TSFs. The Reverse Circulation (RC) or aircore method was used where auger drilling techniques could not drill to the base of the TSFs, mainly due to the drill hole length and moisture content of the TSFs towards their bases. With auger drilling, the rotation of a helical screw causes the blade of the screw to lift the sample to the surface. This drilling method does not require heavy machinery to drill to the desired depth. The auger method can be used for shallow environmental drilling, geotechnical drilling, soil engineering and mineral deposits where the formation is soft and the hole does not collapse. This is done by pressing the spiral rods into the ground using a drilling head machine, which can drill up to a depth of approximately 55m. Samples were collected through the spiral at 1.5m intervals, and the spiral was cleaned with water and brushed after every run. The auger technique utilized casing to prevent contamination from the drill hole wall during drilling. The RC drilling technique was chosen in preference to auger drilling in certain locations because RC drilling could drill deeper than auger drilling. In addition, because of its higher power, RC can drill through wet or hard material and has better recovery percentages than auger drilling, which loses wet samples through its spiral. The RVN Group Proprietary Limited (RVN Group) monitored the drilling and sampling process. The methods were to an acceptable industry standard, and the results were considered by the QP to be appropriate for conducting Mineral Resource estimations. Logging was carried out as per the Ergo protocols and the QP considered it appropriate for the deposit under consideration. Drill holes were logged on-site by the RVN Group and Ergo geologists. Samples were taken for the entire length of the drill holes. Samples were classified, based on visual inspection, according to whether they were slimes or soil, moist or wet and on color. All drill hole data was provided to Ergo for storage in electronic and hardcopy formats as drill hole logs, sample logs and assay certificates. 1.7. Sample Preparation As the samples were moist to wet, all samples were split on-site using the coning and quartering method. One set was prepared for routine exploration analyses for use in Mineral Resource estimation and the other set for metallurgical process test work. All the samples were presented to the laboratory in a well-organized and sorted manner with easily understandable documentation, including fully completed Sample Submission Forms. The samples were sent to the following three laboratories for further preparation and assaying:  MAED Metallurgical Laboratories Proprietary Limited (MAED) is located at Ergo’s processing plant in Brakpan. The facility is not accredited, however, and is used by Ergo for its grade control and daily sampling. Although MAED is not owned by Ergo, it is situated in the Ergo processing plant and was supplied with all routine exploration samples;  SGS South Africa Proprietary Limited (SGS) is located in Randfontein. SGS is an accredited facility (SANAS accreditation no. T0265) by the South African National Accreditation System (SANAS) for the selected analytical method. Randomly selected check samples (approximately 10% of total samples per TSF) from MAED were sent to SGS for confirmation. SGS is independent of Ergo; and

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 14 14  AngloGold Ashanti Limited Chemical Laboratory (Anglo Lab), located in Carletonville, analyzed some check samples for 7L15 TSF in 2016/2017 as a secondary laboratory to MAED. The laboratory no longer exists and was not SANAS accredited. The laboratory was independent of Ergo. The slime material has been previously processed and sample preparation only requires weighing, drying, screening, splitting, and milling before assaying. Screening (<2mm) removes potentially carbonaceous and other oversized materials to represent the material to be processed through the metallurgical plant. 1.8. Assays The laboratories weighed the samples on receipt before dry screening to remove foreign material. The samples were then dried at 105˚C, crushed (80% passing 2mm), before being riffle split and pulverized to 75µm. The samples were then analyzed to determine the gold content by fire assay with gravimetric finish by MAED and Atomic Absorption Spectroscopy (AAS) finish by SGS. The lower detection limit for these methods is 0.01g/t, with no upper detection limit for the gravimetric method and a 10g/t upper limit for AAS. The lower limit is relevant to the current project as the TSFs consist of processed materials and are generally low-grade, with grades slightly higher than 10 to 30 times the detection limit. The laboratories were instructed to use a 100g aliquot to analyze for gold. Through the experience of the QPs, it is known that analyzing gold in low-grade slimes, anything less than a 100g aliquot may report inaccurate results. 1.9. Quality Assurance and Quality Control The laboratories used in analyzing the samples have robust internal quality control checks. They routinely insert reference material (standards and blanks) and create duplicates to internally check the accuracy and precision of their assaying techniques. A batch is re-assayed if the quality control samples do not perform as expected. The results of the quality control checks were provided with the sample assays and were all found to be acceptable by the QP. The RVN Group or Ergo geologist inserted certified quality control samples as an additional check for contamination, precision and accuracy. The RVN Group quality control samples' results were satisfactory as they generally reported values within the expected ranges. 1.10. Metallurgical Sampling and Testing The TSFs were portioned into logical sections for metallurgical testing based either on area, shape or elevation. The selected intervals for compositing into the metallurgical test work samples were taken at different elevations within the TSF to provide sufficient material for the test work. The “as received” material was blended and divided into 2kg portions using the coning and quartering splitting method. A portion is set aside for gold assaying. Leaching of “as received” material was done using the following parameters, which simulates the existing Ergo leach plant:  pH = or > 10.5;  Precondition with lime for one hour or more to maintain pH at a minimum 10.5;  Carbon-in-Leach (CIL) with 20g/l carbon;  NaCN addition 0.35kg/t to 0.5kg/t;  Oxygen is added in form of hydrogen peroxide/bubbled air. It is assumed that because the leach bottles are unsealed, the solution will be aerated adequately;  Leach time seven hours;

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 15 15  All samples (washed solids, carbon, solution) are submitted to MAED for gold analysis; and  Titrations are done to determine the free cyanide and lime in the solution after the seven-hour leach. This is to determine the lime and cyanide consumptions. The metallurgical test work confirms that the material tested can be processed via the current Ergo metallurgical plant process to recover residual gold from the TSFs assessed. Predicted recoveries from the TSFs tested vary between 30% and 60% and are dependent on head grade and the nature of the material. These values are typical for gold TSF processing. 1.11. Mineral Resource Estimates The Mineral Resource Estimates for the TSFs were adjusted for depletion as at 30 June 2025. The Mineral Resource estimate for all the TSFs is declared as follows:  The TSFs themselves are the reference points;  No geological or other losses were applied as all material is accessible and there are no geological structures.  The Mineral Resource Estimates are stated as both inclusive and exclusive of Mineral Reserves as defined in Subpart 1300 of Regulation S-K;  Mineral Resource is 100% attributable to DRDGOLD; and  Mineral Resources are not Mineral Reserves as they have not demonstrated economic viability. The 30 June 2025 Mineral Resources Estimates are based on the 30 June 2024 Mineral Resources, with 19.25Mt at 0.33g/t depleted through mining operations conducted between 1 July 2024 and 30 June 2025. Material changes to Mineral Resources are:  Removal of the Daggafontein TSF (192Mt at 0.24g/t Au Indicated and 21Mt at 0.24g/t Inferred) from the Mineral Resource Statement as the TSF has been designated as a deposition facility to support the Life of the Mine plan and the QP concluded that the TSF has no reasonable prospect of economic extraction;  The QP removed the three TSFs from Grootvlei Complex (107.66Mt at 0.26g/t), following the lapse of the prospecting rights and as common law ownership could not be secured;  The inclusion of an additional TSF has been made. A new TSF, 4L39, containing 7.5Mt at 0.28 g/t Au Indicated, was added to the Mineral Resource Statement; this TSF was previously owned by a third party but is now owned by Ergo; and  Additionally, a negative survey adjustment of 7.75Mt at 0.15g/t was applied, mainly due to recent survey work on the Fleurhof dumps. A total of 12 smaller TSFs/cleanup areas, containing 2.29 Mt at 0.44 g/t Au, were excluded from the Mineral Resource Statement because the QP conducted a study and determined they have no reasonable prospects for economic extraction. This change is not considered significant as it only affected smaller TSFs/cleanup sites. The depletion applied at Ergo is a straight tonnage subtraction, and the survey adjustment is a straight tonnage addition or subtraction; thus, no individual block grade changes are considered, except in TSFs where additional drilling was completed. The QP deemed this technique suitable for the deposits under consideration.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 16

Mineral Resource Estimates are presented in Table 1 and Table 2.

Table 1: Ergo's Mineral Resource Statement as at 30 June 2025 (Inclusive)

Mineral Resource Classification	Mineral Resource as at 30 June 2024			Mineral Resource as at 30 June 2025		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Tonnes (Mt)	Au (g/t)	Contents (Moz)
Measured Mineral Resource	236.10	0.29	2.22	150.54	0.30	1.46
Indicated Mineral Resource	561.95	0.25	4.46	325.26	0.25	2.64
Sub-total Measured and Indicated Mineral Resource	**798.04**	**0.26**	**6.68**	**475.80**	**0.27**	**4.10**
Inferred Mineral Resource	21.32	0.24	0.16	-	-	-
Total Mineral Resources	**819.36**	**0.26**	**6.85**	**475.80**	**0.27**	**4.10**

Notes:
1. Tonnes and grades were rounded and this may result in minor discrepancies;
2. Mineral Resources are reported inclusive of Mineral Reserves;
3. Mineral Resources have been reported in accordance with the classification criteria of Subpart 1300 of Regulation S-K; and
4. Mineral Resources were estimated using the $2,982/oz, ZAR17.63:1USD and ZAR1,689,997/kg financial parameters and recoveries are in Table 17.

Table 2: Ergo's Mineral Resource Statement as at 30 June 2025 (Exclusive)

Mineral Resource Classification	Mineral Resource as at 30 June 2024			Mineral Resource as at 30 June 2025		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Tonnes (Mt)	Au (g/t)	Contents (Moz)
Measured Mineral Resource	66.04	0.26	0.55	-	-	-
Indicated Mineral Resource	365.78	0.24	2.87	42.43	0.30	0.41
Sub-total Measured and Indicated Mineral Resource	**431.81**	**0.25**	**3.42**	**42.43**	**0.30**	**0.41**
Inferred Mineral Resource	21.32	0.24	0.16	-	-	-
Total Mineral Resources	**453.13**	**0.25**	**3.59**	**42.43**	**0.30**	**0.41**

Notes:
1. Tonnes and grades were rounded and this may result in minor discrepancies;
2. Mineral Resources are reported exclusive of Mineral Reserves;
3. Mineral Resources have been reported in accordance with the classification criteria of Subpart 1300 of Regulation S-K; and
4. Mineral Resources were estimated using the $2,982/oz, ZAR17.63:1USD and ZAR1,689,997/kg financial parameters and recoveries are in Table 17.

Figure 1 illustrates the waterfall diagram for the Mineral Resource estimates, depicting the changes between the Mineral Resource declared in June 2024 and that declared on 30 June 2025. Removal of Daggafontein and Grootvlei TSFs accounted for a substantial portion of the previously declared Mineral Resource, so their exclusion led to a significant reduction in the overall Mineral Resource estimate.

16

THE RVN GROUP
Your Specialist Geoscientists and Mining Engineers

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 17 17 Figure 1: Mineral Resource Reconciliation (Inclusive) A note is given to explain that depletion of Mineral Resources does not always equal depletion of Mineral Reserves. This is because depletion includes mining of Mineral Resources that were not part of the Life of Mine (LoM) plan—that is, Mineral Resources not converted into Mineral Reserves. In such cases, Mineral Resource depletion will exceed Mineral Reserve depletion. The difference between the two is considered immaterial and consistent with industry practice. 1.12. Mineral Reserve Estimates The total Mineral Reserve estimate for Ergo is presented in Table 3. The 30 June 2025 Mineral Reserve statement is based on mining depletion and survey adjustments from 1 July 2024 to 30 June 2025. The QP has reviewed all the inputs used in the 30 June 2025 Mineral Reserve estimation and the QP considers all inputs technically robust. A cut-off grade of 0.20g/t has been determined for the Ergo 22-year Life-of-Mine (LoM) plan which is below the average Mineral Reserve grade of 0.26g/t. The QP confirms that all the grades of TSF in the Mineral Reserve are above their respective cut-off grade. Table 3: Ergo’s Mineral Reserve Statement as at 30 June 2025 Mineral Resource Classification Mineral Reserve as at 30 June 2024 Mineral Reserve as at 30 June 2025 Tonnes (Mt) Au (g/t) Contents (Moz) Tonnes (Mt) Au (g/t) Contents (Moz) Proven Mineral Reserve 170.06 0.31 1.67 150.54 0.30 1.46 Probable Mineral Reserve 196.17 0.25 1.60 282.83 0.24 2.22 Total Mineral Reserves 366.23 0.28 3.27 433.37 0.26 3.69 Notes: 1. Tonnes and grades were rounded and this may result in minor discrepancies; 2. Mineral Reserve has been reported in accordance with the classification criteria defined in the 2016 edition of the SAMREC Code, and Regulation S-K 1300 3. Mineral Reserves were estimated using the $2,982/oz, ZAR17.63:1USD and ZAR1,689,997/kg financial parameters for reporting 4. No mining losses or dilution has been applied in the conversion process, nor has a mine call factor been applied 5. Tonnes and grade Run of Mine (RoM) as delivered to the plant 6. Attributable Mineral Reserve is 100% of the total Mineral Reserve. Table 4 depicts the Mineral Reserve reconciliation between 30 June 2024 and 30 June 2025. Some 18.22Mt was depleted through mining operations; 0.23Mt was added due to survey adjustments; 192.79Mt was removed from the Mineral Reserve by removing the Daggafontein TSF; a further 1.53 Mt was removed as seven TSFs were moved from the Mineral 4.10 -0.20 -2.580.07 -0.04 6.85 0 1 2 3 4 5 6 7 8 M ine ra l R e so u rc e s a s a t 30 Ju ne 2024 (In c lu sive ) D e p le tio ns A d d itio n o f the TSF - 4L39 Re m o va l o f the TSFs - D a g g a fo n te in , G ro o tvle i a n d Sm a lle r TSFs Su rve y A d ju stm e n t M ine ra l R e so u rc e s a s a t 30 Ju ne 2025 (In c lu sive ) A u c o nt e nt ( M o z)

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 18

Reserve and moved to the Not In Reserve "NIR" category; finally 271.96Mt at 0.23g/t Au from the Crown Complex and 7.50Mt at 0.28g/t Au from the 4L39 TSF was added to the Mineral Reserve Category.

Table 4: Mineral Reserve Reconciliation

Source	Tonnes (Mt)	Au (g/t)	Contents (Moz)
Mineral Reserve as at 30 June 2024	**366.227**	**0.277**	**3.267**
Depletion through Mining	(18.22)	0.33	(0.19)
Survey Adjustments (addition)	0.23	1.28	0.01
Removed from Reserves	(192.79)	0.24	(1.49)
Removed from Reserve to NIR	(1.53)	0.47	(0.02)
Add to Reserves	279.46	0.24	2.12
Mineral Reserve as at 30 June 2025	**433.37**	**0.27**	**3.69**

The various modifying factors, i.e., mining, metallurgical, processing, infrastructure, economic, marketing, legal, environmental, social, and governmental factors, are discussed in this report.

The 30 June 2025 LoM plan was developed for the Ergo operations and is based on the Mineral Resource Estimate as at 30 June 2025 together with a set of modifying factors based on recent historical results and economic inputs provided by Ergo. The assumptions applied in determining the modifying factors and economic inputs are reasonable and appropriate. The LoM plan is sufficiently detailed to ensure achievability and is based on historical achievements. All the inputs used in the estimation of the Mineral Reserve have been thoroughly reviewed and can be considered technically robust.

The current mining methods applied by Ergo are suitable for all TSFs. No selective mining will occur with the entire TSFs being processed.

The Ergo processing plant targets a Run-of-Mine (RoM) throughput of approximately 19.2 Mtpa to 21.6Mtpa. The City Deep plant has been reconfigured to operate as a milling and pump station and feed the Ergo processing plant via a 50km pipeline. The City Deep plant processes material from mining areas of the Central Rand areas of Johannesburg. Mining areas of Germiston, and some areas of Boksburg are treated via the Knights plant, with mining operations scheduled to close in FY2029.

An average processing plant recovery of 41.4% has been estimated over the 22-year LoM. The recoveries are based on metallurgical test work for the various TSFs, slimes and silted wetland areas that are scheduled to be mined over the LoM plan.

The QP is of the opinion that all significant infrastructure and logistical requirements have been considered and costed. It is notable that Ergo has been operating for more than 20 years and has a very good understanding of infrastructural and logistical requirements.

A gold price of ZAR1,689,997/kg is used to support the 30 June 2025 Mineral Resource and Mineral Reserve statements. A gold price of USD2,982/oz and an exchange rate of ZAR17.63:1USD was used in the estimation process.

The gold price and exchange rates were considered reasonable by the QPs to support the Mineral Resource and Mineral Reserve estimates as at 30 June 2025.

18
THE RVN GROUP
Your Specialist Geoscientists and Mining Engineers

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 19 19 Mining Rights, Environmental Approvals and Prospecting Rights held are listed under Ergo. Ergo has numerous Surface and Prospecting Rights and the ownership of the surface rights and mine TSFs vests in various legal entities. Ergo’s Environmental Management Plan (EMP) encompasses all the activities of its operations and assesses the environmental impacts of mining at reclamation sites, processing plants, TSFs and sand dumps. It also outlines the closure process, including financial provisions. A closure cost of ZAR683.9million has been estimated for the Ergo operations. The QP is satisfied that funding for rehabilitation and mine closure is adequate. The QP is satisfied that all material issues relating to Environmental, Social and Governance have been addressed in this document. 1.13. Capital and Operating Cost Estimates A total capital of ZAR5.96 billion is scheduled to support the 22-LoM plan. The breakdown of capital expenditure indicates that the majority of the capital, ZAR5.07 billion, is allocated to the Ergo operation over the duration of the LoM plan which includes the recommissioning of the Withok TSF. An additional ZAR805.4 million is allocated for the City Deep Complex and a capital expenditure of ZAR78.1 million is scheduled for the Knight section. The level of accuracy for the capital expenditure is at least to a preliminary feasibility study (PFS) level of accuracy, (i.e., +/-25%) with a maximum level of contingency of 15%. The planned average operating cost for the Ergo budget over the 22-year operations is estimated at a PFS level of accuracy (i.e., +/-25%) and a total working cost of ZAR139/t. The 30 June 2025 22-year LoM plan, which is the basis of the Mineral Reserve estimate, is scheduled to mine a total of 440.03Mt at 0.27g/t and produce 48,401kg of gold over the same period. The LoM includes 6.66Mt (0.38g/t) of non-mineral reserve mineralized material, resulting in the LoM plan supporting a Mineral Reserve of 434.37Mt at a RoM grade of 0.26g/t. The economic analysis is based on a LoM plan that is designed to a PFS level of accuracy (i.e., +/-25%). The economic analysis conducted by the QP indicates a net present value (NPV) of ZAR5.19 billion after capital expenditure and taxation utilizing a real discount rate of 8.91%. As the Ergo operations are an on-going operation with an annual positive cashflow, the internal rate of return (IRR) and payback period are not applicable. The sensitivity analysis of the Ergo LoM model assesses variations in revenue (based on gold price and grade), operating cost and capital expenditure by applying 5% increments above and below the base case. The analysis indicates that the Ergo operations are very sensitive to revenue parameters such as gold price, exchange rate, grade and recovery. In addition, the LoM is also very sensitive to changes in operating costs. The sensitivity analysis indicates that the LoM is not overly sensitive to capital and therefore, capital expenditure should be considered if the expenditure will reduce operating costs or increase revenue. The sensitivity analysis indicates that the achievement of the LoM Plan in terms of tonnage is critical in realizing the planned operating costs and being able to mine the individual TSFs at or above the planned cut-off grade. 1.14. Permitting Requirements Ergo is one of only a few surface operators that holds Mining Rights under the MPRDA over a large portion of its mineral reserves. The provisions of the MPRDA, and the definition of ‘mineral’ had inadvertently created a regulatory exclusion in the Act placing the ‘minerals’ in certain TSFs beyond the regulatory scope of the MPRDA and limiting its competency to issue rights upon application. However, in terms of the transitional arrangements of the MPRDA, which were peremptory upon the DMPR if the petitioner met the conditions for conversion from ‘old order’ to ‘new order’, Ergo was able to convert its old order rights, thus extending

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 20 20 its “license to mine” into the dispensation introduced by the MPRDA. Ergo has also submitted applications to renew all its Mining and Prospecting Rights with the DMPR. The current Mining and Prospecting Rights have expired but remain in force until such time that the renewal applications have been granted or refused by the DMPR. Water use licenses are applied for as and when required to remain compliant with relevant legislation. Ergo complies with all the conditions for renewal and has no reason to believe that the submitted renewals would not be granted. Ergo is in constant communication with the DMPR and has submitted the required information as per their requests to finalize these renewal applications. 1.15. Conclusion and Recommendations The QP of Mineral Resources concludes that the protocols for drilling, sampling preparation and analysis, verification, and security meet industry standard practices and are appropriate for the purposes of a Mineral Resource estimate. The studies have found that Ergo TSFs have reasonable prospects for economic extraction. The QP is satisfied with the Quality Assurance (QA) developed by The RVN Group and the Quality Control (QC) programs implemented, as there was no significant bias in reporting data. The QP contends that the assumptions, parameters, and methodology used for the Mineral Resource estimates are appropriate for the style of mineralization and deposit type. There is sufficient information to allow for decision-making in the future. The QPs recommend no additional work. The QP considers the conversion of Mineral Resources to Mineral Reserves to be appropriate. TSFs reported in this document have sufficient information to be used in the Mineral Reserve estimate and demonstrate economic viability. The modifying factors applied are considered appropriate as they contain sufficient detail to support at least a PFS level of accuracy (i.e., +/-25%), with a maximum level of contingency of 15%. The significant risks that could affect the Mineral Resource and Mineral Reserve are:  Limited Tailings Storage Capacity  Rising Electricity Prices and Eskom Supply Distribution;  Depletion of Profitable Mineral Reserves;  Climate Change Physical Risk;  Fluctuations in the Gold Price and Exchange Rate;  Potable water scarcity, access and cost to secondary water sources (contaminated water);  Complexity of legal/regulatory requirements;  Operational efficiencies and plant performance;  Infrastructure dependency;  Rising costs;  Uncertainties regarding supply chain;  Social license to operate; and  Country risk.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 21 21 2. INTRODUCTION 2.1. Project background Ergo is a subsidiary of DRDGOLD. DRDGOLD is domiciled in South Africa and listed on the Johannesburg Stock Exchange (JSE:DRD) and the New York Stock Exchange (NYSE: DRD). DRDGOLD, a South African-based gold mining company, has a 100% share in Ergo. TSFs’ Mineral Resource and Mineral Reserve estimates declared in this Technical Report Summary (this Report) are owned by Ergo and are 100% attributable to DRDGOLD. The TSFs covered in the report are from the Crown, City Deep, Knights, Ergo, Marievale and 6L14. As at 30 June 2025, Ergo identified a total of 15 TSFs to be material properties and have been described individually in this report. Grootvlei TSFs and Daggafontein TSFs identified as material in 2023 are no longer classified as material as they are no longer included in the Mineral Resource statement. As at 30 June 2025, Ergo has a total of 41 TSFs declared Mineral Resources, inclusive of 26 smaller TSFs and clean-up sites. In the FY2024, a review of all TSFs was carried out. Some sites were counted twice or split into North and South sections, resulting in a total of 98 TSFs in the FY2023 and this is corrected to a total of 41 TSFs excluding Grootvlei, Daggafontein and the 12 small TSFs. The QP of Mineral Resources removed 12 smaller TSFs and cleanup sites from the total Mineral Resources, as the QP determined that these TSFs have no reasonable prospects for economic extraction. The TSFs remained unclassified as they are no longer Mineral Resource. The Mineral Resource and Mineral Reserve estimates contained in this Technical Report Summary were compiled and reported by the QPs for DRDGOLD in accordance with Items 601(b)(96) and 1300 through 1305 of Regulation S-K (Title 17, Part 229, Items 601(b)(96) and 1300 through 1305 of the Code of Federal Regulations) promulgated by the Securities and Exchange Commission (SEC). The material TSFs are at different mining stages as presented below:  Crown (3L5, 3L7 and 3L8): The TSFs are at an advanced exploration stage, with all TSFs classified as Indicated Mineral Resources and Probable Mineral Reserves;  City Deep (4L3, 4L4 and 4L6): The Complex is at a production stage with all TSFs declared as Measured Mineral Resources and Proven Mineral Reserves;  Knights (4L14 and 4L39): The Complex is at a production stage, with 4L14 TSF reported as Measured Mineral Resources and Proven Mineral Reserves, and 4L39 as Indicated Mineral Resources and Probable Mineral Reserves.  Ergo (Rooikraal and 7L15): The Complex is at a production stage with Measured Mineral Resources and Proven Mineral Reserves declared;  Marievale (7L4, 7L5, 7L6 and 7L7): The Complex is at a development stage with TSFs reported as Measured Mineral Resources and Proven Mineral Reserves; and  6L14: Measured Mineral Resource and Proven Mineral Reserve were declared. The TSF is at a development stage. 2.2. Terms of Reference and Purpose of the Technical Report Ergo commissioned the QPs from The RVN Group to compile the FY2025 Technical Report Summary to report on their Mineral Resource and Mineral Reserve estimates.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 22

This report details the results of the evaluation drilling, sampling, assaying, bulk density determination, surveying and metallurgical test work and the resultant Mineral Resource, modifying factors and Mineral Reserve estimations.

This report is the third filed Technical Report Summary for DRDGOLD prepared under the SEC's Subpart 1300 of Regulation S-K disclosure requirements. This report is an updated version of the second Technical Report Summary entitled "Technical Report Summary of the material Tailings Storage Facilities", with an effective date of 30 June 2023. The same QPs were retained.

The effective date of the Mineral Resource and Mineral Reserve estimates for the TSFs is 30 June 2025. The QPs noted that there had been no material change to the information between the effective date and the signature date of the Report. Ergo is a South African gold producer, recovering gold from the retreatment of surface TSFs located in the Central and Eastern areas of the Gauteng Province.

The RVN Group is a South African-based mining consulting firm that provides services and advice to the local and international mineral industries. Ergo has retained The RVN Group since 2016 to manage drilling activities, estimate Mineral Resources and Mineral Reserves and compile technical reports. The QPs from The RVN Group prepared this Technical Report Summary.

2.3. Participants and their Areas of Responsibility

The following personnel were nominated to the project team, and their qualifications and specific areas of responsibility are summarized in Table 5.

Table 5: List of QPs and their Responsibilities

Personnel	Company	Qualifications	Responsibility
Mpfariseni Mudau, Pr.Sci.Nat.	The RVN Group	B.Sc. (Hons) Geology, Graduate Diploma in Mining Engineering, M.Sc. Mining Engineering, B.Sc. Applied Mathematics and Statistics, SACNASP Registration No.: 400305/12	Items 1 to 11 and 20 to 25
Steven Rupprecht, FSAIMM	The RVN Group	B.Sc. Mining Engineering, Ph.D. Mechanical Engineering SAIMM Registration No.: 701013	Items 1 and 12 to 19

The QP responsible for reporting and signing off on the exploration activities and Mineral Resource estimates is Mr Mpfariseni Mudau. Mr Mudau is a Professional Natural Scientist (with registration number 400305/12) registered with the South African Council for Natural Scientific Professions (SACNASP) with more than five years of experience relevant to the drilling, estimation and reporting of TSF Mineral Resources. Mr Mudau works for The RVN Group and is independent of Ergo and DRDGOLD.

The QP with responsibility for reporting and signing off on the Mineral Reserve estimates is Professor Steven Rupprecht. Professor Rupprecht is an Honorary Fellow of the Southern African Institute of Mining and Metallurgy (SAIMM with registration number 701013) with more than five years of experience relevant to the estimation and reporting of TSF Mineral Reserves. Professor Rupprecht is an associate of The RVN Group and is independent of Ergo and DRDGOLD.

2.4. Units, Currencies and Survey Coordinate System

Unless otherwise stated, all figures in this report are expressed in metric units. All geographic coordinates are UTM WGS84 system or LO29 Meridian. The elevation datum is the mean sea level.

All monetary figures expressed in this Report are in South African Rand (ZAR) and United States Dollar (USD).

22
THE RVN GROUP
Your Specialist Geoscientists and Mining Engineers

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 23 23 A point is used as the decimal marker, and the comma is used for the thousand’s separator (for numbers larger than 999). Unless otherwise stated, the word “tonnes” denotes a metric tonne (1,000kg). Table 6 presents the abbreviations used in the report. Table 6: List of Abbreviations Units Description % percentage ˚ degrees ˚C Degrees Centigrade ‘ minutes “ seconds µm Micron 3D three-dimensional AAS Atomic Absorption Spectroscopy AMD acid mine drainage AMIS African Mineral Standards amsl above mean sea level Anglo Lab AngloGold Ashanti Limited Chemical Laboratory Au gold BESS Battery energy storage system CIL Carbon-in-Leach cm centimeter(s) CoV Coefficient of Variation CRM Certified Reference Material Crown Mines Crown Mines Limited DMPR Department of Mineral and Petroleum Resources DMRE Department of Mineral Resources and Energy DRDGOLD DRDGOLD Limited EIA Environmental Impact Assessment EMP Environmental Management Plan EMPr Environmental Management Program Ergo Ergo Mining Proprietary Limited ERPM East Rand Proprietary Mines Limited Eskom Electricity Supply Commission FEL Front-End Loader FY Financial Year g gram(s) g/l grams per liter g/t grade grams per ton Geografix Geografix Surveys CC GPS Global Positioning System ha hectares = 100m-by-100m HDPE High-Density Polyethylene HRD Human Resource Development IDW Inverse Distance Weighting InSAR Interferometric Synthetic Aperture Radar IRR internal rate of return ISO International Organization for Standardization JSE Johannesburg Stock Exchange kg kilograms = 1,000 grams kg/t kilograms per ton km kilometer(s) = 1,000 meters km2 square kilometers

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 24 24 Units Description koz kilo ounces= 1,000 ounces (troy) kt kilotonnes ktpm kilotons per month LED Local Economic Development liter Metric unit of volume = 1,000cm3 LoM Life-of-Mine m meter(s) m2 square meters MAED MAED Metallurgical Laboratories Proprietary Limited mamsl meters above mean sea level mm millimeter(s) = meter/1000 Moz Million ounces (troy) MR Mining Right Mt Million metric tonnes Mtpa Million tonnes per annum MWP Mining Works Program NaCN sodium cyanide NERSA National Energy Regulator of South Africa NN Nearest Neighbor NNR National Nuclear Regulator NPV net present value NYSE New York Stock Exchange oz Troy ounces = 31.1034768 grams pH quantitative measure of the acidity or basicity of a solution ppm parts per million PR Prospecting Right PWP Prospecting Work Program QA Quality Assurance QC Quality Control QP Qualified Persons RC Reverse Circulation RoM Run-of-Mine SAIMM Southern Africa Institute of Mining and Metallurgy SANAS South African National Accreditation System SCADA supervisory control and data acquisition SEC Securities and Exchange Commission SGS SGS South Africa Proprietary Limited S-K 1300 Subpart 1300 of Regulation S-K under the U.S. Securities Exchange Act of 1934 SLP Social and Labor Plan t metric tonne = 1,000 kilograms t/m3 density - tonne per cubic meter TCTA Trans-Caledon Tunnel Authority The RVN Group The RVN Group Proprietary Limited this Report Technical Report Summary tonnes metric tonnes = 1,000 kilograms TPMS Tailings Performance Management System USD United States Dollars WGS84 World Geographic System 1984 WUL Water Use License ZAR South African Rand 2.5. Sources of Information Most of the technical information utilized for the preparation of this report was obtained from the drilling campaigns that The RVN Group supervised. Other technical information and engineering data were sourced from Ergo, their contractors

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 25 25 and third-party reports available in the public domain. These sources are acknowledged in the body of the report, and some listed in Item 25. Information provided by the registrant upon which the QPs relied is listed in Item 26. The QPs also had discussions with the management and contractors of Ergo. In preparing the report, the QPs have relied upon contributions from a range of technical, financial, environmental and engineering specialists for the disciplines outside their expertise. Based on the support and advice from the specialists, the QPs consider it reasonable to rely upon the information/advice provided. 2.6. Site Inspection Mr. Mpfariseni Mudau visited the drilling projects on commencement, during, and completion of the drilling campaigns. These visits were conducted consecutively from FY2016 through FY2025. Mr. Mudau further visited the sample sorting and storage facilities at the Ergo processing plant in Brakpan. On several occasions, Mr. Mudau also visited MAED and SGS where the samples were prepared and analyzed. Mr. Mudau also visited the mining sites on several occasions. The objectives of the site visits were to:  familiarize the QP with the TSFs and the general infrastructure;  inspect the drilling and sampling sites;  conduct assessment of sampling methodologies, quality control processes and data validation;  provide training and conduct planned task observations;  validate the geological logging;  inspect the sample storage area and the sample preparation methods;  discuss and agree on the analytical method with the laboratories; and  collection of database and additional technical information. Professor Steven Rupprecht conducted site visits to the TSFs from FY2020 to FY2025. 2.7. Independence The QPs or The RVN Group received a fee for preparing this Technical Report Summary in accordance with standard professional consulting practice. The QPs or The RVN Group will receive no other benefit for the preparation of this report. Neither QPs, The RVN Group, nor any of its employees and associates employed in the preparation of this report has any pecuniary or beneficial interest in Ergo, DRDGOLD, or their associates. The QPs consider themselves independent.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 26 26 3. PROPERTY DESCRIPTION 3.1. Location and Operations Overview Ergo is reclaiming TSFs in the City of Johannesburg and the City of Ekurhuleni, Gauteng, South Africa. The Crown and City Deep Complexes are located in the City of Johannesburg while all other TSFs dumps are located in the City of Ekurhuleni, as shown in Figure 2. This TRS covers a total of 15 material TSFs of varying sizes. The smaller TSFs or clean-up sites (26 in total) are not extensively covered in this report for various reasons: they are too small while others are not part of an immediate plan to be included in the LoM plan by Ergo. The total of the 15 material TSFs contributes over 98% of the tonnes in the LoM Plan tonnage, i.e. 98.04% of the Mineral Reserve tonnes are from material properties. Non-material properties contribute approximately 2% in the LoM Plan. Of the total Ergo Mineral Resource estimates declared, 89% contribution by tonnage is from the material properties. The material TSFs consists of only slimes, and no sand dump was considered material. The details of the 15 material TSFs are shown in Table 7. Engineering parameters and topography determined the size and shapes of the properties at the time of deposition of the waste products from the respective processing plants. Table 7: Details of the Material TSFs TSF Centre Coordinates Maximum Height (m) 3L5 (Diepkloof) 26013’34.95”S, 27057’09.70”E 67.50 3L7 (Mooifontein) 26°13'32.20"S, 27°58'17.29"E 88.50 3L8 (GMTS) 26014’23.75”S, 27058’07.91”E 94.50 4L3 26°13'51.72"S, 28° 5’50.63”E 40.50 4L4 26°13’59.91”S, 28° 6’9.99”E 16.50 4L6 26°13’59.56”S, 28° 7’15.02”E 19.50 4L14 26°12'23.76"S, 28° 8'54.38"E 37.50 4L39 26°12'34.70"S, 28°11'23.67"E 29.00 Rooikraal 26021’48.16” S, 28017’40.88”E 47.50 7L15 26°19'49.59"S, 28°24'46.01"E 37.50 7L4 26°19'30.94"S, 28°30'5.07"E 25.00 7L5 26°19'55.08"S, 28°30'3.08"E 22.50 7L6 26°19'56.20"S, 28°30'22.96"E 34.50 7L7 26°20'51.49"S, 28°30'5.43"E 13.50 6L14 26°12'51.98"S, 28°28'28.65"E 31.50

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 27 27 The areas of the Mining Rights are presented in Figure 3. The total area covered by the Mining Rights and Common Law Ownership is 6,373 Ha. Table 8 and Table 9 present the Mining Rights and Common Law Ownership details. Table 8: Mining Right and the Material TSFs Mining Right Material TSF in the Mining Right GP184MR 3L5 (Diepkloof) 3L7 (Mooifontein) 3L8 (GMTS) GP185MR 4L3 4L4 4L6 GP187MR 4L14 GP158MR 7L15 6L14 Common Law Ownership Rooikraal 4L39 7L4 7L5 7L6 7L7

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 28 28 Figure 2: Location of the Material TSFs and Infrastructure (the material properties of Ergo)

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 29 29 Figure 3: A map illustrating the areas covered by the Mining Rights and Common Law Ownership

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 30 30 3.2. Mineral Rights Conditions TSFs, in most instances, are considered movable assets and capable of being owned under the common law separately from land. As such, they are distinguishable from underground minerals, which can no longer be individually owned in South African but in respect of which the Department of Mineral and Petroleum Resources (DMPR) may issue Mining Rights in terms of the MPRDA of 2002 (MPRDA), as amended. The construct of the MPRDA caused the minerals in certain TSFs to therefore fall outside the MPRDA. The transitional arrangements of the MPRDA provided for existing operations, however, to convert old order rights (Mining Licenses held under the previous dispensation) to new order rights. Ergo successfully converted its old order licenses to Mining Rights . In terms of reserves in TSFs over which are owned by common law and are not covered by a Mining Right, Environmental and Waste Management Approvals are obtained from the DMPR for the retreatment of such TSFs. For an exploration project, a Prospecting Right (PR), valid for five years, is issued, and for a mining operation, a Mining Right (MR) valid for up to 30 years, is issued. The PR, which is conducted in terms of a Prospecting Work Program (PWP), is renewable for a further three years. The MR is undertaken in terms of the Mining Works Program (MWP), Social and Labor Plan (SLP), and an approved Environmental Management Program (EMPr), which can be renewed for a further 30 years. A PR or MR may be cancelled or suspended subject to Section 47 of the MPRDA. The MPRDA makes provisions relating to the ownership and Broad-Based Socio-Economic Empowerment Charter. A shareholding, equity, interest or participation in the mining right or joint venture, or a controlling interest in a company/joint venture may not be encumbered, ceded, transferred, mortgaged, let, sublet, assigned, alienated, or otherwise disposed of without the written consent of the Minister, except in the case of a change of controlling interest in listed companies. The SLP is submitted to the DMPR every five years for approval, while the SLP’s annual progress report is submitted annually to the DMPR. The Environmental Management Plans (EMPs) and Water Use Licenses (WULs) are assessed for compliance annually. 3.3. Mineral Title Ergo’s title to its TSFs is vested in either common law ownership, Mining and Prospecting Rights and third-party agreements as presented in Table 10, including Environmental Approvals in respect of the same. Ergo has submitted applications for the renewal of its mining rights . The renewal applications were made to the DMPR on different dates per mining right. Ergo in the process of renewal has applied to extend the mining period for a further 30 years through its MWPs. The period of 30 years is the maximum period allowable for a Mining Right renewal as detailed in the MPRDA, as amended. This report has considered Section 24(5) of the MPRDA, as amended: “A mining right in respect of which an application for renewal has been lodged shall despite its expiry date remain in force until such time as such application has been granted or refused.” A prospecting right may be renewed for a period of up to three years, after which the right lapses and cannot be renewed further.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 31

Freehold landowners are presented in Table 10. Ergo owns a significant portion of the freehold where the TSFs are located. Where Ergo does not own the property, use and access agreements are in place with third-party landowners. Access to the TSFs for evaluation drilling purposes is enabled through the provisions in the MPRDA.

Table 9: Mineral Rights Information as at 30 June 2025

Complex	Permit Holder	Permit Type	Reference Number with the DMPR	Expiry Date	Renewal Submission Application Date	Renewal Reference Number with the DMPR
Crown	Ergo	Mining Right	GP184MR	20/06/2014	24/03/2014	GP 10022 MR
City Deep	Ergo	Mining Right	GP185MR	20/06/2014	24/03/2014	GP 10023 MR
Knights (4L14)	Ergo	Mining Right	GP187MR	20/06/2018	13/03/2018	GP 10067 MR
Knights (4L39)	Ergo	Common Law Ownership	Not applicable	Not applicable	Not applicable	Not applicable
Ergo (6L14)	Ergo	Mining Right	GP158MR	27/10/2021	23/07/2021	GP 10097 MR
Marievale (7L4)	Ergo	Common Law Ownership	Not applicable	Not applicable	Not applicable	Not applicable
Marievale (7L5, 7L6 and 7L7)	Ergo	Common Law Ownership	Not applicable	Not applicable	Not applicable	Not applicable

Table 10: Land Tenure Information

Reclamation Sites	Surface Rights Owner
Crown Complex	Ergo
City Deep Complex	Ergo and iPROP
Knights Complex	Ergo, Abland, Living Africa and EMM
Ergo Complex	Ergo and Ekurhuleni Metropolitan Municipality
Marievale Complex	Ergo, Ekurhuleni Metropolitan Municipality, Scarlet Sun and STI Consulting
6L14	Ekurhuleni Metropolitan Municipality

Ergo's application for the renewal of its prospecting rights over Grootvlei dumps 6L16, 6L17 and 6L17A to the DMPR was granted in July 2022. During the 2023 financial year, an external party raised a conflicting claim of common law ownership of 6L16, 6L17 and 6L17A TSFs. The Grootvlei TSFs have been excluded from Mineral Reserves and Resources and the life of mine, as common law ownership could not be secured and the prospecting rights lapsed and could not be renewed further.

3.4. Violation and Fines

Ergo has no fines resulting from violating their mineral rights conditions.

3.5. Royalties

Ergo is not required to pay royalties to the State, nor does it receive royalties from any other operation. Royalties in South Africa are guided by the Mineral and Petroleum Resources Royalty Act, 2002 (Act No. 28 of 2008) (MPRRA).

Ergo does not pay royalties, as the treatment of TSFs does not trigger the requirement to pay royalties.

3.6. Legal Proceedings and Significant Encumbrances to Property

The QP was advised by Ergo that there are no material legal challenges concerning its Mineral Resource and Mineral Reserve.

From the documentation reviewed and input by the relevant Technical Specialists, the QPs could not identify any significant factors or risks regarding title permitting, surface ownership, environmental and community factors that would prevent the evaluation or economic extraction of the TSFs. The QPs were assured that Ergo complies with all title and environmental

31

THE RVN GROUP
Your Specialist Geoscientists and Mining Engineers

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 32 32 permitting requirements. The QPs were informed by Ergo that no significant factors or risks might affect access, title, or the right or ability to perform work on the TSFs.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 33 33 4. ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY 4.1. Topography, Elevation and Vegetation The project areas fall in the Grassland Biome of South Africa. The Grassland Biome is found on the high central plateau of South Africa and the inland areas of Kwazulu-Natal and the Eastern Cape. The topography is mainly flat and elevation ranges between 1,560mamsl and 1,700mamsl. Natural vegetation for the project is limited to areas outside the urban footprint. Within the urban environment where most of the TSFs are to be reclaimed, little vegetation occurs in its natural state. Some TSFs are situated in highly urbanized and industrialized areas with limited fauna and flora. The TSFs are man-made and the trees and grasses on the TSFs have been planted to prevent dust and erosion from the TSFs. 4.2. Access, Towns and Regional Infrastructure The TSFs are situated in the Gauteng Province of South Africa. Gauteng is the most industrialized province in South Africa and has adequate infrastructure. All the regional and on-site infrastructure that is required for mining is well established. There is a good supply chain for all necessary consumables and equipment in or near the mine sites. The areas surrounding the mine sites have good health facilities (i.e., public and private hospitals) and education facilities (i.e., ranging from pre-primary to secondary and tertiary education levels). A good road transportation system can be found in the area. The TSFs are well serviced by highways, paved regional roads and a network of dirt tracks that Ergo utilizes to access mining and project visits. The QPs consider access to the TSFs to be in good condition. For international supplies or travel, the OR Tambo and Lanseria International Airports, in Kempton Park and Lanseria, respectively, are well-positioned to service Ergo. Tele-communication on the TSFs is good for all major network providers. Most parts of the project areas are fully covered by the third or fourth-generation (3G or 4G) wireless mobile telecommunications technology. Other areas are now covered by high-end 5G technology. Item 15 presents the infrastructure in more detail. 4.3. Climate A summer rainfall climate prevails in the areas. Summer rain occurs mainly as thunderstorms with a mean annual precipitation of approximately 680mm, and evaporation is about 1,800mm per year. Winds are generally light and blow predominantly from the northwest. Winters are cold and dry. Extreme weather conditions occur in the form of frost (2 to 20 occurrences per annum) and the occasional hailstorm. The average annual temperature for the year is approximately 19˚C, with average maximum temperatures ranging between 22˚C and 32˚C and average minimum temperatures ranging between 2˚C and 18˚C. The hottest months are from December to February. During April and May, there is a noticeable drop in temperature, which signals the commencement of winter. The coldest months are June and July. The QP noted that rain and temperature have minimal effects on operations.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 34 34 The area generally has a high evaporation rate in the summer months from November to January. This gives rise to high relative humidity. Evaporation is greater in summer than in winter due to higher ambient temperatures. There are no long-term associated climatic risks other than those associated with climate change and global warming, and the operating season is year-round with minor interruptions. 4.4. Infrastructure and Bulk Service Supplies The TSFs are situated in the well-developed province of Gauteng and have most major supplies. All the regional and on- site infrastructure that is required for mining and processing is well established. There is a good supply chain for all necessary consumables and equipment in or near the mine sites. Item 15 of this report details the infrastructure relevant to Ergo. The TSFs are located near hospitals offering basic and advanced medical care. The project areas are supplied with bulk electricity from the regional grid supplied by Eskom, the national power supplier, or by the local municipality. Like most parts of South Africa, the operations are affected by occasional load shedding implemented by Eskom during periods of constrained power generation. Ergo has a solar plant integrated with a battery energy storage system, discussed in detail in Items 14.8 and 15.3. Water to the TSFs and related infrastructure is supplied by Rand Water. Ergo recycles most of the water. 4.5. Personnel Sources Where mining activities take place, Ergo has commissioned contractors to conduct mining and secure the TSFs. Where there are no mining activities, Ergo has employed contractors to maintain the TSFs (to minimize dust and monitor water levels on the TSFs ) and security companies to secure the properties. Ergo employees conduct site inspections on a regular basis of the TSFs. Should additional employees be required, the surrounding areas have a large semi-skilled and skilled workforce. The cities of Johannesburg and Ekurhuleni have a large source of talent for trades and technical management. These cities have well-established mining operations. The majority of employees hired by Ergo are sourced from Gauteng Province, where all the properties are situated. Contractors and specialist consultants are also predominantly based in Gauteng Province.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 35 35 5. HISTORY 5.1. Ownership Anglo American Corporation commissioned the Ergo facility (processing plant) on the East Rand in 1977. The objective was to recover gold and uranium and produce sulfuric acid from surface tailings material via a metallurgical flotation process. In 1977, a carbon in leach (CIL) plant was added. In 1990, when the uranium market collapsed, the uranium plant and the larger of the two acid plants were closed. In 1998, Ergo became part of Anglo Gold Limited (later Anglo Gold Ashanti Limited). In 2005, Ergo was closed. In 2007, Ergo Mining Proprietary Limited was formed as a joint venture between DRDGOLD and Mintails to re-establish the tailings treatment operations. A year later (2008) re-commissioning of the plant started, and Ergo acquired the Mintails’ stake in the gold recovery phase of the project. In 2009 a second feed line was brought into the Ergo plant from the Elsburg TSFs and the plant capacity doubled to 1.2Mt per month. In 2010, DRDGOLD acquired the balance of Mintails’ interest. 5.1.1. Crown Complex Crown Mines Limited (Crown Mines), previously known as Rand Mines (Milling and Mining) Limited, belonged to Rand Mining Proprietary Group, which commenced retreatment operations in 1982. At least 90% of the Crown Complex material was deposited onto the Crown TSF Complex Facility by Crown Gold Recoveries Proprietary Limited (“Crown Gold Recoveries”), which retreated processed material originally mined from the historical mines in the area. The Crown complex is situated on the farm Mooifontein 225-IQ. 5.1.2. City Deep Complex City Deep belonged to Rand Mines (Milling and Mining) Limited and fell under the same group as Crown Gold Recoveries. Records indicate that in 1986, City Deep Complex belonged to City Deep Rand Mines. Most of City Deep TSFs are located on the farms Elandsfontein 107-IR, Kliprivierfontein 106-IR and Doornfontein 92-IR. 5.1.3. Knights Complex Most of the TSFs in the Knights complex were previously owned by Simmer and Jack, dating back to 1986. Witwatersrand Gold Mine owned other TSFs. The Knight complex is situated on the farms Elandsfontein 90 IR, Driefontein 87 IR and Driefontein 85 IR. 5.1.4. Ergo Complex The Ergo Complex was created by East Rand Proprietary Mines Limited (ERPM) around 1958. ERPM was established more than 125 years ago as an underground gold mining operation and produced gold from 1896 to 2008. ERPM had approximately 15 shafts in the area, which were the primary sources of the tailings mineralized material deposited onto TSFs. 7L15 TSF is on Vlakfontein 130 IR, Portion 21 and Rooikraal is on Rooikraal 156 IR, Portion 12 and Rooikraal 156 IR, Portion 16 5.1.5. Marievale Complex Marievale Complex was previously owned by General Mining Union Corporation (Gencor) and operated by Marievale Consolidated Mines. The primary commodity was gold, and the secondary commodity was silver. The first year of production was 1939. Mining stopped in 1998. The Marievale complex is located on the farm Vlakfontein 281-IR. Ergo has Common Law Ownership over 7L5 to 7L7. Ergo acquired 7L4 from EBM Projects, the landowner of the majority of the freehold under the 7L4 TSF and the common law owner of the TSF. 5.1.6. 6L14TSF 6L14 was previously owned by Gencor and operated by Grootvlei Proprietary Mines Limited from 1967 to 1981 at an average RoM grade of 5g/t of gold. 6L14 is in farms Geduld 123 IR, portion 192 and Grootvaly 124 IR, portion 6.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 36

5.2. Construction of the TSFs

The TSFs were constructed in accordance with the then Chamber of Mines guidelines and best practices at the time. The guidelines provided for a starter wall, toe drain and blanket drain. Gravity penstocks were provided on all TSFs, which were subsequently replaced with elevated penstocks during their operations. The final design heights for a 'typical' TSF operated using day-walls were generally between 30m and 100m.

When the TSFs were built, dump stability and environmental safety were key considerations. A deposition density of 1.40 to 1.45 t/m³ was targeted to ensure sufficient compaction and stability.

All the TSFs were constructed as upstream TSFs. Upstream TSFs need to be raised slowly to allow the solid tailings time to dry and consolidate enough to support a new level of the TSF.

Table 11 presents the history and status of TSFs. The TSFs are considered old, and the properties have been dormant for a considerable number of years.

Table 11: History and Status of the TSFs

TSF	Commissioned Date	Decommissioned Date	Status as at 30 June 2025	Age since becoming Dormant (Years)
Crown				
3L5			Dormant	
3L7	+/-1920	2009	Dormant	16
3L8			Dormant	
City Deep				
4L3			Mining	
4L4	1965	1984	Mining	41
4L6			Development	
Knights				
4L14	1960	2000	Mining	25
4L39*			Dormant	>20
Ergo				
Rooikraal	1985	2012	Mining	13
7L15	1964	1986	Dormant	39
Marievale				
7L4	1964	1998	Dormant	27
7L5	1964	1998	Dormant	27
7L6	1964	1998	Dormant	27
7L7	1964	1998	Dormant	27
6L14				
6L14		2005	Dormant	20

*A newly acquired TSF with unknown commissioning and decommissioning dates.

Source: Ergo, 2025

5.3. Previous Exploration and Mine Development

5.3.1. Previous Evaluation Drilling

Previous evaluation drilling was completed on the TSFs in the 1970s by Anglo-American and from 2006 to 2008 by Ergo and Mintails SA Proprietary Limited. The QP was made aware of these activities, however, the QP did not use data acquired before 2008 in this report as the QP could not perform data quality assessment and validation satisfactorily.

5.3.2. Previous Development

36

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 37

In 1976, the construction of the processing plant and associated infrastructure commenced and Ergo formally came into production on 25 February 1978.

Table 12 presents Ergo's production data over the last five years.

Table 12: Ergo Production History

Period	Tonnes Processed (Mt)	Processing Plant Head Grade (g/t)	Yield Au (g/t)	Gold Produced (kg)	Gold Produced (koz)
FY2021	23.0	0.36	0.19	4,263	137
FY2022	22.1	0.37	0.19	4,156	134
FY2023	17.3*	0.38	0.23**	3,931	126
FY2024	16.1***	0.41	0.23	3,639	117
FY2025	19.5	0.36	0.18	3,473	112

Note:

*Reduction in tonnage was due to significant load shedding at the beginning of the financial year, the depletion of high-volume reclamation sites and delays experienced in obtaining the necessary authorizations to commence the reclamation of a major reclamation site, Rooikraal.

**The yield increased by 21% to 0.227g/t (FY2022: 0.19g/t) as a result of higher-grade material encountered during the final stages of reclamation and the reclamation of high-grade sand material.

***The reduced tonnage throughput resulted mainly from the late commissioning of the 5L27 and 4L3 sites.

37

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 38 38 6. GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT 6.1. Regional Geology Gold was discovered in the conglomerates of the Witwatersrand sedimentary basin in about 1886. The Witwatersrand Supergroup is aerially and structurally related to the underlying Dominion Reef System and the overlying Ventersdorp System. The Supergroup is an elongated sedimentary basin stretching some 320km in a north- easterly direction and 160km in a north-westerly direction. The upper portions of the Witwatersrand Supergroup contain quartz conglomerates that have been mined for their gold and uranium contents. The Transvaal Supergroup is a stratigraphic unit consisting of clastic sediments, carbonates, banded iron formations and volcanics younger than the Witwatersrand Supergroup. It occasionally directly overlies the gold-bearing conglomerates of the Witwatersrand Supergroup where the Ventersdorp Volcanics have been eroded or were not developed. At the base of the Transvaal Supergroup is a conglomerate layer, the Black Reef, that has been mined for gold. The operations are situated in the Witwatersrand Central Rand and East Goldfields. The East Goldfield is linked to the Central basin across a large monoclinal structure, the Springs Monocline. The major economic horizons mined were the South Reef together with Main Reef, Main Reef Leader and the Elsburg and Kimberley Reefs. The Black Reef, where mineralized, was also mined in the area. The TSFs are man-made features, and mineral distribution reflects the artificial nature of the deposit. The materials are the waste products (tailings) of the mining and metallurgical process recovery from the Witwatersrand and Transvaal Supergroups gold deposits. These tailings consist predominantly of quartz, lesser amounts of mica, chlorite, chloritoid, pyrite (1% to 2%) and low concentrations of gold, uranium and sulfur. 6.2. Mineralization, Local and Property Geology The TSFs have been processed through metallurgical plants that eject a residue (tailings), which is relatively uniform in terms of gold mineralization when compared with the natural deposit from which the mineralized material is derived. The variation between gold grades is small as the process residue dump was constructed in layers/benches. Grade variation primarily follows variations in the processing and, to a lesser extent, primary deposit characteristics. The gold mineralization is well distributed throughout the TSF. The width, length and depth (height) of the TSFs varies depending on the engineering designs and deposition capacities. The TSFs do not always have regular shapes. Table 7 presents the heights of the TSFs. The TSFs are the by-product of the mineral recovery process. They took the form of a liquid slurry made of fine mineral particles – created when mined ore was crushed, milled and processed. The tailings were pumped to the TSFs, which were constructed using earth starter walls, transitioning to upstream packed tailings walls. As the residue of the tailings gradually drained and became compacted, grass and other vegetation were planted to rehabilitate the environment. The TSFs evaluated in this report originated from different sources or processing plants, as shown in Table 13.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES
PAGE 39

Table 13: Origin of the TSF Material

TSF	Source Mine	Mined and Processed Reef
Crown Complex		
3L5	Crown Mines	Main Reef
3L7	Crown Mines	Main Reef
3L8	Crown Mines	Main Reef
City Deep Complex		
4L3	City Deep Gold Mine Proprietary Limited	Kimberley Reef
4L4	City Deep Gold Mine Proprietary Limited	Kimberley Reef
4L6	City Deep Gold Mine Proprietary Limited	Kimberley Reef
Knights Complex		
4L14	Simmer and Jack Gold Mine	Black Reef
4L39	Simmer and Jack Gold Mine	Black Reef
Ergo Complex		
Rooikraal	Knights Plant	Residue from Knights Plant
7L15	Vlakfontein Mine	Black Reef
Marievale Complex		
7L4	Marievale Consolidated Mine	Kimberley Reef, Nigel Reef and Main Reef
7L5	Marievale Consolidated Mine	Kimberley Reef, Nigel Reef and Main Reef
7L6	Marievale Consolidated Mine	Kimberley Reef, Nigel Reef and Main Reef
7L7	Marievale Consolidated Mine	Kimberley Reef, Nigel Reef and Main Reef
6L14	Grootvlei Proprietary Mines Limited	Kimberley Reef

6.3. Stratigraphy and Cross-sections

Unlike the stratigraphy of the in situ mineral deposit, the stratigraphy of a TSF is man-made. A typical stratigraphy is presented in Figure 4. Slime was deposited on soil (original ground level). The color of topsoil ranges from red to black. In some cases, soil is mineralized or enriched.

A map and cross-section through the TSF are presented in Figure 5 and Figure 6 respectively.

Figure 4: A Typical Stratigraphy for Ergo's TSFs


Up to 100m
Yellowish Slime
Light grey Slime
Dark grey Slime
Red Top Soil

39
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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 40 40 Figure 5: A Map showing Location of Cross-section

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 41 41 Figure 6: Cross-section of the TSF 6.4. Deposit Type The deposits under consideration are man-made features that are sometimes referred to as dumps, tailing dams, or simply mine dams. The TSF generally lies above the prevailing ground level and there is no host rock. No geological or mineralization controls are relevant to the TSFs as they are man-made features from plant residue. The grades are generally uniform. The engineering design parameters determine the size and shape of the TSF at the time of the deposition of the waste products from the respective processing plants.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 42 42 7. EXPLORATION 7.1. Exploration The TSFs are man-made engineering features and typical exploration programs (geophysics, trenching, mapping and soil sampling) were not undertaken on the TSFs. An evaluation drilling program was conducted on the TSFs. No typical exploration work was required to locate the TSFs, as their locations are well known, rising well above ground level. The QP considered that non-drilling exploration was not material to the Ergo properties. This Report discusses only the declared Mineral Resources and Mineral Reserves; no exploration results or exploration targets are included. 7.2. Topographic Surveys The topographic surfaces of the TSFs were surveyed by a qualified surveyor from Geografix Surveys CC (Geografix), using a differential Global Positioning System (GPS) unit. The method has accuracy in the range of 10 to 20cm. The conventional survey equipment (total stations, prisms and related equipment) and GPS Real Time Kinetic systems were used to accurately determine the coordinated positions of the surface features as required to create a digital terrain model. Daily calibration through transformation was completed to ensure the instruments reported accurate results. This standard procedure was performed daily before surveying. After surveying was conducted or when the day’s work was completed, the calibration was rechecked through measurements of the benchmark points to confirm that the instruments measured the correct values. Data from survey measurements were checked through repeated measurements of selected points. No bias was identified. Surveys were undertaken on a 10m grid and measurements were also taken on all breaker lines. An additional 10m to 20m outside the footprint of each TSF was also surveyed. No additional tailings material was deposited on the TSFs after the surveys were conducted. For the TSFs where mining is taking place (e.g. Rooikraal, 4L14), monthly surveys are completed, and the tonnage depleted from the Mineral Resources and Mineral Reserves up to 30 June 2025. The details of the survey information are presented in Table 14. The QP was satisfied to rely on the survey measurements as an accurate representation of the TSFs. 7.3. Evaluation Drilling Evaluation drilling campaigns were completed on the material TSFs. The drilling grid was not always regular due to access issues and TSF shapes; however, the QP noted that drill holes were well spread. The well-spread drill holes ensured that the samples collected were representative of the respective TSFs. All drilling activities detailed in this report were completed prior to the commencement of mining. 7.4. Drilling Methodology Two drilling techniques (Reverse Circulation (RC)/Aircore and Auger drilling methods) were followed by specialized independent drilling contractors on the TSFs. The RC or aircore method was implemented where the auger drilling technique could not drill to the base of the TSF due to drill hole length exceeding 55m or areas of high moisture content at the base of the TSF.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES
PAGE 43

The QP was satisfied that all measures were taken to ensure that drilling, sampling and recoveries were acceptable and would not affect the accuracy and reliability of the results. The experienced geologists from The RVN Group or Ergo monitored the drilling process. The QP made ad-hoc site visits during drilling and sampling. In the opinion of the QP, the processes followed were adequate for collecting quality samples and information for use in the interpretation of results and in the Mineral Resource estimation.

Table 14: Survey Details of the TSFs

TSF	Surveyed Area (ha)*	Date Surveyed**	Coordinate System, Datum
Crown			
3L5 (Diepkloof)	158.5	02/09/2013	WGS84 LO27, amsl***
3L7 (Mooifontein)	108.4	15/08/2013	WGS84 LO27, amsl
3L8 (GMTS)	159.3	20/09/2013	WGS84 LO27, amsl
City Deep			
4L3	33.9	15/05/2017	WGS84 LO29, amsl
4L4	20.6	08/06/2017	WGS84 LO29, amsl
4L6	44.2	15/06/2017	WGS84 LO29, amsl
Knights			
4L14	22.4	13/11/2015	WGS84 LO29, amsl
4L39	40.0	13/10/2022	WGS84 LO29, amsl
Ergo			
Rooikraal	155.8	23/05/2018	WGS84 LO29, amsl
7L15	97.6	23/05/2008	WGS84 LO29, amsl
Marievale			
7L4	116.3	19/01/2009	WGS84 LO29, amsl
7L5	31.1	08/01/2009	WGS84 LO29, amsl
7L6	62.0	20/01/2009	WGS84 LO29, amsl
7L7	69.1	22/01/2009	WGS84 LO29, amsl
6L14	64.8	26/05/2015	WGS84 LO29, amsl

Note:
*area includes 10m outside the TSF footprint
**amsl is the abbreviation for above mean sea level

7.4.1. Auger Drilling

Auger drilling, a cost-effective method, was commissioned by Ergo on most of their TSFs for holes less than 55m and located within areas of lower moisture content.

With auger drilling, the rotation of a helical screw causes the blade of the screw to lift the sample to the surface. This drilling method does not require heavy machinery to drill to the desired depth. This auger method can be used for shallow environmental drilling, geotechnical drilling, soil engineering and mineral deposits where the formation is soft and the hole does not collapse. This is done by pressing the spiral rods into the ground using a drilling head machine which can drill up to a depth of 55m.

Samples were collected through the spiral at every 1.5m interval and the spiral was cleaned with water and brushed clean after every run.

43
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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 44 44 7.4.2. Reverse Circulation and Aircore RC or Aircore drilling, with better sample recovery than auger drilling, is a method of drilling which uses dual wall drill rods consisting of an outer drill rod with an inner tube. These hollow inner tubes allow the drill cuttings to be transported back to the surface in a continuous, steady flow. The drilling mechanism is often a pneumatic reciprocating piston called a hammer, which in turn drives a clay cutter, specifically made to cut soft material such as tailings and soil. The clay cutter is used to remove samples that are pushed through the machine with compressed air. When air is blown down the annulus (ring-shaped structure) of the rod, the pressure shift creates a reverse circulation, bringing the tailings up the inner tube. When the tailings reach a deflector box at the top of the rig, the material is moved through a hose attached to the top of the cyclone. The drill cuttings will travel around the cyclone until they fall through the bottom opening into a sample bag. These bags are sorted and marked with the location and depth where the sample was collected. RC drilling technique can drill up to 1,500m deep. The other benefits of RC drilling include:  more reliable and less contaminated samples than those from auger drilling;  a high drill penetration rate;  a larger sample size; and  a more cost-effective method than diamond or sonic drilling. Samples were collected through the cyclone at 1.5m intervals and the rods and cyclone were cleaned with compressed air after every run. The RC drilling technique was chosen because RC drilling could drill deeper holes than auger drilling. In addition, because of its higher power, RC drilling can drill through wet material and has a better recovery percentage than auger drilling, which is prone to losing wet samples through its spiral.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 45 45 7.5. Crown A total of 62 RC/aircore drill holes at approximately 150m-by-150m average grid spacing were completed in FY2017 and FY2025 on the Crown Complex as shown in Figure 7. The QP removed two drillholes from GMTS (GMT01 and GMT02) from any evaluation process as they were not surveyed and their physical locations are unknown. All historical (pre 2016 holes) drill holes were excluded as the QP could not confirm their locations. Figure 7: Crown Complex: Map showing Drill Hole Locations

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 46 46 7.6. City Deep A total of 34 auger drill holes between 100m and 200m spacing were completed in 2017 on the City Deep Complex, as shown in Figure 8. All drillholes were considered for evaluation. Figure 8: City Deep Complex: Map showing Drill Hole Locations

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES

PAGE 47

7.7. Knights

7.7.1. 4L14

A total of 17 auger drill holes were completed on 4L14. The average drill hole spacing was 100m. Drill holes are well spread throughout the TSF as presented in Figure 9. The TSF has a maximum height of 37.5m. The intersected soil reported higher gold values; thus, the soil was modelled as a separate domain and added to the TSF's Mineral Resource. All drill holes were utilized in the evaluation process.

Figure 9: Knights Complex - 4L14: Map showing Drill Hole Locations


28°8'30"
28°8'45"
28°9'
28°9'15"
-26°12'15"
-26°12'30"
Simmer and Jack Gold Mine
Legend
2016 Drilled Holes
4L14 TSF Footprint
0.14 0.07 0 0.14
Kilometers
DRDGOLD
ERGO
4L14 Tailings Storage Facility Drilling Campaign

7.7.2. 4L39

A total of 14 auger drill holes between 100m and 150m spacing were completed on 4L39 TSF in 2022. The holes were well spread as presented in Figure 10. A total of 296.5m were drilled.

The 4L39 TSF is overlain by a layer of municipal/industrial waste with a thickness of up to 5m. Drill spots were prepared (excavator removed waste) before drilling commenced.

Of the 14 drill holes completed, a total of 12 intersected the TSF base, i.e. drilled to the soil. Drill hole BH10 could not be drilled deeper because the rod hit a hard object at 21m, and drill hole BH08 could not reach the soil because of ground wetness and was also stopped at 21m. Two drill holes (BH01 and BH03) could not be drilled due to access challenges.

47

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 48 48 BH01 was waterlogged and BH03 had thicker rubble that could not be removed due to the excavator being unavailable at the time. Figure 10: Knights Complex - 4L39: Map showing Drill Hole Locations

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 49 49 7.8. Ergo 7.8.1. 7L15 A total of 22 auger drill holes were completed on 7L15. Some holes were twin holes to confirm the results obtained in previous drilling campaigns. The drill hole pattern has an irregular spacing averaging less than 100m (Figure 11). The 2015 drill campaign is excluded as detailed in Item 11.13.1.2. Figure 11: Ergo Complex - 7L15: Map showing Drill Hole Locations

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 50 50 7.8.2. Rooikraal A total of 64 RC drill holes were completed on Rooikraal. Irregular drill hole spacing was due to access challenges (Figure 12). An average drill hole spacing of less than 100m was achieved. All holes were used in the evaluation. Figure 12: Ergo Complex - Rooikraal: Map showing Drill Hole Locations

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 51 51 7.9. Marievale A drill hole map for the Marievale complex is presented in Figure 13. An average spacing of 100m was followed. Auger drilling was conducted in 2020. All drill holes were used in the mineral resource estimation process. Figure 13: Marievale Complex: Map showing Drill Hole Locations

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 52

7.10. 6L14

RVN supervised the auger drilling campaigns at 6L14 TSF in 2017 and 2023, as shown in Figure 14. The 2017 drilling campaign was done for metallurgical testing purposes, and the 2023 drilling campaign was completed to report gold grades and for metallurgical test work. The grid spacing for 6L14 is approximately 100m-by-100m or less. Historical drillholes (1974/1994 dataset) only had one grade per hole. The QP assumed this represented a full-length composite, but the length values were missing. This updated data was crucial for assessing average gold grades and their distribution.

Figure 14: 6L14: Map showing Drill Hole Locations



N
BH14
BH17
GVRR4
GVRR1
BH16
GVRR6
BH13
GVRR7
BH10
GVRR8
BH15
GVRR12
BH07
BH12
GVRR11
BH09
GVRR2
GVRR9
BH06
GVRR3
BH11
BH04
GVRR15
GVRR13
GVRR10
BH05
BH08
BH03
GVRR14
GVRR16
GVRR4
GVRR17
BH02
BH01
GVRR18
Legend
2017 Drilled Holes
2023 Drilled Holes
Historical Drilled Holes
6L14 TSF
0 0,050 0,1 0,2 0,3 0,4
Kilometers
THE RVN GROUP
6L14 Tailings Storage Facility Drilling Campaigns Map
Coordinate System: GCS WGS 1984
Datum: GCS 1984
AUTHOR: THE RVN GROUP
DATE: 10/06/2024
TIME 14:30 PM

7.11. Logging and Sampling

The RVN Group used comprehensive logging and sampling standard procedures, including extensive Quality Assurance (QA) and Quality Control (QC) procedures. In addition, the geologist and drilling supervisor counted the rods after each hole had intersected the soil to confirm the borehole depths. Where samples were split, coning and quartering was done by the geologist on-site to ensure the representativity of these samples.

The samples were assigned unique sample identification numbers and tagged before being submitted to the laboratory. The RVN Group geologists prepared sample submission sheets that accompanied the samples. Records of the sample data were captured in a database.

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 53 53 The RVN Group monitored the drilling and sampling process. Logging was qualitative in nature, except for sample intervals. All drill holes were logged in entirety from top to bottom on-site. As drilling progressed, the spiral for auger and rods for RC/aircore drilling were cleaned after every drilling run to prevent sample contamination. 7.11.1. Logging Drill holes were logged on-site by The RVN Group or Ergo geologist using the individual 1.5m samples taken throughout the drill hole. The geological description of the samples was completed manually using paper logging sheets established by the RVN Group. Samples were classified according to whether they were slimes, sand, silt or soil, dry, moist or wet and on color. Logging was done on-site and then captured electronically into Microsoft Excel spreadsheets and reviewed by QP for any input errors. 7.11.2. Sampling Every drill hole was sampled at 1.5m intervals for the entire length of the hole. The samples were immediately bagged and tagged on site. Sampling (plastic) bags were labelled and tagged with a sample book tag. The drill log and sample book were regularly checked against the drill hole depth as drilling proceeded to ensure compatibility. Samples were noted as “dry”, “moist” or “wet” in the drill log and sample book. The geologist responsible planned sample numbers and the QC samples in a Microsoft Excel spreadsheet and assigned them to the appropriate sample interval. The RVN Group safely and carefully collected, secured and transported the samples from the site to avoid contamination and sample loss. All the samples were presented to the laboratory in an organized and sorted manner with easily understandable documentation, including a fully completed Sample Submission Form. 7.12. Sample Recovery Samples recovered from the TSFs material were mostly moist and fine-grained. The sample size was visually checked on- site to ensure they were of a similar size and sufficient quantity. The gold grade did not show a definable relationship with sample weights. The QP considered the recovery and sample quality satisfactory for further evaluation. 7.13. On-site Security Measures Access to the drill sites was restricted to the drilling and The RVN Group teams. Any unauthorized access to the drill sites was prohibited. Drilling sites were demarcated by danger tape and no visitors could cross the demarcated area unless authorized by the QP. Once samples were packed and the bags sealed, no one was allowed to open the bags. 7.14. Collar Survey Data A qualified surveyor from Geografix surveyed the drill hole collar positions using total station surveying equipment and differential GPS instruments. The accuracy of the method was within a 10cm range.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 54 54 Collar positions were plotted on the satellite images to verify positions and collars plots were inspected. Elevations were compared to the topographic survey. Collar positions were verified to be accurate. The QP is satisfied with the surveying methodology followed. The surveys were performed by a qualified surveyor who has sufficient experience to undertake the task. The surveys were considered by the QP to be of adequate quality for use in the evaluations of the TSFs. No downhole survey measurements were taken as the drill holes were shallow and vertical, and the QP anticipated no deviations. 7.15. Density Determination Bulk densities on the TSFs were measured in situ by Letsatsi Materials Engineering Proprietary Limited (a South African National Accreditation System (SANAS) accredited institution for engineering materials testing) using a Troxler densitometer between September 2020 and January 2021. The bulk density measurements included compaction rates and moisture content. The use of densitometers on TSFs and sand dumps is common practice for geotechnical assessments, as TSFs and sand dumps are engineered features with consistent physical properties. The density of the TSF is directly proportional to the compaction rate, moisture and material type. As the moisture content increases, density decreases and vice versa. The compaction rate and material type do not vary significantly with depth (TSFs are largely homogeneous as they are from the same source over time); thus, measurements taken at any depth (>10cm) are representative of the TSF compartments. Density measurement points were prepared, and measurements were taken per TSF. The points were well spread. Preparation of points involved removing the topmost 5cm to 10cm of loose material and flattening (levelling) the surface. Measurements were taken at 150mm and 300mm depths per point. As part of quality control, some points are measured more than once. The statistics of the density measurements are presented in Table 15. The average bulk densities determined for the TSFs were slightly higher than the 1.42t/m3 that Ergo uses for the TSFs they are mining. The mean tests showed that the density is more than 1.42t/m3 with a 95% confidence level. Confidence intervals for the densities indicated, with a 95% confidence level, that the mean density applied at Ergo is within the range. The QP decided to continue using a lower mean density of 1.42t/m3 as it is within the 95% confidence and prediction intervals, and passed the mean test. In addition, Ergo has been successfully applying 1.42t/m3 in their mining production reconciliation for more than 15 years. The QP is satisfied using a 1.42t/m3 mean dry bulk density for all the TSFs with the understanding of the upside potential if the mean density is later determined to be higher.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 55 55 Table 15: Bulk Density Information and Statistics Reclamation Site TSF Number of Samples Mean Density (t/m3) Standard Deviation (t/m3) Minimum (t/m3) Maximum (t/m3) CoV*** Crown Complex 3L5 60 1.479 0.044 1.353 1.567 0.03 3L7 60 1.443 0.020 1.381 1.485 0.01 3L8 32 1.397 0.028 1.331 1.440 0.02 City Deep Complex 4L3 20 1.419 0.078 1.214 1.560 0.05 4L4 20 1.456 0.031 1.410 1.522 0.02 4L6* - - - - - - Knights Complex 4L14* - - - - - - 4L39* - - - - - - Ergo Complex 7L15 30 1.513 0.035 1.443 1.591 0.02 Rooikraal 90 1.457 0.051 1.350 1.602 0.04 Marievale Complex 7L4 60 1.457 0.033 1.405 1.526 0.02 7L5 30 1.434 0.047 1.360 1.520 0.03 7L6 60 1.453 0.060 1.335 1.595 0.04 7L7 60 1.461 0.032 1.374 1.548 0.02 6L14 6L14* - - - - - - Total 817 1.450** 0.017 1.214 1.602 0.03 Notes: *no measurements were taken **weighted average ***CoV is the abbreviation for Coefficient of Variation

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 56 56 7.16. Hydrogeological Drilling and Test Work No hydrogeological studies were completed to acquire data on surface and groundwater parameters. No hydrogeologic model has been prepared and no site-specific water availability study was carried out for the TSF. However, some relevant hydrological data was captured during drilling and logging by The RVN Group. The RVN Group logs have moisture content recorded based on visual inspection (i.e., dry, moist, wet or watery). Additionally, Ergo installed piezometers in some larger TSFs (Crown Complex) to monitor water levels. Smaller TSFs are considered low risks as they are dormant and mostly moist to dry; thus, no piezometers were installed. 7.17. Geotechnical Data, Testing and Analysis No geotechnical testing and sampling were completed on the TSFs and sand dumps. However, stability assessment studies were completed on the TSFs with a greater than 60Mt of Mineral Resource material. In 2024, stability assessments were conducted on Crown Complex TSFs by Lutails Engineering Proprietary Limited. No studies were completed on the other TSFs as they are small, dormant and pose a low geotechnical stability risk. The Stability Performance Review has comprehensively examined the geotechnical integrity of the Crown TSF. This evaluation included critical aspects of dam stability such as Peak Drained, Peak Undrained, Undrained Residual Strength slope stability analyses and a Seismic Analysis to account for potential seismic events. The thorough analysis has confirmed that the stability of the Crown TSF meets all required regulatory, safety and engineering standards. Additionally, the assessment evaluated the stormwater control measures in place at the facility. The findings indicate that the existing stormwater management systems are adequate, effectively mitigating the risk of dam overtopping and ensuring TSF’s integrity even under adverse weather conditions. Hydrogeological and geotechnical advice is obtained prior to mining activities as the combination of high moisture content and fine particles could, during mining activities, result in liquefaction and mud rush conditions. A comprehensive risk assessment is undertaken before commencing mining of a TSFs to avoid slope failures. Ergo and their mining contractors have informed the QP that there are procedures in place to ensure safe mining of TSFs. The QP is satisfied that the stability studies of the TSFs are sufficient and meet the requirements for the Mineral Resource evaluation purposes.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 57 57 8. SAMPLE PREPARATION, ANALYSES AND SECURITY 8.1. Sampling Governance and Quality Assurance The RVN Group used Ergo’s standard operating procedure for data collection, analysis, validation and storage. In addition, regular planned task observations of procedures and their implementations are undertaken to ensure compliance and appropriateness for the drilling program. Training and planned task observations are provided by the QP on regular basis. The sample chain of custody is managed by experienced geologists from The RVN Group. The QP is satisfied with the QA and QC protocols in place. 8.2. Sample Preparation and Analysis 8.2.1. On-site Sample Preparation All samples were halved on-site by a geologist through the coning and quartering method as the samples were too moist or wet to use a riffle splitter, which has the potential to introduce cross-contamination and bias. The cone and quartering method does not introduce a systematic bias as it involves pouring each sample on a clean, flattened bag (1.0m-by-0.5m). The coning and quartering method is considered appropriate for the TSF material as TSF samples are homogeneous due to the deposition procedure. Figure 15 shows the cone and quartering methodology followed. One half is for the metallurgical test and the other half is for a routine exploration sample. Figure 15: Coning and Quartering Method Source: Modified after Alakangas, 2015 Sorting of samples took place on the TSFs and at the storage site at Ergo.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 58

Where a field duplicate was required, a selected routine exploration sample underwent a further coning and quartering process.

To maintain the validity and integrity of samples and as part of security measures, only geologists worked on the samples, and samples were sealed immediately after preparation.

8.2.2. Laboratories, Sample Preparation and Analyses

The samples were sent to the following three reputable laboratories for further preparation and assaying:

- MAED at Ergo's Plant in Brakpan: The facility is not accredited but it is the laboratory used by Ergo for its grade control and daily plant samples. MAED is not owned by Ergo, although it is situated in the Ergo Plant and was supplied with all routine exploration samples for analysis. MAED is independent of Ergo;
- SGS in Randfontein: SGS is a SANAS accredited facility (T0265) and has been used for the selected analytical method. Randomly selected check samples (approximately 10% of the total samples) from MAED were sent to SGS for confirmation. SGS is independent of Ergo; and
- Anglo Lab in Carletonville: Anglo Lab analyzed some check samples for 7L15 TSF in 2016 and 2017 as a secondary laboratory to MAED. The laboratory no longer exists, and it was not SANAS accredited. The laboratory was independent of Ergo.

Table 16 presents information about where the samples were analyzed.

Table 16: Laboratories Used

TSF	Primary Laboratory	Secondary Laboratory
	Crown Complex	
3L5	MAED	SGS
3L7	MAED	SGS
3L8	MAED	SGS
	City Deep Complex	
4L3	MAED	SGS
4L4	MAED	
4L6	MAED	
	Knights Complex	
4L14	MAED	SGS
4L39	MAED	
	Ergo Complex	
Rooikraal	MAED	SGS
7L15	MAED	SGS and Anglo Lab
	Marievale Complex	
7L4	MAED	
7L5	MAED	
7L6	MAED	
7L7	MAED	
	6L14	
6L14	MAED	SGS

The laboratories sorted and weighed samples on receipts, conducted dry screening to remove foreign material and to ensure no coarse material which would not be treated at the plant was removed. Subsequently, the samples were dried at 105˚C, then crushed to 80% passing 2mm, riffle split and finally pulverized to 75µm before being analyzed.

The selected laboratories follow analytical procedures that are conventional industry practice.

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 59 59 The samples were analyzed for gold by fire assay with gravimetric finish by MAED and Atomic Absorption Spectroscopy (AAS) finish by SGS and Anglo Lab. These methods are conventional and have been used for more than 50 years with minor adjustments. The methods have a lower detection limit of 0.01g/t Au and there is no upper detection limit for gravimetric finish. The AAS has a 10g/t Au upper limit. The lower limit is relevant to the TSFs. The TSFs are processed materials and are generally low-grade materials with slightly higher grades than ten times the detection limit. The laboratories were instructed to use a 100g aliquot to analyze for gold. Through experience, it is known that to analyze for gold in low-grade slimes, anything less than a 100g aliquot may report less accurate results. 8.2.3. QP Opinion The QP is satisfied with the sample preparation, analytical methods and level of cleanliness at the analytical laboratories. The analytical techniques employed are suited to the mineralization style and expected grades. The techniques meet the requirements for the intended use. 8.3. Analytical Quality Control 8.3.1. Nature and Extent of the Quality Control Procedures A comprehensive QC program comprising reference material, duplicates and commercially sourced certified blanks were inserted by The RVN Group in a random but stratified manner, at frequencies targeting ±10% coverage of all samples. The QC program identifies various aspects of the results that could negatively influence the subsequent evaluation processes. The QC samples were used to monitor the sampling, sample preparation and analytical processes. Analysis of QC data is performed to assess the reliability of all sample assay data and the confidence in the data used for Mineral Resource estimation. All QC sample insertions maintained consecutive numerical order. These control samples were inserted as part of a continuous sample number sequence and the QC samples were not obviously different from routine samples when the milled material was prepared and analyzed. Applying the QC process, it was possible to identify samples that have been swapped, gone missing or incorrectly labelled amongst other aspects. QC samples were sourced from African Mineral Standards (AMIS) based in Modderfontein, Johannesburg. The RVN Group ensured that all standards and blanks were stored in sealed containers and considerable care was taken to ensure that they were not contaminated in any manner (i.e., through storage in a dusty environment or being placed in a contaminated sample bag, etc.). Field duplicates were prepared on-site as the TSF material was already loose and fine-grained. The QC set of samples consisted of:  the certified silica blanks (AMIS0484, AMIS0577 and AMIS0865) from AMIS;  certified reference materials (CRMs) (AMIS0647 with 0.17g/t Au, AMIS0299 with 0.36g/t Au, AMIS0515 with 0.51g/t Au and AMIS0828 with 0.395g/t) from AMIS;  standard reference material L-AU015 and L-AU16 with an average value of 0.20g/t Au and 0.30g/t Au, respectively. Standard reference materials with the averages of 0.22g/t Au, 0.33g/t Au and 0.74g/t Au were also used; and

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 60 60  field duplicates (prepared through the cone and quartering technique). From 2021, only CRMs were used, and the use of in-house standard reference material was discontinued as in-house standards performance was not always consistent. The QP noted that this does not imply that the previous results were of low quality as rigorous quality control assessments were implemented. The new procedure of using only CRM with a matched matrix was implemented because the CRMs come with defined certified values and are easier to monitor. 8.3.2. Quality Control Results Analytical results for the blank and standards are analyzed graphically on control charts to facilitate the identification of anomalous data points. A sufficient number of standards, duplicates and blanks were inserted into the sample stream. If the QC sample result was reported outside three standard deviations of the certificate value a re-assay would be requested for the whole batch from the laboratory. 8.3.3. QP Opinion In the QP’s opinion, the QC samples covered a reasonable range of grades with respect to the overall resource grades and no significant bias was observed. The laboratories’ analytical data indicates overall acceptable precision and accuracy and no evidence of overwhelming contamination by the laboratory that would affect the integrity of the data. As a result, the analytical data from the laboratories is of acceptable integrity and can be relied upon for TSF grade estimation. 8.4. Sample Storage and Security Samples were stored at the Archive Store at Ergo’s processing plant in Brakpan. The storage facility is always locked and has an electric fence to prevent unauthorized entry. Sample rejects and pulps are stored for six months after all assays are received from the laboratory and then discarded due to space constraints. In the QP’s opinion, the sample storage and security measures are adequate for TSF evaluation. 8.5. Data Storage and Data Management Procedures are in place to ensure the accuracy and security of the databases. Laboratories reported results in Microsoft Excel and *.pdf formats. Information was obtained by RVN Group and captured into a Microsoft Excel spreadsheets (‘database’). Spot checks were randomly performed to identify transcriptional errors. The RVN Group created and validated the database on behalf of Ergo. The database was developed and validated in Microsoft Excel. The database was sent to Ergo for further use and storage. The RVN Group compiled the following key digital databases:  a drill hole database that includes collar location, assay and geology data;  assay quality control data;  density data; and  process samples information. The QP is satisfied with data storage and validation. The QP is of the opinion that the databases are a fair and accurate record of all drill hole and assay data.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 61 61 The RVN Group has saved the information, including the databases, in the cloud-based storage service as a backup, in line with the latest technological developments. Additionally, data is stored on external hard drives placed in different locations. The RVN Group has provided sufficient provisions to ensure the security and integrity of the data stored in the databases.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 62 62 9. DATA VERIFICATION Post-2016: The QP performed verifications of the data collected. The QP experienced no limitations to the review, analysis and verification of data. The QP did compare a selection of the hardcopy logs with the drill holes database and the logs and database match. The collars were checked by comparing the collars with the topography surface from the surveyor. Collars were also plotted on Google Earth Pro for confirmation. The collars were found to be accurate. Logging, surveying and sampling were monitored by the exploration geologists and verified routinely for consistency. The RVN Group geologists regularly maintain and validate the databases using validation routines and regularly check the drill hole data visually on-screen. A first check consists of identifying duplicate sample numbers or lack of sample information. Paper records are stored in a safe location at Ergo’s Offices. The QP is of the opinion that the data collection, import and validation workflows are consistent with industry standards and are of sufficient quality to support the Mineral Resource estimation. The QP has taken a number of steps to verify the Mineral Resource estimates, including assumptions and inputs into the estimate and the estimation process itself. The QP checked the volume, density and grade, noting that based on historical information, no dilution or mining loss is applied to the Mineral Reserve. The QP conducts reconciliations of Run-of-Mine (RoM) grade, tonnage, recovery (metallurgical assumptions) and other modifying factors from the ongoing mining operations to demonstrate that the modifying factors applied to the mine plan are as predicted by the geological block model. Actual performance for operational mining areas provides a high level of confidence where similar performance can be expected from future mining areas. The current Mineral Reserves have not demonstrated any material differences in the planned and actual modifying factors. The QP is of the opinion that the data used to estimate the Mineral Reserve is adequate. Historical: Sampling and assaying techniques of the TSFs prior to 2016 are essentially the same as the current work. The only real change noted by the QP is that the sieve size was reduced to 850µm in 2016, where it was 1,000µm previously. There is no apparent difference between the results using these different sieve sizes. The analytical method is fire assay, a well-established technique used in South African gold mines. The methods differed slightly over time and between laboratories, but the results are consistent within a TSF. Aliquot sizes have been either 100g or 125g, depending on the laboratory used. Quality control systems are in place in laboratories to monitor accuracy and precision.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 63 63 10. MINERAL PROCESSING AND METALLURGICAL TESTING 10.1. Nature and Extent of the Metallurgical Testing Method Samples were received from the various drilling exercises in 1.5m increments per hole. Composites were made over a 15m horizon as this corresponds with the monitoring/mining vertical cuts. The TSFs were generally divided into a top, middle and bottom horizon, depending on the height of the TSF. The TSFs were also divided in plan into areas or compartments, providing distinct samples for metallurgical test work. 10.2. Procedure The individual samples were split in two using a blending mat, and cone and quartering methods. The one half of the sample was returned to the sample bag for possible future use and for reference. The other half was composited as per the areas/horizons or domain alluded to earlier. The composite was well mixed, and sub-samples were taken for test work at Ergo Metallurgical Research laboratory or at the Maelgwyn South Africa Proprietary Limited’s laboratory. The proposed processing route for all TSF material is hydraulic mining, cyaniding in a Carbon-in-Leach (CIL) circuit and then carbon eluted for gold recovery before it is recycled back to the leach circuit. The eluate (gold bearing solution from the elution circuit) is sent to the zinc precipitation process, where gold is recovered from the solution on zinc dust. The zinc is filtered before it is calcined. The calcine cake is then smelted to produce gold bullion. A standard bottle roll test was done on each composite using the following leaching parameters:  samples slurried to a density of 1.45t/m3;  screened to remove +850µm discard material;  head sample was taken for triplicate fire assay;  pre-conditioning with lime for one hour to stable pH of 10.5;  cyanide added at 0.35kg/t to 0.5kg/t;  activated carbon added at 20g/l;  leach terminated after seven hours;  solids filtered and washed twice and solutions tested for residual reagents and gold content; and  residue assays done in triplicate. 10.3. Representative of the Samples Drill holes were drilled on a defined grid down to the soil. The samples received were split and composited in the laboratory and are representative of the various volumes within the TSFs. 10.4. Details of the Laboratories The Ergo Metallurgical Research Laboratory, located in Brakpan inside the Ergo processing plant, is geared to perform bottle roll testing on a routine basis with skilled technicians. Internal accounting checks are undertaken to ensure the accuracy of the work done. The laboratory is not accredited and is the internal test facility for Ergo. The laboratory is not independent of Ergo.

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Some tests were completed at Maelgwyn South Africa Proprietary Limited (Maelgwyn) laboratory, situated in Northriding, Johannesburg. Maelgwyn is accredited for International Organization for Standardization (ISO 9001:2025) to perform gold leaching test work with their assays analysis conducted by the SGS laboratory, in Randfontein. SGS is an SANAS accredited facility (T0265) for gold analysis.

Both the Maelgwyn and SGS laboratories are independent of Ergo.

10.5. Results

The main assumption was that the laboratory procedure emulates the processing plant and historical test work has shown to be a fair assumption. To accommodate the dissolved loss encountered in the processing plant, an allowance of 0.008g/t Au (plant inefficiency) is made to estimate the predicted recovery in the plant.

Table 17 presents the results of metallurgical test work.

Table 17: Summary of Predicted Ergo Processing Plant Performance

TSF	Head Au (g/t)	Washed Residue Au (g/t)	Dissolution Loss Au (g/t)	Recovery* (%)	Analysis Laboratory
Crown Complex					
3L8 (GMTS)	0.24	0.150	0.008	36.8	Ergo
3L7 (Mooifontein)	0.23	0.134	0.008	42.1	Ergo
3L5 (Diepkloof)	0.23	0.134	0.008	42.1	Ergo
City Deep Complex					
4L3	0.32	0.165	0.008	48.3	Ergo
4L4	0.37	0.182	0.008	50.8	Ergo
4L6	0.32	0.142	0.008	55.6	Ergo
Knights Complex					
4L14	0.29	0.134	0.008	53.1	Maelgwyn/Ergo
4L39	0.28	0.198	0.008	29.9	Ergo
Ergo Complex					
Rooikraal	0.26	0.173	0.008	33.5	Ergo
7L15	0.34	0.209	0.008	37.5	Maelgwyn/Ergo
Marievale Complex					
7L4	0.29	0.141	0.008	51.5	Ergo
7L5	0.29	0.198	0.008	32.1	Ergo
7L6	0.26	0.154	0.008	40.7	Ergo
7L7	0.32	0.215	0.008	33.3	Ergo
6L14	0.36	0.190	0.008	46.4	Maelgwyn/Ergo

*Note: The recovery factor estimate included consideration of Ergo plant performance, specifically accounting for plant inefficiency.

Where applicable, **weighted averages** were applied to estimate recoveries (weighting was not applied in the 2023 TRS), with the weights determined by how the TSF was divided into different areas. Recoveries for some TSFs were re-tested and confirmed in 2024.

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 65 65 10.6. Interpretation of the Results Table 17 summarizes the results of metallurgical test work that has been done on the various TSFs. In the table under the ‘comments’ column, an indication as to which laboratories carried out the test work is given. The head grade and washed residue are the results achieved in the laboratory. To predict how the material would respond to treatment in the Ergo processing plant, a dissolved gold loss of 0.008g/t Au (to account for plant inefficiency) has been applied. In general, the head grades vary between 0.20g/t Au and 0.37g/t Au. The response to cyanidation is varied which could be due to numerous factors such as different material from different sites. 10.7. QP Opinion In the opinion of the QP, data derived from metallurgical test work is adequate for designing processing facilities and techniques and provides suitable grade and recovery predictions for use in the LoM plan. Confidence is further increased by Ergo processing plant performance demonstrated through reconciliation for over 15 to 20 years. The metallurgical process is well-tested and utilized by numerous tailings retreatment operators in South Africa and elsewhere. There were no processing factors or deleterious elements that could significantly affect reasonable prospects of economic extraction.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 66 66 11. MINERAL RESOURCE ESTIMATES The gold grade estimation was completed using various modelling techniques depending on data properties: Inverse Distance Weighting (IDW) to the power of 2 and Ordinary Kriging where applicable and validation using the Nearest Neighbor (NN) technique. The techniques reported a similar average global gold grade with no significant conditional bias. The estimation approach was considered appropriate based on the review of several factors, including the quantity and spacing of available data, the interpreted control on mineralization, the style and geometry of the mineralization as well as geological logging and additional information recorded from the drill holes. TSFs are man-made engineering features which was considered in the estimation process. Mineral Resources were estimated for all the TSFs, and the estimation procedures are similar in approach for all the TSFs. However, each TSF is treated as a separate entity/domain as each has differences due to location, data distribution and characteristic of the material. Estimation procedures and parameters are given individually per TSF. All tailings material is above the current land surface and continuity of grade within the TSFs is defined based on +/- 100m drill hole spacing. The tailings material has been processed through a metallurgical treatment plant that ejects a waste residue that is relatively uniform when compared with the natural deposit from which the material is derived. The variation between samples in drill hole is small (0.1g/t to 1.0g/t) in comparison to in situ gold deposits. However, the percentage difference may be huge as is the case with trace elements. Datamine’s Studio RM was utilized for geological modeling, geo-statistical analysis, and mineral resource estimation. Most of the statistical and geostatistical study was completed using SAS JMP Pro and the RStudio, an open-source integrated development environment for “R”, a programming language for advanced statistical computing and graphics. Mineral Resource estimates are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resource will be converted into a Mineral Reserve. The Mineral Resource estimates for all the TSFs are declared as follows:  The TSFs themselves are the reference points;  no geological or other losses were applied as all material is accessible and there were no geological structures observed;  Mineral Resource estimates are stated as both inclusive and exclusive of Mineral Reserves as defined in Subpart 1300 of Regulation S-K; and  the Mineral Resource is 100% attributable to Ergo. DRDGOLD, the registrant, owns 100% of Ergo, thus the Mineral Resource is 100% attributable to the registrant. Item 11.1 to Item 11.9 present the methodology followed a similar methodology for all the TSFs. Item 11.10 to Item 11.15 provides details for each complex or TSF. The 26 smaller TSFs and clean-up material contribute about 11% of the total Mineral Resource estimates by tonnage. The other 12 smaller TSFs were excluded from the Mineral Resource statement as the QP conducted a study and determined that the 12 smaller TSFs have no reasonable prospects for economic extraction. The Mineral Resource estimates in these 26 smaller dumps pose a less than material risk to Ergo as less than 2% of the smaller TSF Mineral Resources makes it to the Life of Mine (LoM) plan. The majority of the small TSF Mineral Resources was estimated from survey information, production and/or historical data, applying straight arithmetic

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 67 67 averages as the TSFs or clean-up sites are too small to be evaluated by 3D modelling. The QP considered the inclusion of the smaller TSFs and clean-up operations as appropriate and has conducted verification checks to support their inclusion. The Mineral Resource estimates of these TSFs and clean-up operations are not discussed individually but are part of the total Mineral Resource for Ergo. All material TSFs are included in the LoM plan and have been converted into Mineral Reserves, thus the exclusive Mineral Resource tables in this Chapter are empty (have zero tonnes) as at 30 June 2025. All the material TSFs included in this Report are slimes dams. No sand dump is included. The material changes in this chapter compared to the previously filed Technical Report Summary are:  Removal of the Daggafontein TSF (192Mt at 0.24g/t Au Indicated Mineral Resource and 21Mt at 0.24g/t Inferred Mineral Resource) from the Mineral Resource Statement as the TSF has been designated as a deposition site to support Life of the Mine plan and the QP concluded that the TSF has no reasonable prospect of economic extraction.  The QP removed the three TSFs from Grootvlei Complex (107.66Mt at 0.26g/t), following the lapse of the prospecting rights and as common law ownership could not be secured.  The inclusion of two TSFs has been made. A new TSF, 4L39, containing 7.5Mt at 0.28 g/t Au Indicated Mineral Resource, was added to the Mineral Resource Statement; this TSF was previously owned by a third party and was purchased by Ergo in 2025. Additionally, a second TSF, 6L14 containing 6.98Mt at 0.36g/t Measured Mineral Resource, which has always been owned by Ergo, has been newly classified as a material property as at 30 June 2025. Only gold was estimated; no metal equivalent evaluations were performed. 11.1. Volume Modelling For all material TSFs, three-dimensional (3D) modelling was completed using drill hole information and survey data. Volumes were estimated using a top surface defined by a ground survey and associated digital terrain model. The bases of the TSFs were defined by the drill hole data and the edges of the TSFs. All drill holes, where possible, were drilled to intersect soil at the base of the TSFs. The block models were constructed inside of this volume. Tonnages and grades were then extracted from the block models. The QP excluded drill holes that were terminated prematurely before intersecting the TSF bases from the floor definitions. To further validate and improve the floor or volume definition, a team made up of the QP (Mineral Resources), Ergo’s Mineral Resources Manager and the qualified surveyor from Geografix conducts internal peer review process and validates the volumes for the TSFs. The QP takes ownership of the process and signs off the floors. This process commenced in the FY2024 and it is now the standard operating procedure at Ergo. The QP of Mineral Resources regards this approach as the best practice. 11.2. Bulk Dry Density An average dry bulk density of 1.42t/m3 described in Item 7.15 was applied to all the TSFs. The tonnes were reported as dry tonnes. 11.3. Exploratory Data Analysis

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 68 68 All drillholes, including the ones that did not intersect the base, were used in the estimation process. Only holes that were excluded are holes not surveyed (only two holes from the Crown Complex were excluded). Exploratory data analysis was done on raw and composited gold data. Samples were collected at 1.5m intervals. For OK or IDW estimation method, the sample lengths were adequate. The samples were composited to 6m to allow for NN estimation as the modelled blocks were 6m high to represent the TSF bench height. Samples were composited based on the mean sea level to mimic deposition. This allowed for estimations to be carried out based on the levels. The requirement for high-grade capping was assessed to ascertain the reliability and spatial clustering of the high- grade data. The steps completed as part of the high-grade capping assessment are summarized below:  review of the data to identify any data that deviates from the general data distribution. This was completed using histograms and log probability plots;  review of plots comparing the contribution to the mean and standard deviation of the highest-grade data; and  visual review in 3D to allow assessment of the clustering of the higher-grade data. The QP decided whether to apply capping or no capping to the gold grades for all the TSFs, based on the considerations outlined above. 11.4. Estimation Techniques The estimation was constrained by mineralization interpretations. The statistical characteristics of the available sample information and the spatial distribution aided the definition of the estimation parameters, such as search volume and orientation of the search ellipses. The IDW (to the power of 2) and NN method of estimation were chosen as the most appropriate methods for evaluation of TSFs, as the dataset for each TSF is generally homogeneous (laterally), grade variations are small due to deposition technique and the drill holes are well spread and spacing is moderately wide. The methods, when applied appropriately, retain the grade variation of the deposit, as opposed to an arithmetic average, and is simpler and more appropriate for TSF evaluation. Ordinary Kriging was used only where the variogram could be modeled, resulting in fewer TSFs having OK estimates. These estimation techniques have been found to be reliable by Ergo over the last 15 to 20 years of mining and processing TSFs. Hard domain boundaries were used throughout, preventing samples lying outside the domain from being used for the estimation, meaning slime and soil samples were separated during the estimation process. A three-pass estimation strategy was applied to each zone, applying an expanded and less restrictive sample search to the second and subsequent estimation passes and only considering blocks not previously assigned an estimate. However, more than 80% of the estimates were completed in the first pass. A record was kept of the number of samples used to estimate the grade into a block. The variance of each block and the search volume that satisfied the criteria used to select samples for use in the estimation of each block. 11.5. Modelling and Estimation Parameters The parent block size for all the TSFs was largely based on the average drill spacing and sample compositing interval. The height of the original dump benches is approximately 5m to 6m. The parent block size is selected to estimate the deposit approximates half the drill hole spacing and maps the bench height. Sub-blocking was allowed for a good volume definition.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 69

11.6. Model Validation

A routine validation process was followed for all the TSFs. All relevant statistical information was recorded to enable validation and review of the estimates.

The recorded information included:

- the number of samples used per block estimate;
- average distance to a sample per block estimate;
- estimation flag to determine in which estimation pass a block was estimated; and
- the number of drill holes from which composite data were used to complete the block estimate.

The estimates were reviewed visually and statistically prior to being accepted. The review included the following activities:

- comparison of volume estimates between the block model, the 3D wireframe model and the surveyor's report;
- check for global bias through comparison of the estimate versus the mean of the composite dataset, including weighting where appropriate to account for data clustering;
- histogram comparison of grade block distribution versus composite grade distribution;
- visual checks of cross-sections, long-sections and plans; and
- where production data was available, reconciliation was carried out as part of the model validation process.

Alternative estimates were also completed to test the sensitivity of the reported model to the selected interpolation parameters. An insignificant amount of variation in overall grade was noted in the alternate estimations. The results were satisfactory for the level of accuracy anticipated for TSF evaluation.

11.7. Technical and Financial Parameters

In determining the cut-off grades of Mineral Resources, the QP applied the data presented in Table 18.

The QP considered the gold price, exchange rate and working cost per tonne (long-term prices as at 30 June 2025), as applied reasonable for use in declaring Mineral Resources. Justification for the financial parameters including the gold price used is detailed in Item 16.2. Additional technical parameters per TSF are presented in the relevant items. The QP considered both technical and financial parameters (infrastructure, mine design and planning, processing plant, environmental compliance and permitting) to justify the reasonable prospects for economic extraction. All TSFs have studies done to a PFS level of accuracy (i.e., +/- 25%) to confirm the properties have reasonable prospects for economic extraction. All the material TSFs are included in the LoM plan.

Table 18: Financial and Technical Data considered for Mineral Resource

Element	Unit	Value
Mineral Resource Gold Price	USD/oz	2,982
Mineral Resource Gold Price	ZAR/kg	1,689,997
Exchange Projection	ZAR/USD	17.63
Working Costs per Tonne	ZAR/t	139

The QP has considered that Ergo does not selectively mine a TSF. The average grade of the TSF is used to determine whether or not a TSF is mined in its entirety. Where the average grade of the TSF is above the cut-off grade, all the material in the TSF is considered for mining. The QP applied no individual block cut-off.

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A cut-off grade is also determined per Complex. A TSF may report an average gold grade below a cut-off grade, but when included in a complex, the total complex should be above the cut-off grade. See Table 19 for the cut-off information. The QP determined cut-off grades using the formula presented in Item 12.2.

Table 19: Mineral Resource Estimate Cut-off Grades

TSF	Au Head Grade (g/t)	Recovery Factor (%)	Cut-off Grade (g/t)
Crown Complex			
3L8 (GMTS)	0.24	36.8	0.22
3L7 (Mooifontein)	0.23	42.1	0.20
3L5 (Diepkloof)	0.23	42.1	0.20
City Deep Complex			
4L3	0.32	48.3	0.17
4L4	0.37	50.8	0.16
4L6	0.32	55.6	0.15
Knights Complex			
4L14	0.29	53.1	0.15
4L39	0.28	29.9	0.27
Ergo Complex			
Rooikraal	0.26	33.5	0.25
7L15	0.34	37.5	0.22
Marievale Complex			
7L4	0.29	51.5	0.16
7L5	0.29	32.1	0.26
7L6	0.26	40.7	0.20
7L7	0.32	33.3	0.25
6L14			
6L14	0.36	46.4	0.18

The following statements apply to all Mineral Resources tables:

- Mineral Resources are not Mineral Reserves;
- Mineral Resources are reported inclusive and exclusive of Mineral Reserves;
- Mineral Resources have been reported in accordance with Subpart 1300 of Regulation S-K;
- Mineral Resources were estimated using the $2,982/oz, ZAR17.63/USD and ZAR1,689,997/kg financial parameters;
- the recovery information is presented in Table 17;
- the reference point is physical TSFs themselves (in situ);
- a troy ounce = 31.1034768g; and
- quantities and grades were rounded to reflect the accuracy of the estimates; any apparent errors are insignificant.

11.8. Assessment of the Reasonable Prospects for Economic Extraction

All the material TSFs reported in this Technical Report Summary are included in the LoM plan and have undergone evaluation at the Pre-Feasibility Study (PFS) level (see Items 18 to 19 of this Report). The QP confirms that these TSFs demonstrate reasonable prospects for economic extraction (RPEE), and the related estimates satisfy the criteria to be classified as Mineral Resources as defined in Subpart 1300 of Regulation S-K.

11.9. Uncertainties and Classification Criteria

Definitions for Mineral Resource categories used in this report are those defined by the Security and Exchange Commission in Subpart 1300 of Regulation S-K. Mineral Resource Estimates are classified to reflect the increased level of geological confidence into Inferred, Indicated and Measured Mineral Resource categories.

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 71 71 By their nature, all Mineral Resource estimates carry an inherent amount of risk and uncertainty depending on various factors, including interpretation of data, drilling data quality, uncertainty in the survey and metallurgical test work data collected and the modelling process. However, Ergo has been in operation for more than 15 years treating TSFs and sand dumps and has sufficiently mitigated Mineral Resource risks through obtaining sufficient sampling information. Some uncertainties were resolved through reconciliations, process improvement and the use of experienced personnel in data collection and interpretation. The QP based the Mineral Resource categorization on the robustness of the various data sources available, the confidence of the geological interpretation and various estimation parameters (e.g., distance to data, number of data, maximum search radii etc.) and reconciliation data where it is available. The QP considers the Mineral Resource classification as a function of the confidence of the whole process from drilling, sampling, geological understanding and variables relationships. TSFs are evaluated individually and there are no blanket classification parameters as TSFs are different. However, drill hole spacing and data quality contribute significantly to the classification confidence. Each TSF has its classification criteria discussed separately. Mineral Resource confidence was assessed via internal peer reviews, with no material issues identified. Mineral Resources have reasonable prospects for economic extraction and the QP considered a range of mining, processing, infrastructural, social, environmental and permitting factors. 11.10. Crown Complex Infill drilling was conducted at Crown Complex in March 2025, primarily to confirm the recoveries. The data was also used to define the TSF floors and grades. The QP noted no material changes in volumes and grades, the variance between previously reported tonnages and average grades for the TSFs was <1%. The QP interpreted this to mean the declared Mineral Resource is robust. The QP maintained the classification Indicated unchanged as the QP deemed the drillhole spacing too wide to support an upgrade to the Measured category. Sub-sections below summarize the evaluation procedure followed, with new data included. 11.10.1. Exploratory Data Analysis Statistical analysis of data was completed on raw data. Data was analyzed as raw, capped and composites. There was no material changed between the data sets. The data sets show positively skewed distribution. Based on the high-grade cap investigations, high-grade caps were selected and applied to the raw dataset:  3L7 (Mooifontein): gold grades were capped at 0.40g/t, which is 95% percentile of data;  3L8 (GMTS): gold grades were capped at 0.50g/t after studying probability plot; and  3L5 (Diepkloof): two domains (compartments) were modelled and gold grades were also capped at 0.50g/t based on data distribution. Capping was only applied to raw data and the impact on the means was deemed immaterial. 11.10.1.1. Mooifontein Grade distribution for Mooinfontein is shown in Figure 16 to Figure 18. Table 20 summarizes the basic statistics for Mooifontein.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 72 72 Figure 16: 3L7 (Mooifontein): Distribution of Raw Gold Capped Data Figure 17: 3L7 (Mooifontein): Distribution of Capped Gold Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 73 73 Table 20: Mooifontein: Basic Statistics Parameter Raw Au Capped Au Number of Samples* 681 681 Average Au (g/t)** 0.245 0.242 Minimum Au (g/t) 0.050 0.050 Maximum Au (g/t) 0.790 0.400 Standard deviation 0.068 0.056 CoV 0.276 0.233 * All historical (pre 2016 holes) drill holes were excluded as the QP could not confirm their locations; thus fewer number of samples compared to the 2023 TRS. The decision did not change data distribution. **the statistic parameter is an arithmetic average (basic statistics). Variogram Variography was performed to evaluate spatial autocorrelation among the samples, as presented in Figure 18. The variogram could be modeled and was used in the estimation process to obtain krigged estimates. Figure 18: Mooifontein: Variography 11.10.1.2. GMTS Grade distribution for GMTS is presented in Figure 19 to Figure 21. Table 21 summarizes basic statistics of GMTS.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 74 74 Figure 19: GMTS: Distribution of Raw Gold Capped Data Figure 20: GMTS: Distribution of Capped Gold Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 75 75 Table 21: GMTS Basic Statistics Parameter Raw Au Capped Au Number of Samples* 1091 1091 Average Au (g/t)** 0.246 0.245 Minimum Au (g/t) 0.001 0.001 Maximum Au (g/t) 1.050 0.500 Standard deviation 0.075 0.067 *All historical (pre 2016 holes) drill holes were excluded as the QP could not confirm their locations; thus fewer number of samples compared to the 2023 TRS. The decision did not change data distribution. **the statistic parameter is an arithmetic average (basic statistics). Variography The variography study was conducted, but the QP was unable to identify a robust variogram for modeling. Inverse distance weighting method was used in the estimation process. 11.10.1.3. Diepkloof Grade distribution for Diepkloof is presented in Figure 21 to Figure 23. Figure 21: Diepkloof: Distribution of Raw Gold Capped Data

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Figure 22: 3L5 (Diepkloof): Distribution of Capped Gold Data


Total Samples : 512
Minimum : 0.125
Maximum : 0.500
StdDeviation : 0.067
Coeff.Variation : 0.263
Mean : 0.254
Frequency
AUGT
0
20
40
60
80
100
0
0.1
0.2
0.3
0.4
0.5
0.6

Table 22: Diepkloof: Basic Statistics

Parameter	Raw Au	Capped Au
Number of Sample*s	512	512
Average Au (g/t)**	0.262	0.254
Minimum Au (g/t)	0.125	0.125
Maximum Au (g/t)	3.465	0.500
Standard deviation	0.160	0.067
CoV	0.613	0.263

*no historical drill hole was included due to location issues.

**the statistic parameter is an arithmetic average.

Variography

Variography was performed to evaluate spatial autocorrelation among the samples. A variogram was modeled as presented in Figure 23.

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Figure 23: Diepkloof: Distribution of Raw Gold Capped Data


Variogram
Type
Nugget
Spherical
Spherical
Variance
0.7
0.111
0.189
Range
-
103.6
272.8
Normalized Variogram
Distance

11.10.2. Modelling and Estimation Parameters

Half the drill hole spacing was chosen as the block size. Block size of 100m-by-100m-by-6m was chosen for the TSFs. Sub-celling was allowed for better volume definition.

The OK and IDW estimation methods were utilized. The sample search parameters are supplied in Table 23.

Table 23: Search Parameters: OK and Inverse Distance Estimation Methods

TSF	Domain	Estimation Pass	Search Distance X (m)	Search Distance Y (m)	Search Distance Z (m)	Minimum Number of Composites	Maximum Number of Composites
3L7 (Mooifontein)	Mooifontein	1	300	300	6	5	20
		2	600	600	12	5	20
		3	900	900	18	5	20
3L8 (GMTS)	GMTS	1	400	400	10	4	10
		2	800	800	20	4	10
		3	1,200	1,200	30	4	10
3L5 (Diepkloof)	Homestead	1	400	400	10	4	10
		2	800	800	20	4	10
		3	1,200	1,200	30	4	10
	Diepkloof	1	400	400	10	4	10
		2	800	800	20	4	10
		3	1,200	1,200	30	4	10

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11.10.3. Technical and Economic Factors

Item 13 to Item 19 were considered in declaring the Mineral Resource estimates. The TSFs are included in the LoM plan. The technical and economic studies were done at a PFS level of accuracy. The QP concluded that there are reasonable prospects for economic extraction.

11.10.4. Mineral Resource Classification Criteria

A list of the criteria used to classify Mineral Resources is given in Table 24. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to Inferred Mineral Resources, a moderate confidence in at least one item will mean a property is Indicated Mineral Resource while all highs mean the property is in the Measured Mineral Resource category.

Table 24: Confidence Levels for Key Criteria for Mineral Resource Classification

Items	Discussion	Confidence
Drilling Techniques	RC/aircore drilling technique to international standards	High
Logging	Detailed logging throughout	High
Drill Sample Recovery	The sample recovery was considered satisfactory and was acceptable for mineral resource estimation	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and quartering was applied	High
Quality of Assay Data	Available data is of robust quality however there is a relatively high variability in the lowest grade assays	High
Verification of Sampling and Assaying	A comprehensive QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces	High
Data Density and Distribution	Data points were well spread, though widely spaced. Approximately 150m to 200m spacing was followed	Moderate
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately	High
Bulk Density	A mean density of 1.42t/m^3 was considered reasonable	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	Estimation techniques used are considered suitable for the projects	High

The drill hole spacing was approximately 150m to 200m on all the TSFs. With this grid, the grade, floor elevation and TSF geometry were estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the TSFs. All TSFs were classified as Indicated Mineral Resources. No Measured Mineral Resource was declared as the drill space is too wide to conclusively define grade continuity and volume. No Inferred Mineral Resource was declared as drilling provided sufficient information for an Indicated Mineral Resource.

The data or supporting information is derived from the adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation.

11.10.5. Mineral Resource Statement

The inclusive and exclusive Mineral Resource estimates for the Crown Complex are presented in Table 25 and Table 26 respectively. The three TSFs from Crown Complex are included in the LoM plan and converted into Mineral Reserves, thus there were no exclusive Mineral Resources as at 30 June 2025.

Table 25: Crown Complex Mineral Resource Estimate (Inclusive)

TSF	Mineral Resources as at 30 June 2024 (Inclusive)	Mineral Resources as at 30 June 2025 (Inclusive)

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	Mineral Resource Category	Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
Measured Mineral Resources	-	-		-	-	-	-
3L5 (Diepkloof)	Indicated	97 174	0.23	724 818	96 574	0.23	720 344
3L7 (Mooifontein)	Indicated	67 556	0.23	501 726	67 486	0.23	501 209
3L8 (GMTS)	Indicated	107 226	0.24	820 480	107 896	0.24	825 607
Sub-total Indicated Mineral Resources		271 956	0.23	2 047 024	271 956	0.23	2 047 160
Sub-total Measured and Indicated Mineral Resources		**271 956**	**0.23**	**2 047 024**	**271 956**	**0.23**	**2 047 160**
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**271 956**	**0.23**	**2 047 024**	**271 956**	**0.23**	**2 047 160**

Table 26: Crown Complex Mineral Resource Estimate (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2024 (Exclusive)			Mineral Resources as at 30 June 2025 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
Measured Mineral Resources	-	-		-	-	-	-
3L5 (Diepkloof)	Indicated	97 174	0.23	724 818	-	-	-
3L7 (Mooifontein)	Indicated	67 556	0.23	501 726	-	-	-
3L8 (GMTS)	Indicated	107 226	0.24	820 480	-	-	-
Sub-total Indicated Mineral Resources		271 956	0.23	2 047 024	-	-	-
Sub-total Measured and Indicated Mineral Resources		271 956	0.23	2 047 024	-	-	-
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**271 956**	**0.23**	**2 047 024**	**-**	**-**	**-**

11.10.6. Mineral Resource Changes

There was no material change in Mineral Resource, except that all the TSFs are included in the LoM plan. The minor change in the Mineral Resource was due to infill drilling and better floor definition.

11.10.7. Mineral Resource Risks and Uncertainty

The application to renew the Mining Right was launched in 2014 and Ergo has since been constantly engaging with the DMPR. This report has considered section 24(5) of the MPRDA, as amended; as quoted below:

"A mining right in respect of which an application for renewal has been lodged shall despite its expiry date remain in force until such time as such application has been granted or refused."

The QP classified the overall Mineral Resource risk as medium due to the lower grades of the Crown Complex.

In the opinion of the QP, no further technical work is required as the drilling program provided sufficient data to define grade and tonnage.

11.11. City Deep Complex

11.11.1. Exploratory Data Analysis

Figure 24 to Figure 29 show the frequency distributions of the gold grades on 4L3, 4L4 and 4L6. Data was analyzed as raw, capped and composites. There was no material change between the data sets. The data sets show a positively skewed distribution.

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 80 80  Based on the high-grade cap investigations, high-grade caps were selected and applied to the raw dataset. A little/insignificant reduction in the available metal is noted.  4L3: capped at 0.65g/t Au;  4L4: capped at 0.65g/t Au; and  4L6: capped at 0.50g/t Au. Figure 24: 4L3: Distribution of Raw Gold Capped Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 81 81 Figure 25: 4L3: Distribution of Composited Gold Data Figure 26: 4L4: Distribution of Raw Gold Capped Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 82 82 Figure 27: 4L4: Distribution of Composited Gold Data Figure 28: 4L6: Distribution of Raw Gold Capped Data

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES

PAGE 83

Figure 29: 4L6: Distribution of Composited Gold Data


Total Samples : 41
Minimum : 0.200
Maximum : 0.400
StdDeviation : 0.049
Coeff.Variation : 0.165
Mean : 0.299
Frequency
Au

11.11.2. Modelling and Estimation Parameters

A block model with 100m-by-100m blocks was constructed for 4L3, 4L4 and 4L6 inside the respective volumes. Tonnages and grades were estimated into the block model. The parent block sizes selected to estimate the deposit approximates the drill hole spacing. The tailings bench heights are 5m to 8m high. The QP selected 6m in the Z direction for the City Deep Complex to correspond with the average bench height.

The IDW (2) estimation method was utilized. The sample search parameters are supplied in the Table 27.

Table 27: Search Parameters: Inverse Distance Estimation Method

TSF	Estimation Pass	Search Distance X (m)	Y (m)	Z (m)	Minimum Number of Composites	Maximum Number of Composites
	1	400	400	10	4	10
4L3, 4L4, 4L6	2	800	800	20	4	10
	3	1,200	1,200	30	4	10

11.11.3. Technical and Economic Factors

Item 13 to Item 19 were considered in declaring the Mineral Resource estimates. The TSFs are included in the LoM plan. The QP concluded that there are reasonable prospects for economic extraction.

11.11.4. Mineral Resource Classification Criteria

An additional list of the criteria used by the QP to classify the Mineral Resource estimates in addition to the statistical parameters is given in Table 28. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 84 84 Inferred, a moderate confidence in at least one item will mean a property is Indicated while all highs mean the property is in the Measured Mineral Resource category. Table 28: Confidence Levels of Key Criteria for Classification of the TSFs Mineral Resources Items Discussion Confidence Drilling Techniques Auger to industry standards High Logging Detailed logging throughout High Drill Sample Recovery The sample recovery is estimated as >90% and was considered acceptable for Mineral Resource estimation High Sub-sampling Techniques and Sample Preparation Material has previously been processed and was submitted directly for sampling High Quality of Assay Data Available data is of robust quality High Verification of Sampling and Assaying A comprehensive QC program was implemented High Location of Sampling Points Survey of all collars and TSF surfaces High Data Density and Distribution Data points are well distributed and provide sufficient information High Geological Interpretation Geometry is known accurately High Mineralization Type Mineralization is well known from processing High Estimation and Modelling Techniques Inverse distance used for resource declaration. NN used for validation High The QP classified the Mineral Resources into the Measured Mineral Resource Category as the drill hole spacing was tight enough (approximately 100m apart) to provide sufficient evidence of grade continuity and estimate tonnes with high confidence. No Indicated and Inferred Mineral Resources were declared.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 85

11.11.5. Mineral Resource Statement

Table 29 to Table 30 present Mineral Resources for 4L3, 4L4 and 4L6 as at 30 June 2025. There were no exclusive Mineral Resources for the three TSFs as all have been converted to Mineral Reserves.

Table 29: City Deep Complex Mineral Resource Estimates (Inclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2024 (Inclusive)			Mineral Resources as at 30 June 2025 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
4L3	Measured	11,855	0.32	121,969	8,127	0.32	83,613
4L4	Measured	2,410	0.37	28,665	2,198	0.37	26,145
4L6	Measured	4,738	0.32	48,741	4,738	0.32	48,741
Sub-total Measured Mineral Resources		19,003	0.33	199,375	15,063	0.33	158,499
Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		19,003	0.33	199,375	15,063	0.33	158,499
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**19,003**	**0.33**	**199,375**	**15,063**	**0.33**	**158,499**

Table 30: City Deep Complex Mineral Resource Estimates (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2024 (Exclusive)			Mineral Resources as at 30 June 2025 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
4L3	Measured	-	-	-	-	-	-
4L4	Measured	-	-	-	-	-	-
4L6	Measured	-	-	-	-	-	-
Sub-total Measured Mineral Resources		-	-	-	-	-	-
Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		-	-	-	-	-	-
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**-**	**-**	**-**	**-**	**-**	**-**

11.11.6. Mineral Resource Changes

There was no material change in Mineral Resources as only mining depletion was applied.

11.11.7. Mineral Resource Risks and Uncertainty

The QP's opinion is that the overall grade and tonnage estimates are reasonable for mine planning based on the drill hole data and assay statistics.

The gold price fluctuations present the main risk to the declared Mineral Resource estimates.

Risks of grade, continuity of mineralization and tonnes were mitigated through the reasonable drilling space, validation procedures, metallurgical testing, advanced statistical analyses and the use of robust modelling techniques.

The QP classified the overall Mineral Resource risk as low. In the opinion of the QP, no further technical work is required as the drilling program provided enough data to define continuity.

11.12. Knights Complex

11.12.1. Exploratory Data Analysis

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 86 86 11.12.1.1. 4L14 TSF Statistics of the sample population from raw, capped and composited data are given in Figure 30 to Figure 37. At 4L14, both slime and soil were mineralized with soil having a maximum grade of 1.96g/t Au. The spread of both the slimes and soil data is not large which indicates that the grade variability is low. The gold grades for soil were capped at 0.94g/t to reduce the over-estimation of soil gold resources. Capping reduced the mean by about 10%; however, this is due to lack of data rather than a large volume of high-grade material. The slimes grades were composited into 6m intervals. The soil domain was not composited as there was not enough data. The 6m composites were based on numerous statistical tests and bench height. The bench height is 5m to 6m high. Figure 30: 4L14: Distribution of Slime Raw Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 87 87 Figure 31: 4L14: Log Distribution of Slime Raw Data Figure 32: 4L14: Distribution of Slime 6m Composited Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 88 88 Figure 33: 4L14: Log Distribution of Slime 6m Composited Data Figure 34: 4L14: Distribution of Soil Raw Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 89 89 Figure 35: 4L14: Log Distribution of Soil Raw Data Figure 36: 4L14: Distribution of Soil Raw Capped Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 90 90 Figure 37: 4L14: Log Distribution of Soil Raw Capped Data 11.12.1.2. 4L39 TSF Figure 38 presents basic statistics for 4L39. The layer of municipal/industrial waste on top of the TSF was modeled. This was done so the volume of waste could be removed from the total volume of the TSF. Samples were collected at 1.5m intervals. For the IDW estimation method, the sample lengths were adequate. The samples were further composited to 3m to allow for NN estimation, as the modelled blocks were 3m high to represent a multiple of bench height. No data capping was performed as the QP deemed it unnecessary.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 91 91 Figure 38: Histogram 4L39 TSF Figure 39: Log Histogram for 4L39 TSF

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES

PAGE 92

Figure 40: Log Probability for 4L39 TSF


Log Probability Plot for Au(g/t) STRAT SLIME
Mean : 0.283
Probability
0.999
0.995
0.99
0.95
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.05
0.01
0.005
0.001
0.1
0.2
0.5
1
Au(g/t)

11.12.2. Modelling and Estimation Parameters

The parent block sizes for the TSFs were based on the average drill spacing and compositing interval. The height of the dump benches is around 5m to 6m. The parent block sizes selected to estimate the deposit approximates half the drill hole spacing. Sub-blocking was allowed for good volume definition. Soil was modelled as a separate domain for 4L14. Soil was modelled because it had high gold values, the QP attributed this high gold value to gold remobilization from the TSF.

IDW (2) was Estimation Parameters for 4L14 and 4L39 are given in Table 31.

Table 31: 4L14 and 4L39: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance X (m)	Y (m)	Z (m)	Minimum Number of Composites	Maximum Number of Composites	Maximum Number of Composites per Drill Hole
Slime	1	500	500	12	5	10	2
	2	1,000	1,000	24	5	10	2
	3	1,500	1,500	36	5	10	2
Soil	1	500	500	12	5	10	2
	2	1,000	1,000	24	5	10	2
	3	1,500	1,500	36	5	10	2

A number of search parameters were tested; optimum parameters were chosen by the QP.

11.12.3. Technical and Economic Factors

Item 13 to Item 19 were considered in declaring the Mineral Resource Estimates. The technical studies were done at a PFS level. As at 30 June 2025, there were mining activities on 4L14. No mining was taking place on 4L39.

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11.12.4. Mineral Resource Classification Criteria

The 4L14 TSF was classified using a number of criteria including data density, estimation statistics and TSF knowledge and interpretation.

A list of the criteria used to classify the Mineral Resources in addition to the statistical parameters, is given in Table 32 and Table 33. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to an Inferred Mineral Resource, a moderate confidence in at least one item will mean a property is Indicated while all highs mean the property is in the Measured Mineral Resource category.

Table 32: Confidence Levels of Key Criteria for Classification of the 4L14 TSF Mineral Resources

Items	Discussion	Confidence
Drilling Techniques	Auger to international standards	High
Logging	Detailed logging throughout	High
Drill Sample Recovery	The sample recovery is estimated as >90% and is considered acceptable for Mineral Resource estimation	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and can be submitted directly for sampling	High
Quality of Assay Data	Available data is of good quality	High
Verification of Sampling and Assaying	A comprehensive QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces	High
Data Density and Distribution	Drilled with auger drill holes at 100m-by-100m	High
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	NN and Inverse Distance Squared	High

The TSF was classified as a Measured Mineral Resource due to a tight drill hole spacing of <100m and high data quality. This spacing enabled the QP to estimate tonnage and grade continuity with high confidence.

Table 33: Confidence Levels of Key Criteria for Classification of the 4L39 TSF Mineral Resource

Items	Discussion	Confidence
Drilling Techniques	Auger to international standards	High
Logging	Detailed logging throughout	High
Drill Sample Recovery	The sample recovery is estimated as >90% and is considered acceptable for Mineral Resource estimation	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and can be submitted directly for sampling	High
Quality of Assay Data	Available data is of robust quality however there is a relatively high variability in the lowest grade assays	Moderate
Verification of Sampling and Assaying	A comprehensive QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces. Data points were well spread. No drilling in some areas due to access issues	Moderate
Data Density and Distribution	Drilled with auger drill holes at 100m-by-100m	High
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	NN and Inverse Distance Squared	High

4L39 was classified as Indicated Mineral Resource due to wide drilling spacing (100m to 150m) and some spots are not accessible for drilling. No Measured Mineral Resource is declared for 4L39.

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11.12.5. Mineral Resource Statement

Table 34 and Table 35 present the Mineral Resource for 4L14 and 4L39. There were no exclusive Mineral Resource as all have been converted into Mineral Reserves. A layer of municipal and industrial waste with a thickness of 4 to 5 m overlies the 4L39 TSF, representing an estimated volume of approximately 393,344 m^3 to be removed prior to and/or during mining, as detailed in Item 13.5.

Table 34: Knights Complex Mineral Resource Estimates (Inclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2024 (Inclusive)			Mineral Resources as at 30 June 2025 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
4L14	Measured Mineral Resources	7,015	0.29	64,275	4,012	0.29	36,763
Sub-total Measured Mineral Resources		7,015	0.29	64,275	4,012	0.29	36,763
4L39 Indicated Mineral Resources		-	-	-	7,500	0.28	68,240
Sub-total Measured and Indicated Mineral Resources		7,015	0.29	64,275	11,512	0.28	105,003
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		7,015	0.29	64,275	11,512	0.28	105,003

Table 35: Knights Complex Mineral Resource Estimates (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2024 (Exclusive)			Mineral Resources as at 30 June 2025 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
4L14	-	-	-	-	-	-	-
Sub-total Measured Mineral Resources		-	-	-	-	-	-
4L39 Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		-	-	-	-	-	-
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		-	-	-	-	-	-

11.12.6. Mineral Resource Changes

Mining on 4L14 TSF resulted in a depletion of the Mineral Resource. Depletion and reconciliation are detailed in Table 54. The modeled average gold grade correlated well with production data. Ergo obtained ownership of 4L39 in FY2025. No mining has taken place on 4L39 TSF.

11.12.7. Mineral Resource Risks and Uncertainty

The QP's opinion is that the overall grade and tonnage estimates are reasonable for planning based on the drill hole data and assay statistics.

The gold price fluctuations present the main risk to the declared Mineral Resource estimates.

Risks of grade, continuity of mineralization and tonnage were mitigated through the reasonable drilling spacing, validation procedures, metallurgical testing, advanced statistical analyses and the use of robust modelling techniques. The QP classified the overall Mineral Resource risk as low. In the opinion of the QP, no further technical work is required as the drilling program provided enough data to determine continuity.

11.13. Ergo Complex

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 95 95 11.13.1. Exploratory Data Analysis 11.13.1.1. Rooikraal Exploratory data analysis was done on raw and composited gold data (Figure 41 and Figure 42). The distribution of the raw and composite is symmetrical with similar coefficient of variation and a low standard deviation. Based on the high-grade cap investigations, the QP decided not to apply high-grade capping as no extreme values were noted. Figure 41: Rooikraal: Distribution of Raw Gold Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 96 96 Figure 42: Rooikraal: Log Distribution of Composited Gold Data 11.13.1.2. 7L15 A comprehensive study on the 2015 versus the 2016 to 2017 datasets was performed. The 2015 dataset has higher grades than the 2016 to 2017 dataset. The 2015 dataset reported an average gold grade of 0.40g/t and the 2016 to 2017 dataset has an average gold grade of 0.26g/t. A decision was made to re-drill three drill holes and compare the 2015 samples against the 2016 samples in the same horizon. The 2016 samples were split on-site into three subsamples and were sent to two different laboratories. One batch was sent to the local mine laboratory (MAED at Ergo plant) and two batches of same samples were sent to the Anglo Lab with completely different sample numbers to avoid the laboratory identifying that the samples were from the same drillholes. Data for the campaigns were analyzed for compatibility. Figure 43 shows the plot of the data distribution per campaign. The 2015 results reported higher values than other campaigns. The QP noted that 2016/2017 and 2023 data differences is minor and these datasets can be combined and used for modeling purposes. The QP decided not to include the 2015 dataset in the modelling purpose as data quality could not be ascertained. The MAED laboratory analyzing the 2016 samples is a new laboratory at the Ergo processing plant and not the old laboratory at the Crown processing plant, which analyzed the 2015 samples.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 97 97 Figure 43: Box Plots of the Data (red line represents a gold mean per mean) Domaining was completed based on physical location (compartments) and Exploratory Data Analysis. Statistical analysis was performed per domain. The TSF was partitioned into North and South domains (Figure 44). Figure 44: 7L15 TSF Domains

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 98 98 Exploratory Data Analysis The QP noted that there is no relationship between TSF thickness and gold values, however, the base has elevated gold grades compared to the rest of the TSF. The requirement for high-grade capping was assessed to ascertain the reliability and spatial clustering of the high- grade data. The steps completed as part of the high-grade capping assessment are summarized below:  review of the data to identify any data that deviates from the general data distribution. This was completed using histograms and log probability plots;  review of plots comparing the contribution to the mean and standard deviation of the highest-grade data; and  visual review in 3D to allow assessment of the clustering of the higher-grade data. Capping was applied for the South domain at 0.60g/t (Figure 46). No capping or cutting was applied for North domain (Figure 45). Datasets show that the distribution of gold grade is positively skewed. Figure 45: North Domain: Histogram and Probability Plots of the Raw Capped Data Figure 46: South Domain: Histogram and Probability Plots of the Raw Capped Data

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES

PAGE 99

Figure 47: South Domain: Histogram and Probability Plots of the Capped Data


Log Histogram for AUGT (bh_2023min_s)
Total Samples : 107
Minimum : 0.150
Maximum : 0.600
Mean : 0.363
StdDeviation : 0.106
Coeff.Variation : 0.292
Skewness : 0.055
Kurtosis : -0.681
Frequency
AUGT
Log Probability Plot for AUGT (bh_2023min_s)
Total Samples : 107
Minimum : 0.150
Maximum : 0.600
Mean : 0.363
StdDeviation : 0.106
Coeff.Variation : 0.292
Skewness : 0.055
Kurtosis : -0.681
Probability
AUGT

11.13.2. Modelling and Estimation Parameters

Rooikraal and 7L15 were evaluated using IDW (2) estimation method.

Rooikraal

The height of the original dump benches is approximately 5m to 6m. The parent block sizes selected to estimate the deposit approximates the drill hole spacing (at least a drill hole in a block) and maps the bench height.

A number of search parameters were tested and optimum parameters were chosen by the QP. The sample search parameters are supplied in Table 36.

Table 36: Rooikraal: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance X (m)	Y (m)	Z (m)	Minimum Number of Samples	Maximum Number of Samples	Maximum Number of Samples per Drill Hole
Rooikraal	1	600	600	12	6	18	5
	2	1,200	1,200	24	6	18	5
	3	1,800	1,800	36	6	18	5

7L15

The parent block sizes for the 7L15 TSFs were based on the average drill spacing and compositing interval. The parent block sizes selected to estimate the deposit approximate half the drill hole spacing. Sub-blocking was allowed for good volume definition. The search parameters are presented in Table 37.

Table 37: 7L15: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance X (m)	Y (m)	Z (m)	Minimum Number of Composites	Maximum Number of Composites	Maximum Number of Composites per Drill Hole
North	1	400	400	6	2	5	-
	2	800	800	12	2	5	-
	3	1,200	1,200	24	2	5	-
South	1	400	400	6	2	5	-
	2	800	800	12	2	5	-

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3	1,200	1,200	24	2	5	-

11.13.3. Technical and Economic Factors

The QP used the PFS information (Item 13 to Item 19) to declare that the Rooikraal and 7L15 TSFs have reasonable prospects for economic extraction. The TSFs are included in the LoM plan.

The QP's opinion is that there is a reasonable prospect for economic extraction based on the total mix of technical and economic factors.

11.13.4. Mineral Resource Classification Criteria

A list of the criteria used to classify Mineral Resources in addition to the statistical parameters is given in Table 38. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to Inferred Mineral Resource, a moderate confidence in at least one item will mean a property is Indicated Mineral Resource while all highs mean the property is in the Measured Mineral Resource category.

Table 38: Ergo: Confidence Levels for Key Criteria for Mineral Resource Classification

Items	Discussion	Confidence
Drilling Techniques	Auger for 7L15 and for Rooikraal TSF, RC and auger drilling techniques were used. These methods are industry standard for drilling TSFs	High
Logging	Detailed logging throughout	High
Drill Sample Recovery	The sample recovery was considered satisfactory and was acceptable for Mineral Resource estimation	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and quartering was applied	High
Quality of Assay Data	Available data is of robust quality however there is a relatively high variability in the lowest grade assays	High
Verification of Sampling and Assaying	A comprehensive QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces	High
Data Density and Distribution	Data points were well spread. Approximately 100m-by-100m spacing was followed	High
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately.	High
Bulk Density	A mean density of 1.42t/m^3 was considered reasonable with a potential upside	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	NN and Inverse Distance	High

The drillhole spacing was approximately 100m-by-100m. With this grid, the grade, floor elevation and TSF geometry were estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the TSF. Some auger drill holes that did not intersect the floor, had the floor defined by the RC drill holes. All the RC drill holes intersected the floor or the base. The TSF material was classified as a Measured Mineral Resource.

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11.13.5. Mineral Resource Statement

The Mineral Resource in Table 39 to Table 40 is 100% attributable to DRDGOLD. There is no exclusive Mineral Resource as the TSFs have been converted to Mineral Reserve.

Table 39: Ergo Mineral Resource Estimates (Inclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2024 (Inclusive)			Mineral Resources as at 30 June 2025 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
7L15	Measured	17,909	0.34	192,887	17,909	0.34	192,887
Rooikraal	Measured	52,517	0.26	438,997	47,351	0.26	395,817
Sub-total Measured Mineral Resources		70,426	0.28	631,884	65,260	0.28	588,704
Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		70,426	0.28	631,884	65,260	0.28	588,704
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**70,426**	**0.28**	**631,884**	**65,260**	**0.28**	**588,704**

Table 40: Ergo Mineral Resource Estimates (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2024 (Exclusive)			Mineral Resources as at 30 June 2025 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
7L15	Measured	-	-	-	-	-	-
Rooikraal	Measured	-	-	-	-	-	-
Sub-total Measured Mineral Resources		-	-	-	-	-	-
Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		-	-	-	-	-	-
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**-**	**-**	**-**	**-**	**-**	**-**

11.13.6. Mineral Resource Changes

The change in the Mineral Resource for Rooikraal is due to normal mining depletion. The change in the average gold grade for 7L15 reported in the FY2023 TRS (0.26g/t) was due to additional drilling conducted in October and November 2023.

11.13.7. Mineral Resource Risks and Uncertainty

The QP classified the overall Mineral Resource risk for both the Rooikraal and 7L15 TSFs as low to medium due to the low-grade margin, gold price, recovery and working costs.

In the opinion of the QP, no further technical work is required as the drilling program provided sufficient data to define continuity.

11.14. Marievale Complex

11.14.1. Exploratory Data Analysis

Exploratory data analysis was done on raw and composited gold data (Figure 48 to Figure 56). Data was analyzed as raw, capped and composites. There was no material changed between the data sets. The data sets distribution is symmetrical.

Based on the investigation, cutting or capping of the extreme values was considered. Lower extreme grades were noted and visualized in 3D space. They were considered part of the population:

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 102 102  7L4: capping was applied at 0.45g/t Au. All gold grades greater than 0.45g/t were set as 0.45g/t;  7L5: no capping was applied as no outliers were noted;  7L6: no capping was applied as no outliers were noted; and  7L7: capping was applied at 0.70g/t Au to minimize the impact of extremely high values. A study on domaining was conducted. The TSFs were not domained laterally or vertically; however, the QP noted the vertical stratification. This stratification aided in defining the search volume (estimation parameter) in a vertical direction. The gold distributions are symmetrical and the variability is low, typical for a TSF. Figure 48: 7L4: Distribution of Capped Raw Gold Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 103 103 Figure 49: 7L4: Distribution of Composited Raw Gold Data Figure 50: 7L5: Distribution of Raw Gold Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 104 104 Figure 51: 7L5: Distribution of Composited Gold Data Figure 52: 7L6: Distribution of Raw Gold Data

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 105 105 Figure 53: 7L6: Distribution of Composited Gold Data Figure 54: 7L7: Distribution of Raw Capped Gold Data

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES

PAGE 106

Figure 55: 7L7: Distribution of Composited Capped Gold Data


Total Samples : 118
Minimum : 0.160
Maximum : 0.660
StdDeviation : 0.085
Coeff.Variation : 0.250
Mean : 0.341
Frequency
Au
0
10
20
30
40
50
0,2
0,4
0,6
0,8

11.14.2. Modelling and Estimation Parameters

The height of the original dump benches is approximately 5m to 6m. The parent block sizes selected to estimate the deposit approximates the half the drill hole spacing and corresponds to the bench height or multiple thereof. Sub-blocking was allowed for good volume definition.

The IDW (2) estimation method was utilized. The sample search parameters are supplied in Table 41.

Table 41: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance X (m)	Y (m)	Z (m)	Minimum Number of Composites	Maximum Number of Composites	Maximum Number of Samples Per Drill Hole
Slime	1	400	400	6	3	10	2
	2	800	800	12	3	10	2
	3	1,200	1,200	18	3	10	2

11.14.3. Technical and Economic Factors

The technical and financial studies completed for the Marievale Complex were at the preliminary feasibility study (PFS) level of accuracy, (i.e., +/-25%) as presented in Item 13 to Item 19. The QP concluded that there are reasonable prospects for economic extraction.

11.14.4. Mineral Resource Classification Criteria

A list of the criteria used to classify Mineral Resources is given in Table 42. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 107 107 classification is downgraded to Inferred Mineral Resource, a moderate confidence in at least one item will mean a property is Indicated Mineral Resource while all highs mean the property is in the Measured Mineral Resource category. Table 42: Confidence Levels for Key Criteria for Mineral Resource Classification Items Discussion Confidence Drilling Techniques Auger drilling technique to international standards High Logging Detailed logging throughout High Sub-sampling Techniques and Sample Preparation Material has previously been processed and quartering was applied High Quality of Assay Data Available data is of robust quality however there is a relatively high variability in the lowest grade assays High Verification of Sampling and Assaying A comprehensive QC program implemented during exploration High Location of Sampling Points Survey of all collars and TSFs surfaces High Data Density and Distribution Data points were well spread High Database Integrity Errors identified and rectified High Geological Interpretation Geometry is known accurately High Bulk Density A mean density of 1.42t/m3 was considered reasonable High Mineralization Type Mineralization is well known from processing High Estimation and Modelling Techniques NN, and Inverse Distance High The material was classified as a Measured Mineral Resource as drill hole spacing was approximately 100m-by-100m. No Indicated or Inferred Mineral Resources were declared as the geological confidence derived from exploration, test work and Mineral Resource estimation work was conclusive, and the Mineral Resource can be used for mine planning studies.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 108

11.14.5. Mineral Resource Statement

The Mineral Resource Estimates are stated as both inclusive and exclusive of Mineral Reserve (Table 43 to Table 44). There are no exclusive Mineral Resource estimates as all the TSFs have been converted into Mineral Reserves.

Table 43: Marievale Mineral Resource Estimates (Inclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2024 (Inclusive)			Mineral Resources as at 30 June 2025 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
7L4*	Measured	17,590	0.29	164,570	17,590	0.29	164,570
7L5	Measured	6,980	0.29	65,528	6,980	0.29	65,528
7L6	Measured	12,760	0.26	106,663	12,760	0.26	106,663
7L7	Measured	16,784	0.32	174,297	16,784	0.32	174,297
Sub-total Measured Mineral Resources		54,114	0.29	511,058	54,114	0.29	511,058
Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		54,114	0.29	511,058	54,114	0.29	511,058
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**54,114**	**0.29**	**511,058**	**54,114**	**0.29**	**511,058**

* The TSFs were re-evaluated in FY2024 and the QP confirmed the grades for the Marievale TSFs with 7L4 reporting 0.29g/t compared to 0.34g/t reported in the 2023 TRS.

Table 44: Marievale Resource Estimates (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2024 (Exclusive)			Mineral Resources as at 30 June 2025 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
7L4	Measured	-	-	-	-	-	-
7L5	Measured	-	-	-	-	-	-
7L6	Measured	-	-	-	-	-	-
7L7	Measured	-	-	-	-	-	-
Sub-total Measured Mineral Resources		-	-	-	-	-	-
Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		-	-	-	-	-	-
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**-**	**-**	**-**	**-**	**-**	**-**

11.14.6. Mineral Resource Changes

There was no change in Mineral Resource as no drilling, mining, or additional deposition was done on Marievale Complex since the latest estimate.

11.14.7. Mineral Resource Risks and Uncertainty

The QP's opinion is that the overall grade and tonnage estimates are reasonable for mine planning based on the drill hole data and assay statistics. This presents a low risk for preliminary feasibility or feasibility mine planning work, as only Mineral Resources with the highest level of geoscientific knowledge are included in an economic assessment.

The gold price fluctuations present the main risk to the declared Mineral Resource.
Risks of grade and continuity of mineralization were mitigated through the closely spaced drilling, validation procedures, metallurgical testing, advanced statistical analyses and the use of robust geological modelling techniques.

The QP classified the overall Mineral Resource risk as low to medium. In the opinion of the QP, no further technical work is required as the drilling program provided enough data to define continuity.

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11.15. 6L14

11.15.1. Exploratory Data Analysis

Analysis of data from different campaigns was completed to check compatibility. Tools used for this were box plots, histograms, PP and QQ plots, and ANOVA table. Datasets from different campaigns were then combined.

Based on the high-grade cap investigations, high-grade caps were selected and applied to the raw dataset. An insignificant reduction in the available metal was noted.
6L14: gold grades were capped at 0.90g/t;

Figure 56 and Table 45 present the basic statistics data for 6L14. Data was analyzed as raw, capped and composites. There was no material changed between the data sets. The data sets show positively skewed distribution.

Figure 56: 6L14: Distribution of Raw Capped Gold Data


Histogram for AUGT STRAT SLIME
Total Samples : 111
Minimum : 0.165
Maximum : 0.900
StdDeviation : 0.109
Coeff.Variation : 0.307
Skewness : 1.334
Kurtosis : 4.609
Mean : 0.355
Frequency
AUGT
0
5
10
15
20
25
30
0.2
0.4
0.6
0.8
1
1.2

Table 45: Summary of the Basic Statistics

Parameter	Gold g/t
Number of Samples	111
Average Au (g/t)	0.355
Minimum Au (g/t)	0.165
Maximum Au (g/t)	0.900
Standard deviation	0.109

11.15.2. Modelling and Estimation Parameters

The parent block size for the TSF was largely based on the average drill spacing and sample compositing interval. The height of the original dump benches is approximately 5m to 6m. The parent block size selected to estimate the deposit

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approximates the drill hole spacing for the TSF and maps the bench height. Sub-blocking was allowed for a good volume definition.

The IDW (2) estimation method was utilized. The sample search parameters are supplied in Table 46.

Table 46: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance X (m)	Y (m)	Z (m)	Minimum Number of Composites	Maximum Number of Composites
6L14	1	400	400	10	5	20
	2	800	800	20	5	20
	3	1,200	1,200	30	5	20

11.15.3. Technical and Economic Factors

The Mineral Resource Estimates were declared considering the PSF studies completed. The TSF is included in the LoM plan.

11.15.4. Mineral Resource Classification Criteria

A list of the criteria used to classify the Mineral Resources, in addition to the statistical parameters, is given in Table 47. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to Inferred Mineral Resource, a moderate confidence in at least one item will mean a property is Indicated Mineral Resource while all highs mean the property is in the Measured Mineral Resource category.

Table 47: Confidence Levels for Key Criteria for Mineral Resource Classification

Items	Discussion	Confidence
Drilling Techniques	Auger drilling technique to international standards	High
Logging	Detailed logging throughout	High
Drill Sample Recovery	The sample recovery was considered satisfactory and was acceptable for Mineral Resource estimation	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and quartering was applied	High
Quality of Assay Data	Available data is of robust quality however there is a relatively high variability in the lowest grade assays	High
Verification of Sampling and Assaying	Full QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces	High
Data Density and Distribution	Data points were well spread, though widely spaced. Approximately 100m-by-100m spacing was followed	High
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately	High
Bulk Density	A mean density of $1.42t/m^3$ was considered reasonable	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	NN and Inverse Distance	High

The drill hole spacing was approximately 100-by-100m or less. With this grid, the grade, floor elevation and TSF geometry were estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the TSFs. The TSF was classified in the Measured Mineral Resource category.

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The data or supporting information is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between the points of observation.

11.15.5. Mineral Resource Statement

The Mineral Resource Estimates for the 6L14 are presented in Table 48. There is **no exclusive** Mineral Resource as the TSF is declared a Mineral Reserve.

Table 48: 6L14 Mineral Resource Estimates (Inclusive)

TSF	Mineral Resource Category	Mineral Resources as 30 June 2024 (Inclusive)			Mineral Resources as at 30 June 2025 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
6L14	Measured	6,980	0.36	79,667	6,980	0.36	79,667
Sub-total Measured Mineral Resources		6,980	0.36	79,667	6,980	0.36	79,667
6L14	Indicated	-	-	-	-	-	-
Sub-total Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		6,980	0.36	79,667	6,980	0.36	79,667
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**6,980**	**0.36**	**79,667**	**6,980**	**0.36**	**79,667**

11.15.6. Mineral Resource Changes

There was no change in Mineral Resource as no additional drilling, mining, and additional deposition was done on the 6L14 TSF.

11.15.7. Mineral Resource Risks and Uncertainty

The mining right over 6L14 has expired and Ergo has applied for renewal. This report has considered section 25(5) of the MPRDA, as amended:

"A mining right in respect of which an application for renewal has been lodged shall despite its expiry date remain in force until such time as such application has been granted or refused."

The QP classified the overall Mineral Resource risk as low. In the opinion of the QP, no further technical work is required as the drilling program provided sufficient data to define continuity.

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11.16. Summary Mineral Resource Estimates

Table 49 and Table 50 present the summary of the Mineral Resource estimates (inclusive) for the 15 TSFs. The Mineral Resource estimates are reported as inclusive of the Mineral Reserve and the reference point is in situ, meaning the physical TSFs are Mineral Resources themselves.

Table 49: Inclusive Mineral Resource Estimates of the 15 Material Properties as at 30 June 2025

Complex	TSF*	Category	Mineral Resources as at 30 June 2024 (Inclusive)			Mineral Resources as at 30 June 2025 (Inclusive)		
			Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
City Deep	4L3	Measured	11 855	0.32	121 969	8 127	0.32	83 613
	4L4	Measured	2 410	0.37	28 665	2 198	0.37	26 146
	4L6	Measured	4 738	0.32	48 741	4 738	0.32	48 741
Knights	4L14	Measured	7 015	0.29	64 275	4 012	0.29	36 763
Ergo	7L15	Measured	17 909	0.34	192 887	17 909	0.34	192 887
	Rooikraal	Measured	52 517	0.26	438 997	47 351	0.26	395 819
Marievale	7L4	Measured	17 590	0.29	164 570	17 590	0.29	164 570
	7L5	Measured	6 980	0.29	65 528	6 980	0.29	65 528
	7L6	Measured	12 760	0.26	106 663	12 760	0.26	106 663
	7L7	Measured	16 784	0.32	174 297	16 784	0.32	174 297
6L14	6L14	Measured	6 980	0.36	79 667	6 980	0.36	79 667
Sub-total Measured Mineral Resources			157 538	0.29	1 486 259	145 429	0.29	1 374 694
Crown	3L5 (Diepkloof)	Indicated	97 174	0.23	724 818	96 574	0.23	720 344
	3L7 (Mooifontein)	Indicated	67 556	0.23	501 726	67 486	0.23	501 209
	3L8 (GMTS)	Indicated	107 226	0.24	820 480	107 896	0.24	825 607
Knights	4L39**	Indicated	-	-	-	7 500	0.28	68 240
Sub-total Indicated Mineral Resources			271 956	0.23	2 047 024	279 456	0.24	2 115 400
Sub-total Measured and Indicated Mineral Resources			429 494	0.26	3 533 283	424 885	0.26	3 490 094
Inferred			-	-	-	-	-	-
Sub-total Inferred Mineral Resources			-	-	-	-	-	-
Total Material Mineral Resources			**429 494**	**0.26**	**3 533 283**	**424 885**	**0.26**	**3 490 094**

* Daggafontein TSF, previously classified as a material property in the prior Technical Report Summary, has been removed from the Mineral Resource Statement as at 30 June 2025. This change reflects the TSF's designation as a deposition site with the QP concluding that there are no reasonable prospects for economic extraction.

**4L39 was not owned by Ergo in the FY2024.

Additional Notes:

i. Mineral Resources are not Mineral Reserves.

ii. Mineral Resources are reported inclusive of Mineral Reserves.

iii. Mineral Resources have been reported in accordance with Subpart 1300 of Regulation S-K

iv. Mineral Resources were estimated using the $2,982/oz, ZAR17.63:1USD and ZAR1,689,997/kg financial parameters and recoveries in Table 17

v. Quantities and grades were rounded to reflect the accuracy of the estimates; and if any apparent errors are insignificant

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Table 50 presents exclusive Mineral Resource estimates for the material properties.

Table 50: Exclusive Mineral Resource Estimates of the 15 Material Properties as at 30 June 2025

Complex	TSF	Category	Mineral Resources as at 30 June 2024 (Exclusive)			Mineral Resources as at 30 June 2025 (Exclusive)		
			Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
City Deep	4L3	Measured	-	-	-	-	-	-
	4L4	Measured	-	-	-	-	-	-
	4L6	Measured	-	-	-	-	-	-
Knights	4L14	Measured	-	-	-	-	-	-
Ergo	7L15	Measured	-	-	-	-	-	-
	Rooikraal	Measured	-	-	-	-	-	-
Marievale	7L4	Measured	-	-	-	-	-	-
	7L5	Measured	-	-	-	-	-	-
	7L6	Measured	-	-	-	-	-	-
	7L7	Measured	-	-	-	-	-	-
6L14	6L14*	Measured	-	-	-	-	-	-
Sub-total Measured Mineral Resources					-	-	-	-
Crown	3L5 (Diepkloof)	Indicated	97 174	0.23	724 818	-	-	-
	3L7 (Mooifontein)	Indicated	67 556	0.23	501 726	-	-	-
	3L8 (GMTS)	Indicated	107 226	0.24	820 480	-	-	-
Knights	4L39**	Indicated	-	-	-	-	-	-
Sub-total Indicated Mineral Resources			271 956	0.23	2 047 024	-	-	-
Sub-total Measured and Indicated Mineral Resources			271 956	0.23	2 047 024	-	-	-
Inferred			-	-	-	-	-	-
Sub-total Inferred Mineral Resources			-	-	-	-	-	-
Total Material Mineral Resources			**271 956**	**0.23**	**2 047 024**	-	-	-

*6L14 was not included in the previous TRS as it was not a material property.

**4L39 was not owned by Ergo in the FY2024.

Additional Notes:

i. Mineral Resources are not Mineral Reserves.

ii. Mineral Resources are reported exclusive of Mineral Reserves.

iii. Mineral Resources have been reported in accordance with Subpart 1300 of Regulation S-K.

iv. Mineral Resources were estimated using the $2,982/oz, ZAR17.63:1USD and ZAR1,689,997/kg financial parameters and recoveries in Table 17.

vi. Quantities and grades were rounded to reflect the accuracy of the estimates; and if any apparent errors are insignificant

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ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 115

The total Mineral Resource Estimates for Ergo are presented in Table 51 and Table 52. The total Mineral Resource consisted of 15 material properties and 26 small TSFs and clean-up sites. The changes in Mineral Resource from June 2024 to June 2025 are due to depletion of 19.25Mt at 0.33g/t Au as presented on Figure 58 and Table 53. Material changes to Mineral Resources are:

- The entire Daggafontein TSF (214.11Mt at 0.24g/t) has been removed from the total Mineral Resources, as Ergo has decided to designate Daggafontein as a deposition site and the QP concluded that the TSF has no reasonable prospect for economic extraction.
- All three Grootvlei dumps (107.66Mt at 0.26g/t) have been removed, following the lapse of the prospecting rights and as common law ownership could not be secured.
- A new dump, 4L39, containing 7.5Mt at 0.28g/t Au, was purchased by Ergo and has been added to the total Mineral Resources.

Additionally, a negative survey adjustment of 7.75Mt at 0.15g/t was applied, mainly due to recent survey work on the Fleurhof dumps.

A total of 12 smaller TSFs/cleanup areas, containing 2.29 Mt at 0.44 g/t Au, were excluded from the Mineral Resource Statement because the QP conducted a study and determined they have no reasonable prospects for economic extraction. This change is not considered significant as it only affected smaller TSFs/cleanup sites.

The depletion applied at Ergo is a straight tonnage subtraction, and the survey adjustment is a straight tonnage addition or subtraction; thus, no individual block grade changes are considered, except in TSFs where additional drilling was completed. The QP deemed this technique suitable for the deposits under consideration.

Table 51: Ergo Inclusive Mineral Resources Statement as at 30 June 2025

Mineral Resource Classification	Mineral Resource as at 30 June 2024			Mineral Resource as at 30 June 2025		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Tonnes (Mt)	Au (g/t)	Contents (Moz)
Measured Mineral Resource	236.10	0.29	2.22	150.54	0.30	1.46
Indicated Mineral Resource	561.95	0.25	4.46	325.26	0.25	2.64
Sub-total Measured and Indicated Mineral Resource	**798.04**	**0.26**	**6.68**	**475.80**	**0.27**	**4.10**
Inferred Mineral Resource	21.32	0.24	0.16	-	-	-
Total Mineral Resources	**819.36**	**0.26**	**6.85**	**475.80**	**0.27**	**4.10**

Table 52: Ergo Exclusive Mineral Resources Statement as at 30 June 2025

Mineral Resource Classification	Mineral Resource as at 30 June 2024			Mineral Resource as at 30 June 2025		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Tonnes (Mt)	Au (g/t)	Contents (Moz)
Measured Mineral Resource	66.04	0.26	0.55	-	-	-
Indicated Mineral Resource	365.78	0.24	2.87	42.43	0.30	0.41
Sub-total Measured and Indicated Mineral Resource	**431.81**	**0.25**	**3.42**	**42.43**	**0.30**	**0.41**
Inferred Mineral Resource	21.32	0.24	0.16	-	-	-
Total Mineral Resources	**453.13**	**0.25**	**3.59**	**42.43**	**0.30**	**0.41**

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 116 116 Figure 58: Mineral Resource Reconciliation (Inclusive) Table 53: Total Mineral Resource Reconciliation (Inclusive) Mineral Resource as at 30 June 2024 Tonnes (Mt) Au (g/t) Contents (Moz) 819.36 0.26 6.85 Depletion (19.25) 0.33 (0.21) Survey adjustments (positive and negative) (7.75) 0.15 (0.04) Removal of Daggafontein TSF (214.11) 0.24 (1.65) Removal of Grootvlei TSFs (107.66) 0.26 (0.90) New TSF Added – 4L39 7.50 0.28 0.07 Removal of 12 small TSFs or rehab sites as they had no reasonable prospect for economic extraction (2.29) 0.44 (0.03) Mineral Resource as at 30 June 2025 475.80 0.27 4.10 Note: Quantities and grades have been rounded to two decimal places; therefore minor computational errors may occur. A note is given to explain that depletion of Mineral Resources does not always equal depletion of Mineral Reserves. This is because depletion includes mining of Mineral Resources that were not part of the Life of Mine (LoM) plan—that is, Mineral Resources not converted into Mineral Reserves. In such cases, Mineral Resource depletion will exceed Mineral Reserve depletion. The difference between the two is considered immaterial and consistent with industry practice. 11.17. QP’s Opinion In the QP’s opinion, all relevant technical and economic factors that may likely affect the reasonable prospects of economic extraction, were adequately considered for the Mineral Resources reported. The QP recommended no further work. 4.10 -0.20 -2.580.07 -0.04 6.85 0 1 2 3 4 5 6 7 8 M in e ra l R e so u rc e s a s a t 30 Ju ne 2024 (Inc lu sive ) D e p le tio n s A d d itio n o f th e TSF - 4L39 R e m o va l o f th e TSFs - D a g g a fo n te in a nd G ro o tvle i Su rve y A d ju stm e n t M in e ra l R e so u rc e s a s a t 30 Ju ne 2025 (Inc lu sive ) A u c o n te nt ( M o z)

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 117 117 12. MINERAL RESERVE ESTIMATES This section includes discussion and comments on the conversion of Mineral Resources to Mineral Reserves. Specifically, comments are based on the key assumptions, parameters, and methods (Modifying Factors) used to estimate the 30 June 2025 Mineral Reserve. Mineral Reserves estimates are affected by multiple factors that change over time. Fluctuations in the gold price, exchange rates, legislation in the operating country, other reporting jurisdictions and a wide range of operating conditions may affect the mineral reserve estimates. Estimates of the Mineral Reserves should be considered best estimates at the time of reporting. The level of the study conducted to support the declaration of the 30 June 2025 Mineral Reserve is based on a mine plan and design conducted to at least a Preliminary Feasibility Study (PFS) level of work. Ergo utilizes Measured and Indicated Mineral Resources incorporated into the Life of Mine (LoM) plan. No Inferred Mineral Resources have been converted to Mineral Reserves. 12.1. Grade Control and Reconciliation The Ergo LoM plan and schedule for the individual TSFs is based on 3-D geological models, which provide grade, density, and volume for each block. The planning department takes this information and establishes a grade for the proposed mining cut, typically in the order of 15m. The mine plan accounts for each block, resulting in a tonnage and grade estimate for the entire mining block or mining cut. The mining cut is then sequenced and scheduled. Figure 59 provides examples of top, isometric and grade model views of a TSF planned to be mined. Figure 59: Mine design model showing top, isometric, and grade model of TSF (Deswik, 2025) Ergo conducts grade and tonnage reconciliations on a quarterly basis with no material difference between the planned and actual grades and tonnages observed.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 118

Table 54: Reconciliation of RoM Head Grade (Au)

Year	Actual RoM Head Grade (g/t)	Actual Processing Plant Head Grade (g/t)	Head Grade Difference (g/t)	Percentage Difference (%)
2019/2020	0.358	0.354	-0.004	-2.10%
2020/2021	0.366	0.363	0.006	-0.70%
2021/2022	0.372	0.365	0.007	-1.93%
2022/2023	0.391	0.381	0.010	-3.51%
2023/2024	0.404	0.405	0.001	0.25%
2024/2025	0.348	0.363	0.015	4.32%

Table 55: Reconciliation of RoM Tonnage

Year	Measured Survey Tonnage (kt)	Processing Plant Tonnage (kt)	Tonnage Difference (kt)	Percentage Difference (%)
2019/2020	20 247	20 228	-37	-0.18%
2020/2021	22 905	22 952	47	0.21%
2021/2022	22 683	22 111	-572	-2.52%
2022/2023	16 971	17 334	363	2.14%
2023/2024	16 220	16 101	-119	-0.73%
2024/2025	20 329	19 487	-842	-4.14%

The results in Table 54 and Table 55 indicate there is no material difference between the planned grade and actual RoM grade, indicating a reasonable correlation between the survey and realized processing plant grade. The reconciliation between the surveyed and actual processing plant tonnage indicates no material difference over the past six years.

12.2. Cut-off Grade Estimation

The cut-off grade, for the purposes of the Mineral Reserve definition, is defined as the grade at which the value of the contained metal in a unit quantity is equivalent to the cost of its production, i.e., the breakeven cut-off grade.

$$\text{Cut-off Grade} = \frac{\text{Total On-Mine Production Costs}}{(\text{Metal Market Price} - \text{Off-Mine Costs}) \times \text{Recovery}}$$

The gold price and other operational inputs are discussed in various Items of this Report; justification for the gold price is given in Item 16.2 and 16.6; plant recoveries are reviewed in Item 14, Item 16 reports on marketing and pricing, and operating costs are commented on in Item 18. The cut-off grade and Mineral Reserve grades for the source areas are provided in Table 56. Note that due to the nature of mining TSFs, the cut-off grade is not based on a block value or individual sections of the TSF but based on the total TSF (i.e., if the entire TSF grade is above the cut-off grade, the TSF will be mined.

Table 56: LoM Cut-off Grade and Mineral Reserve Grades

Source Area	Plant Recovery (%)	LoM Cut-off Au Grade (g/t)	Mineral Reserve Au Grade (g/t)
Ergo	41.4	0.20	0.26

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 119 119 The cut-off grade provided above is based on the June 2025 LoM plan and used to validate the 30 June 2025 Mineral Resource and Mineral Reserve estimation. Gold price ZAR1,689,997/Kg Au (Item 16) On-mine cost ZAR139/t (Item 18) Off-mine cost ZAR0.00/t Recoveries as per Item 14 of this TRS All TSFs grades in the LoM plan are above the calculated cut-off grade for each individual TSF 12.3. Estimation and Modelling Techniques Ergo reports its Mineral Resources and Mineral Reserves in accordance with the Regulation S-K 1300. In no case has Measured Mineral Resources been downgraded to a Probable Mineral Reserve category. Other than geological modelling, no other modelling or estimation techniques are used in the selection of Mineral Reserves. Selection for inclusion in the Mineral Reserves is based on the average grade of the TSF being above the required cut-off grade. The Mineral Reserve estimate for all the TSFs and sand dumps are declared as follows: • Tonnes and grade are RoM as delivered to the processing plant; • No mining losses or dilution have been applied in the conversion process, nor has a mine call factor been applied; • Mineral Reserves were estimated using the $2,982/oz, ZAR17.63 and ZAR1,689,997/kg financial parameters and individual TSF recoveries are used to determine the cut-off grade; • Mineral Reserves have been reported in accordance with the classification criteria defined in the Subpart 1300 of Regulation S-K; and • Mineral Reserve is 100% attributable to DRDGOLD. 12.4. Mineral Reserve Classification Criteria The Mineral Reserve classification of Proven and Probable is a function of the Mineral Resource classification with due considerations of the minimum criteria for the “modifying factors” as considered in the S-K1300. In no case has Measured Mineral Resources been downgraded to a Probable Mineral Reserve Category. Due to the length of approval times for the renewal of permits, some of the Mineral Reserves may be based on permits (approvals) still in the process of being renewed. At this time, there is no indication that these renewals will not be granted and therefore have been used in the LoM plan and Mineral Reserve statement.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 120

12.5. Mineral Reserve Statement

The QP confirms that the Mineral Reserve statement presented in Table 57 is disclosed in accordance with the S-K1300 guidelines.

Table 57: Ergo TSF Mineral Reserves Statement as at 30 June 2025

Mineral Reserve Classification	Mineral Reserve as at 30 June 2024			Mineral Reserve as at 30 June 2025		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Au (g/t)	Tonnes (Mt)	Contents (Moz)
Proven	170.06	0.31	1.67	150.54	0.30	1.46
Probable	196.17	0.25	1.60	282.83	0.24	2.22
Total Mineral Reserves	**366.23**	**0.28**	**3.27**	**433.37**	**0.26**	**3.69**

Notes:

1. Tonnes and grades were rounded, and this may result in minor adding discrepancies.
2. The Mineral Reserve has been reported in accordance with the classification criteria defined in the Regulation S-K 1300.
3. The Mineral Reserve is estimated using the $2,982/oz, ZAR17.63 and ZAR1,689,997/kg financial parameters.
4. No mining losses or dilution has been applied in the conversion process nor has a mine call factor been applied.
5. Tonnage and grade RoM delivered to the processing plant.
6. The attributable Mineral Reserve is 100% of the total Mineral Reserve.

Only gold was estimated; no metal equivalent evaluations were performed.

Table 58 depicts the Mineral Reserve reconciliation between 01 July 2024 and 30 June 2025. Some 18.22Mt was depleted through mining operations; 0.23Mt was added due to survey adjustments; 192.79 Mt was removed from the Mineral Reserve by removing the Daggafontein TSF; a further 1.53 Mt was removed as seven TSFs were moved from the Mineral Reserve and moved to the Not In Reserve "NIR"; finally 279.46 Mt from the Crown Complex and the 4L39 TSFs was added by Ergo to the Mineral Reserve category.

Table 58: Mineral Reserve Reconciliation

Source	Tonnes (Mt)	Au Grade (g/t)	Content (Moz)
Mineral Reserve as at 30 June 2024	366.23	0.28	3.27
Depletion through Mining	(18.22)	0.33	(0.19)
Survey Adjustments (addition)	0.23	1.28	0.01
Removed from Reserves	(192.79)	0.24	(1.49)
Removed from Reserve to NIR	(1.53)	0.47	(0.02)
Added to Reserves	279.46	0.24	2.12
Mineral Reserve as at 30 June 2025	**433.37**	**0.27**	**3.69**

Note:

1. Quantities and grades have been rounded to two decimal places, therefore minor computational errors may occur.

The various modifying factors, i.e., mining, metallurgical, processing, infrastructure, economic, marketing, legal, environmental, social and governmental factors, are discussed in the following Items of this Report.

12.6. QP Statement on the Mineral Reserve Estimation

The Mineral Reserves declared are estimated from the 30 June 2025 Mineral Resource statement and the 30 June 2025 LoM plan. The 2025 LoM plan was developed by Ergo and is based on the Mineral Resource Estimates as at 30 June 2025, together with a set of modifying factors derived from recent historical results, and economic inputs provided by Ergo.

The assumptions applied in determining the modifying factors and economic inputs are reasonable and appropriate. The LoM plan is sufficiently detailed to ensure achievability and is based on infrastructure capabilities as well as historical achievements. All the inputs used in the estimation of the Mineral Reserves have been thoroughly reviewed

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 121 121 and can be considered technically robust. The QP applies a low risk to the Mineral Reserves but acknowledges that several external factors can impact Mineral Reserves, such as environmental, social and governmental aspects. The Mineral Reserve is sensitive to the gold price, exchange rate, recovery, and operating costs, all of which impact the cut-off grade estimation for Ergo. The sensitivities highlighted are typical of most gold mining operations. Ergo focuses on those areas where it may have an impact, e.g., recovery and operating costs. The sensitivity analysis is discussed in more detail in Item 19. Since external factors determine revenue, Ergo manages this risk by being focused on areas that it can influence – costs and operational efficiency. Ergo continues to investigate ways to mitigate cost increases and reduce costs by making ongoing improvements on process and efficiencies. For example, precise dosing of chemicals and consumables, based on the continuing analysis of key drivers in the Ergo processing plant, contributes to minimizing costs. In addition, reducing friction in pipelines through high-density polyethylene (HDPE) lining reduces power consumption, and maintaining a closed water circuit and using recycled water, which reduces the costs of water consumption, are a few initiatives implemented. The QP has reviewed all the inputs used in the 30 June 2025 Mineral Reserve estimation and can be considered technically robust.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 122

13. MINING METHODS

Ergo's business is the retreatment of old gold-bearing sand dumps and slimes dams (termed TSFs) to recover gold. Consequently, Ergo has acquired an extensive inventory of gold-bearing sand and slimes TSFs spread across the Central and East Rand goldfields. The sand and slimes TFSs were produced from the processing of gold ores of the Witwatersrand Supergroup by the historic gold mines that operated across the gold fields. These mines are now mostly defunct and stretch from the Crown, City Deep and Knights plants in the Central Rand to the south of Johannesburg to the Daggafontein TSF in the East Rand, over some 70km.

The result of Ergo's retreatment is the creation of 'new' TSFs, which are currently deposited onto the Brakpan TSF. The Brakpan TSF is a mature facility and approaching its final phase as a mega-volume tailings storage facility. Therefore, in light of Ergo's planned future production plans, Ergo has commenced with the process of recommissioning the adjacent Withok TSF, to create an additional 310 million tonnes of deposition capacity. The requisite public participation process has been completed, and the project is in its authorization phase. Commissioning is planned to occur within the next three to four years. Ergo plans to maintain its current deposition rate of 1.65 million tonnes per month for another three to four more years before moving onto the adjacent Withok TSF. The regulatory process to recommission Withok is complex, though, and the regulator may not approve all aspects of the envisaged design. The footprint and location of the facility also make for a challenging construction process, and this may result in target dates not being met, and planned throughput rates not being achieved. The Daggafontein TSF has been removed out the Mineral Resource statement to resume depositioning to support Ergo's life of mine and supplement the Brakpan TSF. The designation of the Daggafontein TSF as deposition facility will also provide some mitigation in the event that challenges are encountered during the authorisation and construction phases of the Withok TSF. In this way, Ergo plays a dual role in creating value and undertaking environmental clean-up.

Ergo consists of the Knights plant (operating as a milling and and pump station) and City plant (operating as a pump station) feed material to the Ergo processing plant, pipeline infrastructure, the mining rights, licenses and permits to access many surface resources (old TSFs made up of slimes and sand), and the Brakpan TSF as the current deposition facility.

Table 59 presents recent historical operation results with 19.8Mtpa being the production target. During the three-year financial periods, although operational tonnage was lower than planned, operational performances were boosted by a high average gold price for FY2025 (ZAR1,6732,357/kg), FY2024 (ZAR1,248,679/kg) and FY2023 (ZAR1,041,102/kg), resulting in robust net cash flows.

Table 59: Historical Ergo Operational Results

Year	FY2025	FY2024	FY2023
Tonnage (t) ('000)	19,487	16,101	17,334
Gold Produced (kg)	3,473	3,639	3,931
Yield (g/t)	0.18	0.23	0.23

13.1. Mining Method

The current mining methods applied by Ergo are suitable for all TSFs (dumps/dams). No selective mining will occur with the entire TSF being processed. No selective mining is the result of four conditions inherent in the Ergo's operation of reclaiming the dumps:

- there is nowhere on the mining sites to dump the below cut-off grade material;

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 123 123  the mining method is not conducive to selective mining;  the operation is a rehabilitation exercise, and all mineralized material must be removed from the site, and it is, therefore, economically beneficial to process all material, even low-grade material; and  Concurrent rehabilitation takes place which reduces the environmental impact as well as the rehabilitation liabilities. Figure 60: Crown Complex Footprint 13.2. Hydraulic Mining The use of water plus energy to mine unconsolidated material has a long history. Documented and physical evidence indicate widespread and sophisticated use in the Californian goldfields in the mid-19th century. Thousands of kilometres of ditches and flumes were constructed to gravitate water from high in the mountains to generate sufficient pressure to “flush” the alluvial gravel beds into sluices. In recent years, however, the most popular techniques have been based on hydraulic mining used to mine unconsolidated materials, alluvial deposits, freshly blasted ores, and for the recovery (or re-mining) of dewatered TSFs. Hydraulic mining can be loosely defined as the process of excavating material (the ore body) from its in-situ state using water. A stream of water is directed at the ore body (mineralized tailings material) to break and/or soften the material mechanically, allowing the water flow to carry it away. The application or effectiveness of the method is a function of various factors ranging from the size, velocity and pressure of the water stream to the location, as well as the hardness, particle size, and moisture content of the material to be mined.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 124 124 Hydraulic mining is typically undertaken using 100mm or 150mm monitor guns (Figure 61), with increased production achieved by including additional units. Hydraulic mining provides a high degree of flexibility that allows simultaneous mining at several points over a wide range of production rates. Consequently, grade blending is readily achievable. Figure 61: Example of Hydraulic Mining Hydraulic mining in semi or near-saturated conditions is possible and common and has a clear advantage over load- and-haul operations. Hydraulic mining does not create, but rather ameliorate the airborne dust problem often associated with fine TSFs and dry mining techniques. A typical generic hydraulic mining system is shown in Figure 62.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 125 125 Figure 62: Hydraulic Mining Process Diagram Notes: Source: modified after J Engels, No Date Note: the pumps have been excluded for clarity The planning of hydraulic mining considers several factors:  The required production rate,  The life of the operation,  The type of material to be mined, including hardness, density, grading, specific gravity, degree of contamination (vegetation),  The site topography, shape and form of the ore body,  The slurry quality requirements,  The pumping distances, and  Water, power, equipment and labour availability. Considering the aspects mentioned above allows the size and number of monitor guns to be determined. Essentially, most applications require 1m3 of water per dry tonne to be mined targeting for 50% solids. A monitor gun (100mm or 150mm) can be fitted with different diameter nozzles that allow production rates to be “fine-tuned”. Before the slurry enters the pumping facilities, it is usually necessary to pass the slurry through a screen or series of screens depending upon the degree of contamination and oversize material. Satellite pumps are typically vertical spindle pumps suspended from gantries above a sump and pumps into a thickener or header tank ahead of the plant that accommodate surges in flow, grading or density. Hydraulic mining provides the slurry feedstock to the mineral processing plant continuously. To maintain production, high pressure must be ensured. Slurry densities and production rates will not be achieved if the water pressure is not

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 126 126 maintained. Critical to hydraulic mining is consistent high slurry densities. If densities drop, less tonnage is delivered to the processing plant, thus increasing the mining cost. Figure 63 demonstrates a cross-sectional view of mining a TSF. Figure 63: Typical Mining Method for a TSF 13.3. Conventional Load, Haul and Slurry A second mining method employed by Ergo is the use of front-end loaders (FEL) to load slimes and sand (Figure 64). In these cases, the FELs load from the bottom of the dump and transport the mineralized material to a feed hopper which feeds a conveyor. The conveyor transports (Figure 64 to Figure 68) the mineralized material to the satellite pump station where it is mixed with water to form a slurry then pumped to the processing plant. In other cases, the FELs load directly onto trucks for transport to the processing plant.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 127 127 Figure 64: Example of Loading with a FEL Figure 65: Example of Loading with a FEL into a Hopper

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 128 128 Figure 66: Example of Material on Conveyor Figure 67: Slurry Point for Loading

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 129 129 Figure 68: Example of Transportation Truck Prior to Loading Activities 13.4. Geotechnical and Geohydrology The Witwatersrand TSFs have been successfully and economically exploited for some time, and the geotechnical and geohydrology characteristics are well understood from practical experience. A safe bench height is dependent upon the material being mined and is also influenced by the phreatic surface within the dump. No geotechnical or hydrological risks surrounding Ergo’s operations have been identified that would impact the declaration of a Mineral Reserve. As no open pit mining is taking place, the mine design does not account for slope angles but rather the natural angle of repose from hydraulic mining. To ensure the competency of the wall, an angle of 45˚ is used for mining (Figure 69). No geotechnical or hydrological factors affecting the surface deposits are significant to the Ergo operations. However, the QP is aware that a FEL loader operator sustained fatal injuries (FY2024) when a sidewall slip at the 5L27 TSF impacted the loader he was operating. The mining bench heights are approximately 15 m. Hydraulic mining supplies the slurry feedstock to the mineral beneficiation plant continuously. To maintain production, it is essential to ensure high water pressure. Consistent high slurry densities are critical to hydraulic mining; if densities decrease, less tonnage will be delivered to the plant, leading to an increase in unit mining costs. The following series of steps offer an overview of the hydraulic mining process:  the water monitor washes the slime material of approximately 15m high benches with a mining width of 15m and a length of 9m or more (“mining cut”);  monitoring will be conducted from the bench of the TSF (i.e., top-down approach);  the resulting slurry stream is channelled in the 15m wide mining cut, which forms a trough to ensure a good flow of the slurry material to the pumps, which will then transport the slurry to the processing plant; and  approximately 6,950t/d (316tph) per water monitor is achievable equating to four hydraulic monitors to produce 600ktpm.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 130

The operating position of the monitor will be on the top of the mining cut and operating at a 45˚ angle, as seen Figure 69. The reclamation gun position and bench angles are based on experience and on-site observations.

Figure 69: Hydraulic Mining with Monitor showing Distance and Angle


2m
2m
45°
Elephant hose connected to the gun to supply high pressure water

When FELs are used, care is taken to ensure that there is no undermining of the TSF highwall with operators being cognisant of the risks related to slumping highwalls. Dozers are used to remove over hanging material where required. No geotechnical or hydrological aspects affecting the surface deposits are significant to the operation.

13.5. Requirements for Stripping

As no underground mining is conducted, there is no underground development and backfilling required. In general, minimal precleaning (grubbing) with a dozer at the top of the TSFs is required, however the QP notes that a couple of TSFs contain municipality rubbish (~ 4 to 5m thick) on top, for example 4L39. Figure 70 provides a typical example of vegetation that would need to be cleared before commencing mining operations.

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ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 131

Figure 70: Vegetation on top of 3L7 (Mooifontein)



13.6. Mining Equipment and Personnel Requirements

The equipment required for hydraulic mining is as follows:

- Track mounted hydraulic monitor;
- Water columns, 250mm diameter pipes to feed water to the hydraulic monitor;
- Vibrating screen to remove debris from slurry;
- Satellite pump stations to pump slurry to main pump station; and
- Main pumping station.

For loading of sand, excavators, dozers, FELs trucks and conveyors are required as shown in the previous Section 13.2.2.

Ergo employs 693 full time employees and 1945 special service providers, with service providers deployed mostly in security, reclamation and tailings deposition.

13.7. Mining Sections

Ergo re-treats slimes and sand dumps from three sections, the West Section, Central Section and the East Section. Figure 71 provides an overview of Ergo's operations mining a total of 440.03Mt.

13.7.1. West Rand

No Mineral Reserve was declared.

13.7.2. Central Rand – City Section

Mining areas located from the Central Rand are planned to be loaded and hauled to the City Deep Basin or alternatively 4L25. Slurry is pumped from the City Deep Basin via a 600ktpm (500mm NB pipe) pipeline to the Ergo processing plant.

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 132 132 Table 60 and Table 61 depict the working places in the Central Rand City Section and Knights Section respectively. The Knights Section includes material from Upwards Spiral that is included in the LoM plan but as the site is being mined/toll treated on a contract basis, it is not included in the Mineral Reserve.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 133 133 Figure 71: Ergo Operations Overview (Note: For overview purposes only)

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 134

Table 60: Central Rand (City Section)

Workplace	Tonnage (kt)	Grade Au (g/t)	Recovery (%)	Commentary
3L5 (Diepkloof)	96,574	0.23	42.1	
3L7 (Mooifontein)	67,486	0.23	42.1	
3L8 (GMTS)	107,896	0.24	36.8	
4L3	8,127	0.32	48.3	
4L4	2,198	0.37	50.8	
4L6	4,738	0.32	55.6	
Rosherville	3,375	1.07	68.4	
Valley Silts	1,287	0.99	51.8	
Total	**291,681**	**0.25**	**42.2**	

Source: The RVN Group, 2025

13.7.3. Central Rand – Knights Section

Table 61: Central Rand (Knights Section)

Workplace	Tonnage (kt)	Grade Au (g/t)	Recovery (%)	Commentary
4A18	120	0.49	65.3	
4L14	4 012	0.29	53.1	
4L39	7 500	0.28	29.9	
Upward spiral	1 800	0.48	65.3	Purchased mineralized material
Total	**13 432**	**0.31**	**44.1**	

Source: The RVN Group, 2025

13.7.4. East Rand – Ergo Section

Table 62 indicates the TSF planned working sites located in the East Rand - Ergo Section, including sites that are being mined on a contract basis (5L25 TSFs), which are not included in the Mineral Reserve. 5L23 represents a TSF declared as an Indicated Mineral Resource, but remains a Mineral Resource as the plant recovery was determined to require further test work.

Table 62: East Rand Section (Ergo Section)

Workplace	Tonnage (kt)	Grade (g/t)	Recovery (%)	Commentary
5L23	3 860	0.30	58.3	Indicated Resource,
5L25	1 000	0.47	65.3	Contract -Toll Processing
5L27	1 618	0.28	40.7	
6L13	1 789	0.48	48.7	
6L14	6 980	0.36	46.4	
7L15	17 909	0.34	37.5	
Benoni Slime	300	0.35	46.5	
Rooikraal	47 351	0.26	33.5	
Marievale 7L4	17 590	0.29	51.5	
Marievale 7L5	6 980	0.29	32.1	
Marievale 7L6	12 760	0.26	40.7	
Marievale 7L7	16 784	0.32	33.3	
Total	**134 921**	**0.29**	**38.89**	

Source: The RVN Group, 2025

13.8. Mine Design and Schedule

The technical work/studies conducted by Ergo to support the conversion of Mineral Resources to Mineral Reserves and to generate the on-going LoM plan are at least to a Pre-Feasibility Study (PFS) level. The LoM schedule mines approximately

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ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 135

19.2 to 21.6 Mtpa from several TSF sites. A total of 440.03Mt at a grade of 0.27g/t producing 48,401kg of gold, is included in the LoM. Noting that the LoM includes 6.66Mt (0.38g/t) of non-mineral reserve mineralized material (Indicated resources and 3rd party material), resulting in the LoM plan supporting a Mineral Reserve of 433.37Mt at a RoM grade of 0.26g/t (46,648kg of gold).

Table 63 provides the modifying factors used to convert the Mineral Resources to a Mineral Reserve used in the 22-year LoM Plan. Due to the nature of mining TSFs, no mining loss or dilution is applied during the conversion process. Recovery factors are determined based on metallurgical testing and the actual performance of the processing plant, which are reconciled on a quarterly and annual basis. The LoM recovery is lower than recent recoveries experienced, as the LoM includes lower-grade TSFs with associated lower recoveries.

Table 63: Summary of Modifying Factors for the LoM Plan

Source Area/Plant	MCF (%)	LoM Recovery (%)	Mining Loss (%)	Dilution (%)
Ergo Mine	100	*41.4	0	0

*Recovery represents all mineral reserve and excluded TSFs being toll treated

Table 64, Figure 72 and Figure 73 provide the 30 June 2025 22-year LoM tonnage and recovered gold schedule used to support the declaration of the Mineral Reserve. The June 2025 LoM plan has a cut-off grade of 0.20g/t, which is below the planned LoM head grade of 0.27 g/t. The LoM plant recovery of 41.4% and working cost of ZAR139/t are based on the LoM totals and a gold price of ZAR1,689,997/kg. The current LoM is very robust. However, it remains sensitive to RoM grade, gold price, recovery and operating costs.

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Table 64: Ergo's Forecast of Production from July 2025 to June 2047

Years	1		2		3		4		5		6		7	
	FY2026		FY2027		FY2028		FY2029		FY2030		FY 2031		FY2032	
	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)
Ergo	8 560	1 130	8 628	1 129	9 990	1 176	13 200	1 540	13 540	1 421	12 825	1 262	12 600	1 232
City	5 950	1 268	6 240	1 476	6 600	1 484	6 600	1 139	7 760	1 252	8 775	1 400	9 000	875
Knights	5 290	919	4 93	660	3 210	272	-	-	-		-	-	-	-
Total	**19 800**	**3 317**	**19 800**	**3 265**	**19 800**	**2 932**	**19 800**	**2 678**	**21 300**	**2 672**	**21 600**	**2 302**	**21 600**	**2 108**

Years	8		9		10		11		12		13		14	
	FY2033		FY2034		FY2035		FY2036		FY2037		FY2038		FY2039	
	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)
Ergo	12 600	1 469	12 600	1 549	12 050	1 513	7 319	801	3 600	452	3 600	452	3 600	452
City	9 000	875	9 000	875	9 550	929	14 281	1 335	18 000	1 577	18 000	1 577	18 000	1 577
Knights	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total	**21 600**	**2 344**	**21 600**	**2 425**	**20 590**	**2 442**	**21 600**	**2 136**	**21 600**	**2 029**	**21,600**	**2 029**	**21,600**	**2 029**

Years	15		16		17		18		19		20		21	
	FY2040		FY2041		FY2042		FY2043		FY2044		FY2045		FY2046	
	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)
Ergo	209	26	-	-	-	-	-	-	-	-	-	-	-	-
City	19 191	1 681	19 200	1 682	19 200	1 775	19 200	1 875	19 200	1 875	19 200	1 875	19 200	1 875
Knights	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total	**19 400**	**11 707**	**19 200**	**1 682**	**19 200**	**1 775**	**19 200**	**1 875**	**19 200**	**1 875**	**19 200**	**1 875**	**19 200**	**1 875**

Years	22		Total	
	FY2047			
	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)
Ergo	0	-	134 921	15 606
City	10 534	1 029	291 681	30 945
Knights	-	-	13 432	1 850
Total	**10 534**	**61 029**	**440 034**	**48 401**

Source: Ergo, 2025

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 137 137 Figure 72: LoM Plan - Annual Tonnage Figure 73: LoM Plan - Recovered Gold (kgs)

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 138

13.9. Material TSFs

In defining the material properties Ergo applies one of the following criteria:

- The TSFs with over 5Mt or a cluster of no more than three TSFs collectively exceeding 10Mt and the dumps are in the Life of Mine (LoM) plan.
- The qualitative criteria as deemed crucial by the company.

Table 65: Material TSFs

Section	TSF	Tonnes (t)	2023 TRS	2025 TRS
Central (City) Section				
City Deep		**15,062,430**		
	4L3	8,127,040	Yes	Yes
	4L4	2,2197,887	Yes	Yes
	4L6	4,737,503	Yes	Yes
Crown Complex		**271,956,573**		
	3L5 (Diepkloof)	96,574,191	Yes	Yes
	3L7 (Mooifontein)	67,486,382	Yes	Yes
	3L8 (GMTS)	107,896,000	Yes	Yes
Central (Knights) Section				
Knights		**11,512,117**		
	4L4	4,012,117	Yes	Yes
	4L39	7,240,000	**No**	Yes
East Section				
Ergo		**72,377,191**		
	Rooikraal	47,351,296	Yes	Yes
	7L15	17,908,809	Yes	Yes
6L14		**6,980,000**	**No**	**Yes**
Marievale		**54,114,000**		
	7L4	17,590,000	Yes	Yes
	7L5	6,980,000	Yes	Yes
	7L6	12,760,000	Yes	Yes
	7L7	16,784,000	Yes	Yes
Total Material Dumps	**15**	**425,022,311**		

13.9.1. Central Rand Section – City Section

The Central Rand Section (City Section) is made up of two areas; City Deep area and the Crown Complex. The City Section produce some 287.06 Mt over a 22-year period.

13.9.2. City Deep - 4L3, 4L4 and 4L6 TSFs

The 4L3, 4L4 and 4L6 TSFs are mined over a four-year period producing some 15.06t.

Figure 74, Figure 75, and Figure 76 provide top, isometric, grade views and cross sectional views generated by the Deswik mine planning consultants of the three TSFs that make up the 4L3, 4L4, and the 4L6 TSFs. The reader should note that Deswik generated similar views for all the TSFs included in the LoM plan.

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Table 66: Mine Schedule for 4L3, 4L4 and 4L6

Years	1			2			3		
	FY2026			FY2027			FY2028		
Workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
4L3	3,730	0.320	48.3	2,927	0.320	48.3	1,470	0.320	48.3
4L4	1,380	0.370	50.8	818	0.370	50.8	-	-	-
4L6	-	-	-	1,508	0.320	55.6	3,230	0.320	55.6

Figure 74: Deswik mine planning views of 4L3


4L3
Deswik
Top
Isometric
Grade Model
Grade Legend
Description Color
0 to 0.1
0.1 to 0.2
0.2 to 0.3
0.3 to 0.4
0.4 to 0.5
0.5 to 0.6
0.6 to +
Hydro
Launder
Mechanical
A
A
Section
1,690m
1,680m
1,670m
1,660m

Figure 75: Deswik mine planning views of 4L4 TSF


4L4
Deswik
Top
Isometric
Grade Model
Grade Legend
Description Color
0 to 0.1
0.1 to 0.2
0.2 to 0.3
0.3 to 0.4
0.4 to 0.5
0.5 to 0.6
0.6 to +
Hydro
Launder
Mechanical
Walls
A
A
Section

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Figure 76: Deswik mine planning views of 4L6 TSF


4L6
Deswik
Top
Isometric
Grade Model
Grade Legend
Description Color
0 to 0.1
0.1 to 0.2
0.2 to 0.3
0.3 to 0.4
0.4 to 0.5
0.5 to 0.6
0.6 to +
Hydro
Launder
Mechanical
A
A
Section

13.9.3. Crown Complex

The Crown Complex totals 271.96Mt and is made up of 3L5 (Diepkloof), 3L7 (Mooifontein), and 3L8 (GMTS). The following tables (Table 67, Table 68, and Table 69) provide the planned mine schedule for the three TSFs.

Table 67: Mine Schedule for 3L5 (Diepkloof)

Years		17 FY2042			18 FY2043			19 FY2044	
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
3L5 (Diepkloof)	9,240	0.23	42.1	19,200	0.23	42.1	19,200	0.23	42.1
Years		20 FY2045			21 FY2046			22 FY2047	
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
3L5 (Diepkloof)	19,200	0.23	42.1	19,200	0.23	42.1	10,534	0.23	42.1

Table 68: Mine Schedule for 3L7 (Mooifontein)

Years		3 FY2028			4 FY2029			5 FY2030	
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
3L7 (Mooifontein)	1,060	0.23	42.1	5 760	0.23	42.1	6,920	0.23	42.1
Years		6 FY2031			7 FY2032			8 FY2033	
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
3L7 (Mooifontein)	8,460	0.23	42.1	9 000	0.23	42.1	9,000	0.23	42.1
Years		9 FY2034			10 FY2035			11 FY2036	
Workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
3L7 (Mooifontein)	9 000	0.23	42.1	9 550	0.23	42.1	8,736	0.23	42.1

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Table 69: Mine Schedule for 3L8 (GMTS)

Years	11 FY2036			12 FY2037			13 FY2038		
Workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
3L8 (GMTS)	5,545	0.24	36.8	18,000	0.24	36.8	18,000	0.24	36.8
Years	**14 FY2039**			**15 FY2040**			**16 FY2041**		
Workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
3L8 (GMTS)	18,000	0.24	36.8	19,191	0.24	36.8	19,200	0.24	36.8
Years	**17 FY2042**								
Workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	ROM Grade (g/t)	Recovery (%)
3L8 (GMTS)	9,960	0.24	36.8						

13.9.4. Central Rand Section – Knights Section

The Central Rand section (Knights ~Section) is made up the 4L14 and the 4L39 TSTs that will be mined from FY2026 to FY2028 (Table 70).

Table 70: Mine Schedules for 4L14 and 4L39 TSFs

Years	1 FY2026			2 FY2027			3 FY2028		
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
4L14	2,880	0.28	53.1	1,132	0.28	53.1			
4L39	1,210	0.28	29.9	3,080	0.28	29.9	3,210	0.28	29.9

13.9.5. East Rand Section – Ergo Section

The east Rand Section (Ergo Section) is made up of the Rooikraal TSF, the 6L14 TSF, 7L15 TSF, and the Marievale Complex.

Table 71: Mine Schedules for Rooikraal TSF

Years	1 FY2026			2 FY2027			3 FY2028		
Workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
Rooikraal	4 802	0.26	33.5	5 279	0.26	33.5	5 800	0.26	33.5
Years	**4 FY2029**			**5 FY2030**			**6 FY2031**		
Workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
Rooikraal	4 200	0.26	33.5	5 200	0.26	33.5	5 400	0.26	33.5
Years	**7 FY2032**			**8 FY2033**			**9 FY2034**		
Workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
Rooikraal	5,400	0.26	33.5	5,400	0.26	33.5	5,400	0.26	33.5
Years	**10 FY2035**								
Workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
Rooikraal	470	0.260	33.5						

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Table 72 and Table 73 depict mine schedules for 6L14 and 7L15 TSFs

Table 72: Mine Schedules for 6L14

Years	3			4			5		
	FY2028			FY2029			FY2030		
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
6L14	2,140	0.36	46.4	3,600	0.36	46.4	1,240	0.36	46.4

Table 73: Mine Schedules for 7L15 TSF

Years	10			11			12		
	FY2035			FY2036			FY2037		
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
7L15	3,300	0.34	37.5	3,600	0.34	37.5	3,600	0.34	37.5
Years	**13**			**14**			**15**		
	FY2038			**FY2039**			**FY2040**		
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
7L15	3,600	0.34	37.5	3,600	0.34	37.5	209	0.34	37.5

13.9.6. Marievale Complex

Table 74: Mine Schedules for the Marievale Complex

Years	3			4			5		
	FY2028			FY2029			FY2030		
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
7L4	-	-	-	-	-	-	-	-	-
7L5	-	-	-	-	-	-	-	-	-
7L6	-	-	-	-	-	-	-	-	-
7L7	590	0.32	33.3	5,400	0.32	33.3	7,100	0.32	33.3
Years	**6**			**7**			**8**		
	FY2031			**FY2032**			**FY2033**		
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
7L4	-	-	-	-	-	-	5 371	0.29	51.5
7L5	-	-			-		-	-	-
7L6	3,731	0.26	40.7	7,200	0.26	40.7	1,829	0.26	40.7
7L7	3,694	0.32	33.3	-	-	-	-	-	-
Years	**9**			**10**			**11**		
	FY2034			**FY2035**			**FY2036**		
workplace	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)	Tonnes (kt)	RoM Grade (g/t)	Recovery (%)
7L4	7,200	0.29	51.5	5,019	0.29	51.5	-	-	-
7L5	-	-	-	3,261	0.29	32.1	3,719	0.29	32.1
7L6	-	-	-	-	-	-	-	-	-
7L7	-	-	-	-	-	-	-	-	-

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 143 143 14. PROCESSING AND RECOVERY METHODS 14.1. Introduction The Ergo processing plant located in Brakpan is Ergo’s flagship metallurgical plant which currently targets throughput between 19.8 to 21.6Mtpa. The City Deep plant has been reconfigured to operate as a pump station and feed the Ergo processing plant via a 50km pipeline. The City Deep plant recovers ore from the Central Rand areas of Johannesburg mine’s dumps, with mining operations scheduled to close in FY2029. Knights Plant treats sand and slime and will operate until FY2029. Ergo processing plant follows the conventional method of extracting gold. The plant has been in operation for more than 30 years, with minor improvements and maintenance conducted on a regular basis. Ergo retreats historical tailings, and the remaining gold in the TSFs is finely disseminated within the material. The gold does not respond to physical recovery methods. Direct cyanidation has been used for decades to solubilize the gold and then recover it by hydrometallurgical techniques. The Carbon in leach (CIL) process is used with elution and final recovery by zinc cementation which produces bullion. 14.2. Plant Feed Grade and Metallurgical Test Work The Ergo processing plant is fed from several different mining sites that are being mined and fed into the plant at any one time. Slimes material which is the product of previous rotating mills, is mined hydraulically and in some cases with FEL feeding a batch plant where the material is slurried and pumped to the beneficiation plant. The feed grade is obtained by taking a sample from the re-pulped slurry. Sand material which is the product of previous stamp milling, is taken from the face of the sand dumps before re-pulping. Daily composites are submitted to the assay laboratory for grade determination to assist with the management of the operations. A sub-sample is split and composited over a week for metallurgical test work. A bottle roll test is conducted utilizing the same parameters that are used on the full-scale plant. Should any deviations be reported, further investigations are undertaken. Prior to commencing reclamation of any mineralized material (ore), a comprehensive drilling exercise is carried out. As part of the evaluation, sub-samples are sent to Ergo’s in-house metallurgical research laboratory for testing to assess the amenability of the material to cyanidation and what recoveries can be expected. Mineralogy work is not carried out on a routine basis but on a needs basis associated with the exploration program. Sand material that is coarse in nature, is first milled prior to cyanidation, while slimes material is processed without pre- milling. All feed streams are combined before removing extraneous oversize, which could contaminate the activated carbon, over linear screens. The material is then leached with cyanide at an elevated pH in mechanically agitated tanks. Activated carbon is then used to adsorb the dissolved gold. The loaded carbon is then removed from the circuit and the gold eluted off the carbon. The gold is then finally recovered using zinc precipitation and smelting of bullion bars. The tailings are currently pumped to Brakpan TSF located south of the Ergo processing plant. Plans are currently underway to recommission the adjacent Withok TSF to create additional capacity of 310Mt, as the Brakpan TSF is approaching its final phase as a mega-volume tailings deposition facility. The Brakpan and Withok TSFs as of June 2025 have a remaining capacity of approximately (~372Mt). The Daggafontein TSF will have a deposition capacity of 120Mt and a life of 20 years, at a deposition rate of between 500,000tpm and 750,000tpm. Resumption is expected to be completed in the first quarter

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 144 144 of FY2027. Construction of the 21km dual pipeline (tailings and return water) linking Ergo's Brakpan plant with the TSF is well advanced and on schedule for completion in time for the commissioning of the Daggafontein TSF. The Ergo plant capacity is 64 000 tonnes per day (tpd) and gold recovery is between 30% and 68%. A 100% mine call factor is applied at the Ergo processing plant. For planning purposes, Ergo uses the RoM head grade, i.e. the grade of the ore as delivered to the processing plant and the anticipated residue grade to estimate the recovery, i.e. head grade minus residue grade multiplied by the tonnage treated. During the life of each TSF, the mined grade is monitored and compared to the estimated mineral reserve grade. Generally, these grades tend to track each other. When the TSF is completely mined, a final reconciliation is conducted. Metallurgical test work is carried out routinely using laboratory equipment and leach conditions, which closely mimic the full-scale operation. The test work is considered representative as historical results are consistent, and generally minor deviations are observed on numerous tests from the same source material. Each material differs slightly in terms of head grade, particle size and origin, so different recovery factors are used for each source. Due to the consistency of the exploration metallurgical test work, no bulk sampling or pilot scaling test work is conducted. No specific assumptions or allowances are made for deleterious elements in the mineralized material. They are either screened out before entering the processing plant or if they cannot be removed the metallurgical test work results will include the impact. If the impact is too great, the material will not be treated. Cyanidation of gold bearing material, with elution of gold from the loaded carbon is a tried and tested process and there is nothing novel about the process. Figure 77 presents the Ergo processing plant flow diagram.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 145 145 Figure 77: Process Plant Flow Diagram

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 146 146 Table 75 indicates the process recoveries for the various plants for the past two years, and the planned average recoveries over the 22-year LoM. The recoveries are based on metallurgical testwork for the various TSFs, slimes and silted vleis that are scheduled to be mined over the 22-year LoM plan. Table 75: Ergo Process Recoveries Description 2023/2024 2024/2025 2025 LOM Average Ergo 55.5% 49.1% 41.4% 14.3. Mineral Process and Equipment Characteristics 14.3.1. Reception Material received from the various mining sites is first sampled through slurry samplers and then thickened in four large thickeners to produce an underflow with an SG of 1.45t/m3 for leaching and for recovery of excess water. 14.3.2. De-sanding Section Thickened material from the four large thickeners is pumped to a distribution box in the de-sanding section. Here the tailings can be directed to four linear screens which have an 850-micron aperture cloth for the removal of debris to prevent contamination of the carbon. The undersize from the linear screens is pumped up to a two-way distribution box ahead of the leach. 14.3.3. Carbon in Leach (CIL) The CIL section comprises of two streams of 11 tanks per stream. Each tank has a capacity of 2,000m3 and at a throughput of 1.8Mtpm gives a leach residence time of about 11.5 hours with the first tank being used for pre- conditioning with lime and oxygen. Cyanide is added to the second and fourth tanks in the leach train. Carbon is present in all but the first two tanks and is retained by interstage screens. Carbon is moved counter-current up the leach using recessed impeller pumps. The carbon concentration in the tanks is about 10g/l. Loaded carbon is transferred to the four loaded carbon hoppers over vibrating screens. Loaded carbon values vary between 200g/t and 300g/t. CIL tailings flows through residue samplers before passing over four safety linear screens. Screened material reports to a residue sump from where it is pumped to the TSF through three tailings pipelines using five of six installed D-frame pumps. 14.3.4. Carbon Treatment Loaded carbon is acid treated in 8.5t batches in three independent acid wash columns. The carbon then reports to four elution columns. Another dedicated column is used to scavenge gold from the zinc precipitation tails. Loaded carbon is first washed with dilute hydrochloric acid to remove acid soluble contaminants. Acid washed carbon is transferred to the elution column which is operated at elevated temperature and pressure to strip gold off the carbon using a cyanide / caustic solution (eluant). The eluate, which now contains the gold in solution is contacted with ultra-fine zinc powder to precipitate the gold. This gold bearing sludge is then filtered in a plate and frame filter. Sludge is then calcined at 600 Degree C before being smelted in an arc furnace and cast into dorè bars.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 147 147 Eluted carbon is regenerated in three rotating kilns operating at temperatures of about 750 Degree C. In total, about 125 elutions are conducted monthly. 14.4. Plant Services 14.4.1. Instrument Air Instrument air is supplied to the float from one compressor house and the remainder of the plant from a centrally located facility. 14.4.2. Blower Air Blower air is supplied to the float cells by one of four low pressure units. 14.4.3. Process Water Process water is made up of thickener overflow and return dam water and is distributed throughout the plant by a network of pumps and pipes. 14.4.4. Fresh Water Rand Water Board water is received at a reservoir for use in the process and directly for fire hydrants and human consumption. 14.5. Natural Gas Natural gas is obtained by pipeline from Sasol and used for elution heating purposes. 14.6. Assay Laboratory All assays are conducted by MAED laboratory which is located on the Ergo site but is operated by an independent third party. The laboratory is not accredited by SANAS. 14.7. Personnel Requirements Ergo employs 693 full time employees and 1945 special service providers, with service providers deployed mostly in security, reclamation and tailings deposition. 14.8. Energy and Water Requirements Bulk power is supplied to the Ergo processing plant by the Eskom, Solar and BESS. Energy and water requirements are discussed in sections 15.3 and 15.5. 14.9. Process Materials Requirements Ergo has access to all required process material required through their local or international suppliers.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 148 148 15. INFRASTRUCTURE Ergo currently mines the existing TSFs and sand dumps in the Johannesburg and Brakpan areas with slurry pumped via pipelines from the numerous mining operations to the Ergo processing plant located in Brakpan. Ergo has removed the Daggafontein TSF from the LoM plan to become a tailings deposition site and is busy with the design of the Withok TSF to enable the mining of the Crown Complex. All design work by Ergo is being undertaken to at least a PFS level of accuracy (i.e., +/-25%) with a maximum level of contingency of 15%. Infrastructure requirements and capital costs are based on sustaining current and planned mining operations, as well as the development of the Daggafontein and Withok deposition sites (TSFs). The use of railways, port facilities, dams, leach pads and other infrastructure components are not discussed below as they are not material infrastructure components the Ergo operations. 15.1. Roads Access to the mining sites is via current municipal and regional road networks with no construction or upgrading of unpaved roads. 15.2. Site Offices and Workshops The mining contractors establish site offices as part of the mining contract. Workshops for the maintenance of roads, pumps and pipelines are based at the Ergo processing plant, and no additional infrastructure is required. 15.3. Power Bulk power is supplied to Ergo by Eskom and the newly commissioned Ergo Solar plant and integrated battery energy storage system . The power grid infrastructure serving the East Rand is particularly extensive, with electrical power being received through several alternative substations on the Eskom grid. Mining sites are supplied via several separate feeders with Ergo’s total electrical demand reaching approximately 50 MW. Although Ergo has invested in constructing its own 60MW solar PV plant integrated with a 160mWh battery energy storage system, which was fully commissioned on 1 November 2024, power supply is still viewed as a risk to Ergo operations as a result of the unpredictable state of national electricity supplier Eskom. A risk-mitigating measure that has been implemented by Ergo is the provision of back-up power and other engineering upgrades to prevent plant choke-up/silt-down during power interruptions. These measures have enabled the processing plant to resume full production without extensive delay after each power interruption. Ergo has a curtailment agreement with Eskom whereby the total consumption is reduced on request by an agreed percentage during load-shedding hours. This involves reducing total consumption by between 4MVA and 8MVA during load-shedding hours. The reduction in the power consumption results in the operations maintaining an uninterrupted tonnage throughput, but recoveries are lower due to certain parts of the process plant not operating during the load reduction periods. 15.4. Pumps and Pipelines Slurry transport is mainly via pipelines that carry it to the Ergo processing plant (Figure 78). Ergo uses a standard set of pipes and pumps (500mm pipes). Equipment selection is based on the most suitable sizes from the standard equipment range.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 149 149 Figure 78: Above Ground Pipeline System The pipelines are mainly installed above ground, providing access for maintenance and making it easier to identify and rectify any failures on these pipelines. Where necessary, pipe bridges are used along the pipeline routes to cross streams and rivers. The existing pumping and slurry pipeline systems are managed through a supervisory control and data acquisition (SCADA) system. The SCADA system allows Ergo to operate the equipment remotely. Thereby, Ergo can monitor the entire pipeline system via a centralized system. For example, pumps and valves can be used (open/closed or on/off), and readings taken (pressures and flows) from the centralized site, with no actual human-machine interface on the actual site. As the pumps are installed with a duty and standby configuration, the operation of the existing and planned pumping and pipeline systems should be adequate to support the requirements of the LoM plan. Operations west of the Ergo processing plant are serviced by pipeline and other existing infrastructure. The Marievale mining areas east of the processing plant have pipeline permits/servitudes/surface rights in place. The QP has not identified any impediments that would prevent the construction of the necessary infrastructure to support the LoM plan. Similarly, the Crown Complex located west of the processing plant also has pipeline permits/servitudes/surface rights in place. 15.5. Water The primary uses for water are in the Ergo processing plant and for hydraulic mining of the various TSFs. Water used for hydraulic mining turns the dry tailings into a slurry, which is then pumped to the processing plant for processing. Excess water recovered at the thickeners in the processing plant is then returned to the hydraulic mining sites for re- use. However, the main source of water for reclamation purposes is derived from the Brakpan TSF as return water in a “closed circuit”. Ergo also makes use of a central water reticulation plant to provide Ergo the ability to deliver water to all parts of the operation and return it through a fully integrated closed system.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 150 150 Currently 60% to 70% of all process make up water at Ergo is drawn from the Brakpan TSF to various reclamation sites by way of return water columns. A further 16% of process water top-up requirements are from treated underground acid mine drainage (AMD), drawn from a facility operated by the Trans-Caledon Tunnel Authority (TCTA,) from whom DRDGOLD has secured the right to use up to 30Ml of AMD water per day. Another 14% is from dams in the region that capture the inflow of seasonal rain and storm water inflows, harvested in terms of the requisite extraction licenses. Potable water is used only where the sensitivity of equipment requires it and for certain early stages of dry land vegetation established on Brakpan TSF. Given the location of the Ergo operations, the QP does not foresee the likelihood of the operations being curtailed due to a water shortage. 15.6. Infrastructure General arrangement drawings are provided for the 3L7 (Mooifontein) TSF to demonstrate design work typical of a mining site (Figure 79). The actual construction work will vary slightly to account for specific site conditions, but generally, the infrastructure is common from site to site, with 24 TSFs planned to be mined over the 22-year LoM plan.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 151 151 Figure 79: Mooifontein General Arrangement - Site Layout

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 152 152 15.7. Tailings Disposal The Brakpan TSF is a single large TSF that was built by cycloning the tailings at the point of deposition with the larger particles from the tailings, forming the dam wall. The annual rate of rise is between 4m and 5m. The fines from the cyclones run out into the center of the dam. This generates a more stable wall with the finer material safely stored inside the TSF. With the deposition rate of up to 1.65Mtpm, the use of cycloning is viewed as the most appropriate method for disposal of the tailings material. 250mm diameter cyclone units are used with over 300 cyclones connected to the tailings pipeline system. The TSF was originally designed by Knight Piésold. Operational activities are currently under contract by Fraser Alexander. Immediately adjacent to the Brakpan TSF lies the former cleared footprint of the Withok TSF an area licensed for tailings storage, spanning an approximate 400 hectares. This area, on which a large portion of the Withok compartment stood, was retreated and cleared by the former owners of Ergo and deposited onto the Brakpan TSF. The Brakpan TSF is nearing the end of its operational life as such plans to recommission the Withok TSF are currently underway. Ergo plans to maintain its current deposition rate of 1.65 million tonnes per month on Brakpan TSF and Daggafontein TSFs combined for another three to four more years before moving onto the adjacent Withok TSF. Recommissioning requires an environmental authorization and Waste Management License from DMPR as well as a Water Use License and a license to construct from the Department of Water and Sanitation (DWS) and Dam Safety Office respectively. These applications have been finalised and submitted to the relevant authorities and are awaiting their record of decision. The regulatory process to recommission Withok is complex, though, and the regulator may not approve all aspects of the envisaged design. The footprint and location of the facility also make for a challenging construction process, and this may result in target dates not being met, and planned throughput rates not being achieved. The Withok recommission design will result in increased deposition capacity, improved operation and management of the facility. Figure 80 and Figure 81 indicate the plan for the initial four lifts of the Withok TSF. The Daggafontein TSF which was previously included in the life of mine as a reclamation has been removed from the Mineral Resource and Mineral Reserve Statement as a decision was made by Ergo to resume depositioning onto the TSF. Depositioning is expected to resume in the second half of calendar year 2027 at an initial 500Ktpm. Daggafontein has a proposed designed life for a further 20 years with a capacity of 120Mt. The planned work to convert the Daggafontein TSF to a deposition site includes the installation and commissioning of a residue pump station at the Ergo plant, installation of two X 550NB HDPE pipelines to the Daggafontein TSF for cyclone deposition and return water. The Brakpan TSF as of 30 June 2025, has a current capacity of 62Mt, with a design life until August 2028. Once commissioned, the Withok TSF will have an additional deposition capacity of 310Mt. The Brakpan TSF will operate until FY2030 handling up to the following amounts: 19.8Mtpa in FY2026, 10.8Mtpa in FY2027, 10.8Mtpa in FY2028, 8.4Mtpa in FY2029 and 600Ktpa in FY2030. The Withok TFS is planned to commence in FY2029 (2.4Mtpa) and ramp-up to a steady state slimes feed of 15.6Mtpa in FY2031. The Daggafontein TSF commences in FY2027 at a rate of 9.0Mtpa reducing to 6.5Mtpa in FY2030 and 6.0Mtpa from FY2031 to FY2039. In FY2040 the Daggafontein TSF will receive 3.8Mtpa and then reach a steady state rate of 3.6Mtpa until FY2046. The Brakpan, Withok and Daggafontein TSFs provide sufficient storage capacity (~492Mt) to support Ergo’s 22-year LoM plan.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 153 153 Figure 80: Plan Layout - Lift 1 and 2 Note: diagram not to scale Figure 81: Plan Layout - Lift 3 and 4 Note: diagram not to scale 15.8. Conclusion The QP is of the opinion that all significant infrastructure and logistical requirements have been considered. It is notable that Ergo has been operating for more than 15 years and has a very good understanding of infrastructural and logistical requirements.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 154 154 16. MARKET STUDIES 16.1. Markets All gold produced is delivered to the Rand Refinery Proprietary Limited (Rand Refinery) for refining and administration of gold bars delivered. DRDGOLD has a long standing refining agreement with Rand Refinery and as consideration for the service, Ergo pays a variable refining fee and administration fee which is payable within 30 days of the invoice date. Ergo holds a 1.1% shareholding in Rand Refinery, and together with DRDGOLD Limited, it holds an 11.3% shareholding. Rand Refinery is based in Germiston, South Africa, approximately 23 km from the Ergo operations. Ergo sells its refined gold to South African bullion banks at the gold price derived on the gold market on the day a contract is entered into with the bullion bank. Ergo has no other material contracts related to its sale of gold, except for the agreement with Rand Refinery and the bullion banks. When applying the 30 June 2025 spot exchange rate (ZAR17.88/USD) to the associated gold price of USD3,328/oz Au, a real gold price of ZAR1,913,119/kg is computed (DRDGOLD, 2025). Gold is a precious metal, refined and sold as bullion on the international market. Aside from the gold holdings of central banks, current uses of gold include jewelry, private investment, and technological applications such as electronics and dentistry (Table 76). Table 76: Above Ground Gold Stocks in 2025 Description Quantity (t) Jewelry Fabrication 2,012.2 Technology 326.3 Investment 1,181.7 Central Banks 1,086.0 Source: GoldHub, 2025 The largest use of gold is in jewelry, accounting for approximately 44% of the above-ground gold. Gold does not follow the usual supply and demand logic because it is virtually indestructible and can easily be recycled. In addition, gold stored in the vaults of banks is relatively illiquid and subject to the vagaries of global economies. These characteristics of the gold market make it challenging to forecast the gold price. 16.2. Gold Price The QP considered 30 years of historical analysis to form an opinion for the expected gold price and 5-year historical analysis of the ZAR to USD exchange rate to confirm the gold price and ZAR:USD exchange rate going forward, as the QP believes that these periods sufficiently cover the market volatility seen in the international gold market. This is also consistent with the five years of consensus pricing relied on for the price forecast (Figure 82). The gold price increased in 2024 due to market volatility related to geopolitical risks and recent concerns around US tariffs.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 155 155 Figure 82: Gold Price Historical Trendline 16.3. Exchange Rate Trends The ZAR to USD exchange rate reached record-breaking highs in May 2023 (ZAR19.80:1USD) with a recent peak in the exchange rate on the 9th of April 2025 (ZAR 19.77/USD) but has subsequently dropped back to ZAR 17.88/USD as of June 30, 2025. The exchange rate of ZAR 17.39/USD compares well with the recent historical trend line (January 2023 to June 2025), as displayed in Figure 83. Figure 83: Exchange Rate Trendline

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 156

Various service providers and financial institutions are consulted to determine consensus forecasts of the gold price (Table 77).

Table 77: Long Term Consensus Forecasts in Nominal Terms

Description	Year 1 (FY2025)	Year 2 (FY2026)	Year 3 (FY2027)	Year 4 (FY2028)	Year 5+ (LT)
USD/oz	2,982	2,982	2,897	2,779	2,380
ZAR/USD	17.63	17.63	18.44	18.60	18.44
ZAR Price/kg	1,689,997	1,689,997	1,717,800	1,661,713	1,473,892

Source: DRDGOLD, 2025

The economic assessment for the Mineral Reserve estimate relies on a real price of ZAR1,689,997/kg (i.e., USD2,982/oz at ZAR17.63/USD) as of 30 June 2025 terms as provided by DRDGOLD. The QP has considered the consensus forecasts supplied by DRDGOLD against trends in the demand and supply of gold as recorded over the period from 2010 to 2024 to examine whether these forecasts are reasonable.

16.4. Global Demand

The following annotation is based on the Goldhub research commentary (Goldhub, 2025).

The total gold demand reached a record annual total of 4,974t. Central banks continued to purchase gold, with purchases exceeding 1,000 tonnes for the third consecutive year.

Annual investment in gold reached a four-year high of 1,180t. Full-year bar and coin demand was in line with 2023 at 1,186t.

Annual technology demand also contributed to the global total, growing by 21t in 2024, largely driven by continued growth in AI adoption.

Gold jewellery was an outlier, with annual consumption dropping 11% to 1,877 tonnes, as consumers could only afford to buy in lower quantities.

The outlook for gold (Goldhub, 2025) in 2025 is that central banks and EFT investors are likely to drive demand, with economic uncertainty supporting gold's role as a risk hedge.

Figure 84 illustrates global demand over the past 14 years (i.e., 2010-2024).

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PAGE 157

Figure 84: Global Gold Demand from 2010 to 2024


Tonnes
5,000
4,000
3,000
2,000
1,000
US$/oz
2,600
2,400
2,200
2,000
1,800
1,600
1,400
1,200
2010
2012
2014
2016
2018
2020
2022
2024
Jewellery fabrication
Technology
Investment
Central banks
LBMA Gold Price (US$/oz)
Data as of 31 March, 2025
Sources: ICE Benchmark Administration, Metals Focus, Refinitiv GFMS, World Gold Council; Disclaimer
GOLDHUB.COM
WORLD GOLD COUNCIL

Source: GoldHub, 2025

16.5. Global Supply

The global gold supply from mining and recycling activities over the same period is presented in Figure 85.

Figure 85: Global Gold Supply from 2010 to 2024


Tonnes
6,000
5,000
4,000
3,000
2,000
1,000
0
US$/oz
2,600
2,400
2,200
2,000
1,800
1,600
1,400
1,200
2010
2012
2014
2016
2018
2020
2022
2024
Mine production
Net producer hedging
Recycled gold
LBMA Gold Price (US$/oz)
Data as of 31 March, 2025
Sources: ICE Benchmark Administration, Metals Focus, Refinitiv GFMS, World Gold Council; Disclaimer
GOLDHUB.COM
WORLD GOLD COUNCIL

Source: GoldHub, 2025

Below are the top thirteen gold-producing countries in 2024 (Table 78).

Table 78: Global Gold Production

Rank	Country			Production (t)			
		2019	2020	2021	2022	2023	2024
1	China	383	368	332	375	378	380
2	Russia	330	331	331	325	322	330
3	Australia	325	328	315	314	294	284
4	Canada	183	171	193	194	192	202
5	United States	200	190	187	173	167	158

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ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 158

6	Ghana	142	139	129	127	135	141
7	Mexico	109	102	125	124	127	140
8	Indonesia	92	101	118	125	132	140
9	Peru	143	98	127	126	130	137
10	Uzbekistan	93	100	105	111	120	129
11	Mali	97	92	99	102	105	100
12	South Africa	111	99	114	93	104	99
13	Burkina Faso	83	93	103	96	99	94

Source: GoldHub, 2025

16.6. Concluding Comments

The QP is satisfied that a real 30 June 2025 gold price of ZAR 1,689,997/kg (USD 2,982/oz at a USD/ZAR exchange rate of ZAR17.63) is a reasonable assumption for examining the economic viability of the Mineral Reserve estimate.

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 159 159 17. ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 17.1. Results of Environmental Studies Numerous Environmental Impact Assessments (EIAs) have been conducted over the Ergo operation with the findings of the EIAs indicating that the operation could result in certain negative impacts during the operational phase to the environment if not mitigated. No specialist studies objected to the continued operations. During the mining operations, negative impacts are largely Moderate to Insignificant, and after mitigation measures the impacts were deemed to be a Low significance. During the decommissioning and post-decommissioning phases, the majority of the impacts will be positive as the historical TSFs and associated environmental impacts of the TSFs are removed. Social and community interaction remains a key focus for Ergo. Stakeholder engagement is reported annually with the SLP compliant and filed with the proper authorities. Ergo appears to have good relations with surrounding communities and engages proactively. The QP is unaware of any material flaws in terms Ergo’s social license to operate, however, it is noted that in the current South African socio-political issues remain a risk and require constant monitoring. Rehabilitation is carried out once the reclamation of individual TSFs is completed, with rehabilitation returning the disturbed land to that of industrial standard or otherwise determined with the landowner. The principles for rehabilitation are:  preparing a comprehensive rehabilitation plan prior to the commencement of any activities on site;  stormwater management must be in place at the site prior to commencing with any activities;  landform design (e.g., shaping, re-grassing, etc.);  maintenance management and eradication of invader species;  a plan on how waste will be managed on site; and  an emergency preparedness/response plan.  The objective of the site rehabilitation (in accordance with the NEMA EIA Regulations of 2014) must be measurable, practical and be feasible to implement through:  providing the vision, objectives, targets and criteria for final rehabilitation of the project;  outlining the principles for rehabilitation;  explaining the risk assessment approach and outcomes and link decommissioning activities to risk;  rehabilitation detailing the decommissioning and rehabilitation actions that clearly indicate the measures that will be taken to mitigate and/ or manage identified risks and describing the nature of residual risks that will need to be monitored and managed post decommissioning;  identifying knowledge gaps and how these will be addressed and filled; and  outlining monitoring, auditing and reporting requirements. 17.2. Requirements for Tailings Disposal, Site Monitoring and Water Management The general description of the Brakpan, Withok and Daggafontein TSFs is covered in Item 15.7. 17.3. Site Monitoring Site monitoring provides information on whether rehabilitation methods employed are functioning correctly or not. The purpose of monitoring is to ensure that the objectives of the rehabilitation program are met, and that the progressive rehabilitation process is followed as planned during the LoM. Ergo actively manages and monitors the consumption of

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 160

natural resources (including potable water and energy) at monthly and weekly meetings. This entails the analysis of trends to identify excess use and discuss various focus areas to encourage responsible natural resource usage.

The post closure monitoring period will begin once scheduled decommissioning and rehabilitation activities for the sites have been completed. The duration of post closure monitoring will be determined based on environmental performance and until it can be demonstrated that the rehabilitation work has achieved the agreed outcomes; however, at present, it has been assumed that post closure monitoring will not continue for more than five years. It is important that the data obtained during monitoring is used to gauge the success of rehabilitation. Negative monitoring findings should be clearly linked to specific corrective actions.

The following aspects should be monitored during the post-closure phase.

17.4. Vegetation Monitoring

The following vegetation monitoring is recommended:

- vegetation cover;
- species composition;
- erosion; and
- alien invasive plants.

17.5. Vegetation Maintenance

Vegetation maintenance will specifically focus on fertilizing the rehabilitated areas annually if required, controlling alien invasive plants where needed and general maintenance such as in-filling of erosion gullies. In the case of erosion, the cause should be identified, and rectified.

17.6. Water Management

The quality of groundwater and surface water at the various sites will be monitored quarterly for five years post closure, except for the Knights Mining Right which requires 30 years monitoring at certain monitoring points as per the approved WULs, to ensure compliance of the various constituents with the standards. Samples should be analyzed for particulate and soluble contaminants. Water monitoring will be taking place at 76 different locations.

17.7. Water Monitoring

Currently, 61% of all process water at Ergo is supplied from water returned from the Brakpan TSF as detailed in Table 79, with the other sources making up the total process water requirement.

Table 79: Ergo Water Consumption

Description	Total Consumption 2024		Total Consumption 2025	
	Ml	%	Ml	%
Potable Water Sources Externally	861	4	1,025	5
Rondebult Waste Water	-	-	-	-
Surface Water Extracted	3,065	15	4,363	20
Water Recycled in Process	14,484	71	13,144	61
TCTA Water (AMD)	1,935	10	2,919	14
Total Water Used	20,345	100	21,451	100

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 161 161 17.8. Legal and Permitting Items 3.2 and 3.3 of the TRS discusses the Mining Rights and Prospecting Rights details for Ergo’s and the status thereof. Ergo’s EMPs encompasses all the activities of Ergo’s operations and assesses the environmental impacts of mining at reclamation sites, plants and TSFs. It also outlines the closure process, including financial provisions. There are currently no legal challenges to Ergo’s title to its Mineral Reserves. Ergo has numerous surface, mining and prospecting rights and ownership of the surface rights and mine dumps vests in various legal entities. The Mineral Resources and Mineral Reserves held by Ergo include ownership through common law, verified contractual arrangements and various mining rights, as well as the required environmental permitting. Ergo has submitted applications to renew these mining rights. The intention is to consolidate the various mining rights into a single mining right once the renewals have been granted. These applications are receiving attention from the DMPR. Ergo has applied to renew the mining rights for up to 30 years, which is the maximum allowable period as detailed in the MPRDA. These rights are enforceable until such stage as the DMPR has accepted or rejected the mining renewal applications as per the MPRDA. In South Africa, mining operations are regulated under several laws, primarily the MPRDA. In order to carry out mining operations a company requires a number of legal permits and authorizations. The key permits required are highlighted below:  Water Use License  Integrated Environmental Authorization  Atmospheric Emissions License  Financial Provision for Rehabilitation  Social and Labor Plan (updated every 5 years)  Dam (TSF) safety (updated every 5 years) Water use licenses are applied for as and when required to remain compliant with relevant legislation. Ergo complies with all the conditions for renewal and has no reason to believe that the submitted renewals would not be granted. Ergo is in constant communication with the DMPR and is submitting the required information as per their requests to finalize these renewal applications. 17.9. Plan Negotiations, or Agreements with Local Individuals or Groups Social and community interaction remains a key focus for Ergo. Stakeholder engagement is reported annually against the SLP and any complaint is filed with the proper authorities. The QP is unaware of any material flaws of Ergo’s social license to operate. However, it is noted that in the current South African political environment, social and community issues always remain a risk and require constant monitoring. The five-year SLP was submitted by Ergo in terms of the requirements of the MPRDA. The development, submission and implementation of an SLP is a requirement of the MPRDA and the right to mine. Summary indicates the budget for the 2023 to 2027 SLP, noting that the SLP plan is conducted in five-year segments. Currently, the SLP is not approved by the DMPR, but Ergo is in discussion to rectify this matter and in the interim is abiding by the proposed SLP program. The SLP covers three key elements:  Human Resource Development (HRD): which focuses on the empowerment of historically disadvantaged South Africans to progress to higher career levels within the industry. Ergo has various programs to address this aspect, including skills development programs, career progression and mentorship employment equity targets;

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 162

- Local Economic Development (LED): which focuses on the upliftment of both the surrounding (affected) and labor-providing communities. Ergo has four projects, one agricultural development, a sewing project and two projects to upgrade facilities at primary schools. A ZAR10 million budget is allocated to these LED projects; and
- Program for Management of Downscaling and Retrenchment: which focuses on minimizing negative impact due to either job losses through retrenchment and mine closure in the long-term.

Table 80: SLP Financial Provision Summary

Description	FY2023 (ZAR million)	FY2024	FY2025#	FY2026	FY2027	Total
HRD Total	32.162	29.380				133.260
LED Total	N/A awaiting DMPR approval	4.171				23.100
Downscaling Retrenchment						17.100*
SLP Budget	10.48	13.33	8.29	8.11	8.58	173.460

Source: Ergo, 2025

Note: #The DMPR is based on calendar year reporting, hence 2025 data is only available at the end of the year

*This amount has already been accrued and is available for reskilling should the mine prematurely be forced to close.

17.10. Mine Closure Plans Remediation Plans, and Associated Costs

In accordance with South African mining legislation, all mining companies are required to rehabilitate the land on which they work to a determined standard for alternative use. Financial guarantees are issued through approved insurance products from Guardrisk Insurance Company Limited (Guardrisk) to make financial provisioning for rehabilitation. A ring-fenced policy, issued by Guardrisk for the DRDGOLD group is in place for the sole objective of future rehabilitation during and at the end of the relevant life of mines. At 30 June 2025, a total of R765.0 million of funds for the DRDGOLD group, were held mainly in fixed income investment funds and hedge funds in the Guardrisk Cell Captive as security for financial guarantees issued for the expected rehabilitation costs. Guardrisk has issued financial guarantees for the DRDGOLD group to the value of R941.3 million. At 30 June 2025, a total of R142.3 million of funds were attributable to Ergo Mining Proprietary Limited and financial guarantees to the value of R383.9 million. The funds and financial guarantees will be used to cover the outstanding rehabilitation funding and closure cover as shown Table 81.

The closure cost assessment was developed in accordance with the requirements of the National Environmental Management Act, 1998 (Act No. 107 of 1998) (NEMA) as amended. These Regulations provide that the holder of a mining right must make full financial provision for the rehabilitation of negative environmental impacts.

The calculated costs for gross rehabilitation and closure of the Ergo operations estimated by Digby Wells are ZAR683.54 million (Table 81). Ergo systematically audits and monitors progress on rehabilitation and closure and adjusts its provision accordingly. Required audits are undertaken and submitted to the DMRP annually.

Table 81: Ergo Rehabilitation Financial Provision Summary

Area and Mining Right	Closure Cost FY2025 (ZAR '000)
CMR - GP186MR	12,166
Crown - GP184MR	60,630
City Deep - GP185MR	45,972
Knights - GP187MR	55,588
Ergo - GP158MR	509,588
Total (excluding VAT)	683,544

Source: Digby Wells, 2025

In FY2025, Ergo vegetated 40 hectares of the active TSF (FY2024: 25ha). Clearance of 41ha of rehabilitated mining land was received from the National Nuclear Regulator for redevelopment in FY2025 (FY2024: nil). New clearance

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 163 163 applications in respect of 76ha of mining land (all Ergo-related) were lodged with the NNR during the year, compared with 41ha in FY2024. 17.11. QP Statement on the Environmental Studies, Permitting, Plans, Negotiations, with Local Individuals or Groups The QP is satisfied that all material issues relating to Environmental, Social and Governance have been addressed in this document.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 164 164 18. CAPITAL AND OPERATING COSTS The capital expenditure and operating costs provided take cognizance of the requirements to support the LoM plan. The capital expenditure considers the ongoing requirements of starting new operating sites as current TSFs Mineral Reserves are depleted. This capital expenditure schedule is based on the LoM production schedule with the capital expenditure based on mining and engineering designs conducted to a PFS level of accuracy (i.e., +/-25%) with a maximum level of contingency of 15% being applied. The operating costs support the planned LoM production profile taking into consideration whether slimes or sand material is mined and the method and distance in which the mineralized material is transported (i.e., pumped or trucked). Operating costs are activity-based costs accounting for surface mining costs (extraction and transportation); processing costs (including tailings disposal costs), cost of maintaining key mine infrastructure and general and administrative costs. The estimate of operating costs is based on historical operating cost data, which is well understood as Ergo is a well-established mining operation. Operating costs are estimated to at least a PFS level of accuracy (i.e., +/-25%) with no contingency applied due to the understanding of the cost to mine and process the RoM material. 18.1. Capital Expenditure A total capital of ZAR5.96 billion is scheduled to support the Ergo LoM plan. The breakdown of capital expenditure indicates most of the capital, ZAR5.07 billion, is allocated to the Ergo Section over the duration of the LoM plan with an additional ZAR805.41 million allocated for the City Section and ZAR78.14 million allocated for the Knights Section. The capital expenditure summary (inclusive of contingency) as proposed in the 30 June 2025 LoM plan is presented in Table 82. The level of accuracy for the capital expenditure is to at least a PFS level of accuracy (i.e., +/-25%) with a maximum level of contingency of 15%. Table 82: Capital Expenditure Summary Area Budgeted Capital Expenditure ZAR(000) Ergo Section (inclusive of the Withok TSF) 5,072,975 City Section 805,411 Knights Section 78,143 Total (excluding VAT) *5,956,529 Source: DRDGOLD, 2025 *Inclusive of Contingency Typical capital expenditure for of pump stations associated with the mining of TSFs are as follows:  Consultants,  Civil Engineering,  Structural steelwork,  Mechanicals,  Instrumentation, and  Security. The other three main capital components to mining a TSF include:  The slurry pipeline,  The water pipeline  Water transfer 18.1.1. Ergo Section Capital Expenditure This section depicts the capital expenditure estimate for the Ergo Section as indicated in Table 83 excluding capital for the recommissioning of the Withok TSF and resuming depositioning at Daggafontein TSF.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 165 165 Table 83: Ergo Capital Expenditure Estimate Area Budgeted Capital Expenditure (ZAR ‚000) Marievale 7L4 115,007 Marievale 7L7 341,266 5L23 88,171 6L14 109,112 7L15 103,540 Maintenance over LoM 1,645,602 Total (excluding VAT) *2,402,698 Source: DRDGOLD, 2025 * Contingency applied 18.1.2. City Section Capital Expenditure Table 84 indicates the capital expenditure estimate for the City Section. The capital estimate accounts for the Mooifontein transfer pump station, satellite pumps stations at Mooifontein, Diepkloof and GMTS TSFs, and the pipe and installation of the pipeline for the 16.2 km servitude from Mooifontein to 4A8. Table 84: City Total Capital Expenditure Summary Area Budgeted Capital Expenditure (ZAR ‚000) 3L5 (Diepkloof) 52,775 3L7 (Mooifontein) 391,662 3L8 (GMTS) 60,824 4L6 TSF 12,650 Additional Crown Piping 287,500 Total (excluding VAT) *805,411 Source: ERGO 2025 *Contingency applied 18.1.3. Knights Section Capital Expenditure A capital of ZAR 78.14 million (with no contingency applied) has been allocated to the 4L39 TSF (Table 85). Table 85: Capital Expenditure Summary for 4L39 Area Budgeted Capital Expenditure ZAR (‚000) 4L39 TSF 78,143 Total (excluding VAT) *78,143 Source: ERGO 2025 *Contingency applied 18.2. Tailing Storage Facility for Deposition - Capital Expenditure The Withok TSF design is a centreline & upstream cyclone deposition TSF with a lined for containment. The Withok TSF has been digitally modelled to inform the various quantities for the infrastructure requirements. The capital costs to implement the Withok TSF has been estimated upon typical contractor tender methodologies. This includes smooth HDPE liners and double textured HDPE liners; 7.1 km of return water pipe line, 6.0 km of decant pipe line, and pumping system. Table 86 indicates the capital expenditure budget for the proposed Withok TSF. The Withok TSF design work has been conducted to a PFS level of accuracy with a 15% contingency applied to the capital estimate. Table 86: Withok TSF Capital Expenditure Area Budgeted Capital Expenditure ZAR (‚000)

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 166 166 Withok prework 108,494 Withok TSF 2,210,661 Total (excluding VAT) *2,319,155 Source: ERGO, 2025 *Contingency applied Table 87 shows the estimated capital expenditure of ZAR 351.12 million for the Daggafontein deposition TSF, planned for FY2025 and FY2026. The capital expenditure accounts for the design, installation and commissioning of a residue pump station at the Ergo plant, the installation of two x 550NB HDPE pipelines 18km in length to Daggafontein. The conversion of the Daggafontein TSF to a cyclone deposition and includes the upgrade of the barge and return water pump station at Daggafontein to pump water back to Ergo Plant. Table 87: Daggafontein TSF Capital Expenditure Description Budgeted Capital Expenditure ZAR (000) Daggafontein TSF 351,123 Total (excluding VAT) *351,123 Source: DRDGOLD, 2025 *Contingency applied 18.3. QP commentary The QP associates a low risk to the engineering capital expenditure for the mining associated projects as the design and construction of pump stations and pipelines have been conducted numerous times by Ergo. The QP notes the level of accuracy for the capital expenditure estimates are to a Pre-Feasibility Study level accuracy (i.e., +/-25%). Contingency varies between 0% to 15% with contingency typically applied to civil work, structural steelwork and electrical and instrumentation. In no case is the contingency above 15%. The QP is of the opinion that the risk associated with the Withok TSF capital estimate is Low to Medium and typical of a FS level of accuracy (i.e., +/-25%). 18.4. Operating Costs Mining related operating costs are assigned to the Ergo processing plant and the mining of the various TSFs. A different operational cost is applied to each deposit, depending on its composition, proximity to the processing plant and the reclamation method. Sand dumps have a higher cost than slimes, as sand must be milled down to 80% less than 75µm while the slime can be treated in the CIL tanks directly. Mining related operating costs are assigned to the planned TSFs to be mined and the Ergo processing plant. The planned average operating cost for the Ergo 22-year LoM plan is estimated at a Pre-Feasibility Study level of accuracy (i.e., +/-25%) with a maximum level of contingency of 15% with a total working cost of ZAR139/t (Table 88).

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 167 167 Table 88: Average LoM Operating Cost for Ergo Operating Cost Average LoM Operating Cost (ZAR/t) Labor 24 Consumables & Reagents 51 Electricity 24 Water 2 Contractors 17 Machine hire 3 Other 11 Total cash cost per tonne 132 Corporate Cost 7 Total Working Cost 139 Source: ERGO, 2025 The development of the annual operating costs is based on historical cost data as Ergo has been operational for numerous years. The QP associates a Low risk with many of the operating costs, however a medium risk is associated with consumables, electricity and water due to the volatile nature of the market of these items. Ergo is attempting to mitigate the volatility with the installation of the solar power project and reuse of water where possible. Refer to Item 19 for more details on risk.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 168 168 19. ECONOMIC ANALYSIS 19.1. Economic Analysis The 30 June 2025, 22-year LoM plan, which is the basis of the Mineral Reserve, is scheduled to mine a total of 440.03Mt at 0.27g/t Au and produce 48,401kg of gold over the same period. The economic analysis is based on a LoM plan that is designed to a PFS level of accuracy (i.e., +/-25%). The economic analysis conducted by the QP indicates a net present value (NPV) of ZAR5.19 billion after capital expenditure and taxation utilizing a real discount rate of 8.91% (real terms). As the Ergo operations are ongoing with an annual positive cashflow, the internal rate of return (IRR) and payback period are not applicable.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 169 169 Table 89 presents the Ergo cashflow model over the 22-year LoM Plan. The NPV has been calculated by discounting the positive cashflows at the appropriate rate and subtracting the required capital expenditure. The QP has made the assumptions listed below to derive a realistic base case operational cashflow model:  the production schedule is sourced from the Ergo LoM plan. The mining tonnage schedule varies between 19.2Mtpa and 21.6Mtpa;  plant feed grade as per the LoM schedule with an average grade of 0.27g/t gold;  the average metallurgical recovery over the LoM schedule is 41.4%;  total working costs estimated at ZAR139/t RoM are inclusive of mining, metallurgical and general and administration costs (working costs);  the gold market price is set at ZAR1,689,997kg (A gold price of USD2,982/oz and an exchange rate of ZAR17.63:1USD was used in the estimation process);  capital expenditure of ZAR5.96 billion is inclusive of contingency;  no salvage value of assets has been assumed;  a tax rate of 24.98% based on the gold tax formula - Tax rate y=33-(165/X); where y is the calculated tax rate and X is the ratio of taxable income, net of any qualifying capital expenditure that bears to gold mining income derived, expressed as a percentage;  a discount rate of 8.91% in real (no inflation) terms;  no royalty payment is applicable to Ergo, as the operation is not subject to royalties on the retreatment of TSFs;  capital expenditure was fully written-off against operating profit, with no time constraint;  no salvage value of assets has been assumed; and  no escalation or inflationary effects have been included in the economic evaluation, which is based on constant money value (real terms). The NPV of the Ergo LoM plan as at 30 June 2025 was calculated at ZAR5.19 billion at a discount rate of 8.91% as shown in

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 170 170 Table 89.

ERGO'S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 171

Table 89: Economic Analysis

		Jun-26	Jun-27	Jun-28	Jun-29	Jun-30	Jun-31	Jun-32	Jun-33	Jun-34	Jun-35	Jun-36
		Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
Production tonnes												
Ergo		8 560	8 628	9 990	13 200	13 540	12 825	12 600	12 600	12 600	12 050	7 319
City		5 950	6 240	6 600	6 600	7 760	8 775	9 000	9 000	9 000	9 550	14 281
Knights		5 290	4 932	3 210	-	-	-	-	-	-	-	-
Total		**19 800**	**19 800**	**19 800**	**19 800**	**21 300**	**21 600**	**21 600**	**21 600**	**21 600**	**21 600**	**21 600**
Production kg's												
Ergo		1 130	1 129	1 176	1 540	1 421	1 262	1 232	1 469	1 549	1 513	801
City		1 268	1 476	1 484	1 139	1 252	1 040	875	875	875	929	1 335
Knights		919	660	272	-	-	-	-	-	-	-	-
Total		**3 317**	**3 265**	**2 932**	**2 678**	**2 672**	**2 302**	**2 108**	**2 344**	**2 425**	**2 442**	**2 136**
Revenue												
Gold price - R/kg		1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997
Gold revenue		5 605 819	5 518 051	4 954 591	4 526 453	4 516 350	3 890 694	3 561 675	3 961 470	4 097 613	4 127 106	3 609 964
Other revenue		15 557	22 354	6 723	21 042	17 675	14 895	12 258	9 715	7 228	10 249	2 312
Total		**5 621 376**	**5 540 406**	**4 961 315**	**4 547 495**	**4 534 025**	**3 905 589**	**3 573 933**	**3 971 185**	**4 104 841**	**4 137 356**	**3 612 276**
Cost												
Total cash cost		3 759 121	3 562 410	3 408 279	3 183 525	3 179 132	2 857 998	2 637 730	2 643 650	2 645 721	2 571 254	**2 474 087**
Total working cost		3 904 912	3 708 201	3 554 070	3 347 255	3 332 546	3 003 610	2 764 686	2 770 606	2 772 677	2 698 210	**2 601 043**
Profit / (loss) before capex		**1 716 464**	**1 832 204**	**1 407 245**	**1 200 241**	**1 201 479**	**901 978**	**809 247**	**1 200 579**	**1 332 164**	**1 439 146**	**1 011 233**
Capex		978 884	956 039	1 454 022	810 108	195 935	65 734	132 547	103 932	347 430	163 601	117 728
Profit / (loss) after capex		**737 580**	**876 166**	**(46 777)**	**390 133**	**1 005 544**	**836 245**	**676 700**	**1 096 647**	**984 733**	**1 275 545**	**893 505**
Tax		**-**	**198 087**	**-**	**38 621**	**257 310**	**211 764**	**164 543**	**296 529**	**257 351**	**352 833**	**235 292**
Profit after tax and capex		**737 580**	**678 079**	**(46 777)**	**351 512**	**748 235**	**624 480**	**512 157**	**800 118**	**727 382**	**922 712**	**658 213**
Discount factor	8.91%	0.92	0.84	0.77	0.71	0.65	0.60	0.55	0.51	0.46	0.43	0.39
Discounted cash flow		**677 238**	**571 669**	**(36 210)**	**249 844**	**488 314**	**374 207**	**281 792**	**404 214**	**337 406**	**392 997**	**257 407**

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PAGE 172

	Jun-37	Jun-38	Jun-39	Jun-40	Jun-41	Jun-42	Jun-43	Jun-44	Jun-45	Jun-46	Jun-47	Total
	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18	Year 19	Year 20	Year 21	Year 22	
Production tonnes												
Ergo	3 600	3 600	3 600	209	-	-	-	-	-	-	-	134 921
City	18 000	18 000	18 000	19 191	19 200	19 200	19 200	19 200	19 200	19 200	10 534	291 681
Knights	-	-	-	-	-	-	-	-	-	-	-	13 432
Total	**21 600**	**21 600**	**21 600**	**19 400**	**19 200**	**19 200**	**19 200**	**19 200**	**19 200**	**19 200**	**10 534**	**440 034**
Production kg's												
Ergo	452	452	452	26	-	-	-	-	-	-	-	15 606
City	1 577	1 577	1 577	1 681	1 682	1 775	1 875	1 875	1 875	1 875	1 029	30 945
Knights	-	-	-	-	-	-	-	-	-	-	-	1 850
Total	**2 029**	**2 029**	**2 029**	**1 707**	**1 682**	**1 775**	**1 875**	**1 875**	**1 875**	**1 875**	**1 029**	**48 401**
Revenue												
Gold price - R/kg	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997	1 689 997
Gold revenue	3 428 602	3 428 602	3 428 602	2 884 960	2 841 921	2 999 450	3 169 255	3 169 255	3 169 255	3 169 255	1 738 799	81 797 744
Other revenue	-	-	-	-	-	-	-	-	-	-	-	140 009
Total	**3 428 602**	**3 428 602**	**3 428 602**	**2 884 960**	**2 841 921**	**2 999 450**	**3 169 255**	**3 169 255**	**3 169 255**	**3 169 255**	**1 738 799**	**81 937 753**
Cost												
Total cash cost	2 489 507	2 496 024	2 499 021	2 320 311	2 311 172	2 319 739	2 324 407	2 331 036	2 337 656	2 351 774	1 340 921	**58 044 475**
Total working cost	2 616 464	2 622 980	2 625 977	2 447 208	2 438 063	2 446 630	2 451 299	2 457 928	2 464 548	2 478 666	1 479 598	**60 987 179**
Profit / (loss) before capex	**812 138**	**805 621**	**802 624**	**437 752**	**403 857**	**552 820**	**717 957**	**711 328**	**704 708**	**690 589**	**259 200**	**20 950 574**
Capex	57 259	57 409	57 477	53 367	66 351	92 935	53 461	53 614	53 766	54 091	30 841	5 956 529
Profit / (loss) after capex	**754 879**	**748 213**	**745 147**	**384 385**	**337 507**	**459 885**	**664 495**	**657 714**	**650 942**	**636 498**	**228 359**	**14 994 045**
Tax	**192 538**	**190 338**	**189 327**	**79 245**	**64 485**	**102 271**	**166 991**	**164 753**	**162 518**	**157 752**	**46 668**	**3 529 218**
Profit after tax and capex	**562 341**	**557 875**	**555 820**	**305 140**	**273 021**	**357 614**	**497 505**	**492 961**	**488 424**	**478 747**	**181 691**	**11 464 827**
Discount factor 8.91%	0.36	0.33	0.30	0.28	0.26	0.23	0.22	0.20	0.18	0.17	0.15	
Discounted cash flow	**201 923**	**183 931**	**168 262**	**84 817**	**69 681**	**83 804**	**107 048**	**97 392**	**88 602**	**79 741**	**27 787**	**5 191 866**

Source: ERGO, 2025

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19.2. Sensitivity Analysis

The sensitivity analysis of the Ergo financial model that varies revenue (price and grade); operating cost and capital expenditure at 5% increments above and below the base case is shown in Figure 86. The analysis indicates that the Ergo operations are very sensitive to revenue parameters such as gold price, grade, and recovery in addition, the LoM plan is also sensitive to changes in operating costs. The sensitivity indicates that the LoM plan is not as sensitive to capital and therefore capital expenditure should be considered if the expenditure will result in reducing operating cost or increase revenue. The sensitivity indicates that achievement of the LoM plan in terms of tonnage is critical in realizing the planned operating costs and being able to mine at the planned cut-off grade. Any delays in the recommissioning of the Withok TSF and resuming depositioning at the Daggafontein TSF due to regulatory approvals could negatively impact the LoM plan or cashflow. The regulatory process to recommission Withok is complex, though, and the regulator may not approve all aspects of the envisaged design. The footprint and location of the facility also make for a challenging construction process, and this may result in target dates not being met, and planned throughput rates not being achieved. The QP is of the opinion that no extreme weather conditions will materially impact on the capital development program.

Figure 86: Sensitivity Analysis


Revenue
Capital expenditure
Operating cost
12 000
10 000
8 000
6 000
4 000
2 000
-
(2 000)
NPV (ZAR Million)
80%
90%
100%
110%
120%
Variation of parameter

19.3. Risk Assessment

The following highlights show the key risks that Ergo has identified as critical to their operations and Mineral Resources and Mineral Reserves, as well as comments on mitigation of these risks.

19.3.1. Limited Tailings Storage Capacity

Ergo is a high volume-driven business and is dependent on large TSFs to deposit waste material after processing and extracting gold in the plant. Ergo needs to ensure that there is sufficient capacity in its TSFs to continue in future at the planned depositions rates as per the LoM. Increasing deposition capacity is therefore critical for Ergo. Primary TSFs are subject to a five-yearly Dam Safety Evaluation (DSE) by an independent Approved Professional Person (APP), who is required to make proposals in a prescribed form to the regulator, the Department of Water and Sanitation (DWS), based on his findings, for the implementation of his recommendations. These recommendations may include adjustments to deposition rates or other recommendations that may result in changes, limitations or restrictions on the use of the TSF, which may impact throughput rate and affect production.

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ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 174 174 Ergo monitors the geo-technical integrity of its TSFs carefully in accordance with a prescribed set of parameters. Any deterioration in any of these parameters may result in a reduction in or suspension of throughput which may affect production. The Brakpan TSF is a mature facility and is approaching its final phase as a mega-volume tailings storage facility. Therefore, in light of Ergo’s planned future production plans, Ergo has commenced with the process of recommissioning the adjacent Withok TSF, to create an additional 310 million tonnes of deposition capacity. The requisite public participation process has been completed and the project is in its authorization phase. Commissioning is planned to occur within the next three to four years. Ergo plans to maintain its current deposition rate of 1.65 million tonnes per month for another three to four more years before moving onto the adjacent Withok TSF. The regulatory process to recommission Withok is complex, though, and the regulator may not approve all aspects of the envisaged design. The footprint and location of the facility also make for a challenging construction process, and this may result in target dates not being met, and planned throughput rates not being achieved. Regulatory and construction delays in commissioning replacement tailings storage facilities as existing facilities approach capacity could result in reduced or suspended deposition and adversely affect our production and results of operations. Ergo has allocated ZAR2.67 billion for the implementation of the Withok and Daggafontein TSFs final life design. The timing to have these facilities on-line is crucial as a delay may result in reduced depositions rates or a halt in deposition which will have an adverse financial impact on Ergo. 19.3.2. Rising Electricity Prices and Eskom Supply Distribution The South African economy has over the past years been affected by load shedding and significant electricity tariff increases. The mining industry is a dominant consumer of electricity, consuming approximately 30% of the national electricity supply. The state-owned power utility, Eskom, has stabilized power supply over the past six months, bringing much needed relief to the economy. Although the improvements in energy supply by Eskom have provided much respite for typically energy- intensive mining companies, Eskom is proposing extensive price hikes that will result in increased input costs. Ergo is a 24/7/365 operation therefore, continuous electricity supply is paramount to achieve stable throughput with enhanced efficiencies. Currently, electricity makes up approximately 13% of total operating costs. It is therefore imperative that alternative sources of power supply are explored. At operational level, Ergo has installed extensive back-up systems to counteract the impact of unscheduled interruptions in its power supply. This include emergency generators for critical equipment and infrastructure to ensure the plants remain in motion and are operational immediately after power is cut off. To manage the impact of load shedding at the operations, a load curtailment agreement is in place with Eskom to avoid complete interruption of power supply during blackouts. Functional working relationships with Eskom assist in the proactive management of load curtailment during times of national loadshedding. The construction of the solar plant at Ergo is now complete with 60MW solar power and 160MWh BESS fully operational and integrated into the national grid. The installation of this facility aligns with Ergo’s business objectives and will reduce the cost of electricity while minimizing the impact of power outages, which have both significant operational and environmental consequences. The facility is supplying approximately half of Ergo’s energy requirements and is expected to notably reduce the electricity cost over the LoM. In future, excess power generated will be wheeled through the Eskom grid to other supply points within the group.. The solar plant and BESS have contributed to approximately ZAR108 million cost saving in FY2025.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 175 175 Underperformance of the solar plant and battery energy storage system The solar plant integrated with a battery energy storage system is expected to perform at certain key performance indicator targets. Failure of the plant to deliver into these targets may expose Ergo to increased Eskom tariffs that may negatively impact Ergo’s cash position. 19.3.3. Depletion of Mineral Reserves A risk associated with Ergo’s Mineral Reserve is the depletion of higher-grade Mineral Reserves. The assumptions used in the economic analysis (section 19) supports the economic viability of lower grade etraction; however, when the gold price declines, it will be essential to optimize the LoM plan to enable the mining of lower-grade TSFs. Ergo’s strategy is to maintain its Mineral Reserve base by improving the robustness of LoM plan by improving the mineral recovery efficiencies, optimizing the mining throughput and reducing operating costs. The QP associates a low to medium risk to the Mineral Reserve base as some TSF are operating close to the cut-off grade. In certain instances, the risk may be negated by increasing the mining rate of the TSF, thereby reducing the per unit operating cost and the cut-off grade. 19.3.4. Environmental, Social and Governance (ESG) related risks including climate change Increased scrutiny and expectation by stakeholders including governments, non-government organisations (“NGOs”), shareholders, investors, communities and other parties of interest regarding our ESG performance and practices as well as increased reporting requirements, may expose us to additional costs and possible penalties for not complying to related standards. Ergo is exposed to include climate change physical and transitions risks, compliance to environmental legislation and practices, air pollution, soil and water contamination, radiation, noise, water availability and efficient use thereof, energy efficiencies and decarbonization, inappropriate waste management practices, compromised safety and occupational wellbeing, compromised employee health and mental wellness, failure to manage diversity and inclusion, raising community expectations and concerns, complexity of legal and regulatory compliance, supply chain risks, tailings management risks etc. Failure to manage these as well as to achieve the ESG performance targets may negatively impact the business and lead to reduced investor confidence and reputational challenges. Failure to adapt or transition to climate change measures including physical risks as a result of climate change The need to adapt or transition in response to climate change, including complying with new regulations and responding to increased stakeholder expectations, could result in increased compliance and operating costs as well as having other business impacts on production costs and capacity. Failure to adopt measures in the face of transition risks may also negatively impact the business and could lead to reduced investor confidence. Ergo’s approach encompasses  the transition to renewable energy;  optimisation and reuse of water;  Ergo aim to limit their footprint and reduce the affected impact of mining legacies by restoring land for productive use; and  Ergo embarked on several biodiversity studies at and around its operations. Ergo seeks to understand both the ecological and agricultural value associated with the areas that we are regenerating, so that their approach enables them to maximize the best outcomes within their unique contexts. Climate change is influencing weather patterns, which could potentially lead to severe weather events affecting Ergo’s operational areas. Such events could significantly disrupt operations and result in substantial damage to property, infrastructure and the environment, as well pose a risk to human life. To mitigate these risks, operational protocols, particularly those related to the TSF’s, are being actively managed to ensure that, in the event of such events, infrastructure damage is minimized and the consequence of any major failure are effectively contained.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 176 176 19.3.5. Fluctuations in the Gold Price and Exchange Rate Gold price and exchange rates are influenced by global economic trends which currently is volatile. A noticeable upswing in the gold price has occurred since 2023, with a peak of USD3,500/oz achieved in April 2025, and a 30 June 2025 price of USD3,284/oz. Between 01 July 2020 and 30 June 2025, a gold price low of USD1 768 was reached on 1 July 2020, indicating price volatility of approximately USD1 732/oz between the high and low gold prices from 2020 to 2025. As a market price taker, Ergo is exposed to fluctuations in the United States Dollar gold price and ZAR/USD exchange rate. The higher the gold price, the higher the profitability. Any sustained decline in the market price of gold from current level may adversely affect Ergo. A decline in the gold price may affect Ergo’s mineral resource, which may negatively impact the life of mine. Ergo’s production costs are in rands, while gold is sold in dollars and then converted to rands. As a result, Ergo’s operating and financial results could be in future materially affected by an appreciation in the value of the rand. Since the revenue line is directly impacted by gold price and rand dollar exchange rate fluctuations, Ergo manages this risk by being very focused on areas that it can influence such as costs and operational efficiency. Ergo continues to look at ways to mitigate the increase of costs and save costs by making ongoing continuous improvements on processes and efficiencies. Precise dosing of chemicals and consumables, based on the ongoing analysis of key drivers in the Ergo processing plant, contributes to keeping costs as low as possible; lower friction in pipelines through HDPE lining reduces power consumption, and maintaining a closed water circuit and use of recycled water reduces the costs of water consumption are a few initiatives implemented. To limit the vulnerability to a drop in the price of gold in ZAR terms, Ergo monitors costs in line with the approach stated above. In addition to that, Ergo also works hard to increase recoveries. 19.3.6. Potable water scarcity and access and cost to secondary water sources (contaminated water) Ergo’s surface retreatment operations are reliant on large volumes of water to transport the slimes from reclaimed areas to the processing plant and to the TSF. Failure to secure access to secondary water sources may negatively impact production and may lead to operational disruptions. Access to these sources is also costly and can increase operational costs significantly. Inadequate water supply can also negatively impact the business from an environmental, social and regulatory aspect and may lead to competition with other water users. Water scarcity is one of the most pressing environmental, economic and social challenges facing South Africa today due to limited freshwater resources, growing demand and inadequate infrastructure (including storage, treatment and distribution systems) from state utilities. It is also acknowledged that water is a limited natural resource, crucial for the sustainability of the planet. There are increasing calls from interest groups for intervention to avoid future deficits in water supply. Ergo has over the past few years reduced its reliance on potable water through various initiatives and strategies. This includes optimisation of their closed water reticulation systems, the use of treated acid mine drainage (AMD) water and several improvements in infrastructure throughout the mining process. Ergo is reliant on retreated acid mine drainage water supplied by a third party – the state-funded Trans-Caledon Tunnel Authority (TCTA) – as a secondary water source. Should TCTA not be able to deliver the required quantities of water to Ergo, operations may be severely affected.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 177 177 Securing adequate volumes and quality of water from secondary sources for operational needs can be costly which may increase operational costs significantly. As part of life of mine planning, water requirements are continuously assessed and as part of wider DRDGOLD group initiatives, research and strategies to secure the required amount of water for the short- to longer-term are being developed. 19.3.7. Complexity of legal / regulatory requirements The evolving and complex regulatory environment governing tailings reclamation, processing, and deposition may lead to compliance challenges, operational and project execution delays, or increased costs. Changes in environmental, mining, or waste management regulations, along with uncertain permitting requirements, could impact plant operations, project timelines, and long-term sustainability. The recently proposed MPRD Bill is also contributing to our exposure to these regulatory uncertainties. The impact of this Bill on DRDGOLD group is high based on the following:  The requirement to apply for a mining right to process movable ‘historical tailings’ pursuant to the MPRD Bill; and  The intended amendments to the MPRD Act allow the relevant Minister to set beneficiation targets for the mining industry and exercise control over the beneficiation of minerals in South Africa. Furthermore, certain regulators are significantly understaffed and under-resourced and not always able to process administrative process in accordance with prescribed timelines, with the result that project planning and execution are delayed. In 2023 and 2024 this risk materialised when the commissioning of a number of new reclamation sites was delayed because of delays in the offices of the DWS, processing application for the issuance of Water Usage Licenses, leading to shortfalls in planned production. Ergo currently has licence and other permit applications pending relating to the re-commissioning of TSFs and the construction of reclamation sites. If these are not processed in time, the projects may experience delays in commissioning, which may lead to lower that targeted production. Various measures and structures are in place to deal with the legal and regulatory framework Ergo is subjected to. This includes amongst other measures:  Defined regulatory processes;  Legal process to enforce regulatory processes;  Leveraging relationships of internal and external consultants within the regulator (in accordance with anti-corruption requirements);  Ongoing stakeholder engagement;  Competent internal and external resources; and  Regulatory collaboration with other mines and Leverage relationship through Minerals Council 19.3.8. Operational efficiencies and plant performance Decline in operational recovery efficiencies such as lower than expected gold output, higher than expected use of reagents, higher than expected residue grades etc. may negatively impact on Ergo’s production and financial objectives. Research is ongoing to improve operational efficiencies and plant performance. Automated process control systems allow for real- time monitoring that enables for early detection and addressing of recovery issues.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 178 178 19.3.9. Infrastructure dependency Ageing and inadequately maintained infrastructure can result in unplanned breakdowns and stoppages resulting in production targets not being met and increased costs. Failure of equipment can cause further damage to infrastructure and may result in injuries. Ergo has preventative maintenance measures in place. Ergo also utilizes real-time monitoring tools, such as SCADA systems, to detect infrastructure vulnerabilities and predict potential failures. 19.3.10. Rising costs Ergo’s operating costs mainly comprise labour, steel, electricity, water, reagents, fuels, lubricants and other oil- and petroleum-based products. Many of these consumables are linked to the price of oil and steel and fluctuate accordingly. The global economic environment, geopolitical tensions and inflationary pressures world-wide have led to inflationary increases in production costs which will erode financial value over time. Increases in production costs, if material, will adversely impact our results of operations. Initiatives to reduce costs are ongoing and include amongst other initiatives, self-generation of power through a solar plant and battery system, using of recycled water, reduction of corporate overhead, negotiating lower price increases for consumables where possible, budget and cost controls. Most of the South African labour force is unionised, and wage increase demands have in recent years been above the prevailing rates of inflation. Ergo’s wage agreement for employees in the Bargaining Unit expired at the end of June 2025 and negotiations have since been taking place with organised labour who represent the employees in the Bargaining Unit. At the time of writing this report, the parties (management and organised labour) are in deadlock. The deadlock is at a stage now where a mediator from the Commission for Conciliation Mediation and Arbitration (CCMA) has called on the parties to agree picketing rules by November 3rd, 2025. There is an increased likelihood of wage-related disputes escalating into industrial action, including potential labour strikes. Such developments could significantly disrupt operations and pose safety risks to employees. Management is monitoring developments closely and has initiated contingency planning to mitigate potential operational and safety impacts. 19.3.11. Uncertainties regarding supply chain The global inflationary pressures as well as geopolitical volatility may negatively impact availability and cost of critical material and equipment. This may be further exacerbated by the increase in the frequency and severity of natural disasters such as severe weather, floods and earthquakes which may further increase this risk. The risk of dependency on key suppliers requires ongoing focus and proactive management. A sustained unavailability and increased cost of critical material such as reagents and critical equipment may require Ergo to find acceptable substitute suppliers and may also require it to pay higher prices for such materials, potentially affect production and increase operating costs resulting in loss of revenue. Furthermore, there is a growing risk of a shortage of cyanide supply in South Africa. Ergo being a high-volume operation is a high consumer of cyanide. Shortages would result in a decrease in production. New projects may also be adversely affected by delays in supplies, freight costs and higher than inflationary increases for capital equipment which may affect operations and production and ultimately result in failure to deliver into the business plans. Ergo is pursuing initiatives that broaden access to critical materials and reagents (including cyanide), including exploring alternative sources and recovery opportunities. Ongoing efforts to engage more broadly across the mining industry further enhance our ability to navigate these challenged. 19.3.12. Social license to operate Pressures and demands on business by local communities and non-government organizations have increased. Social license to operate issues are typically driven by the social and economic landscape; and has been exacerbated by the social and economic issues in South Africa. Unemployment, hunger and desperation are of great concern and have led to demands to participate in and benefit from the economic activities of Ergo’s business activities. Failure to recognize these

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 179 179 could result in miscommunication, misaligned expectations and loss of trust. This could lead to increased potential of violent strikes that could cause damage to property, harm to people and disrupt operations and in turn also threaten their social license to operate. Ergo’s social value-add includes various initiatives that are focused on the realities faced by communities and aims to alleviate poverty and provide educational opportunities to the youth. Exposure to these social demands and challenges is expected to remain for the foreseeable future. Ergo will continue to strive to improve the quality of life for those living in proximity to their operations. 19.3.13. Country risk Operating within the South African context remains challenging due to ongoing leadership struggles within the Government of National Unity (GNU), which contribute to unpredictable policy and regulatory changes. These uncertainties, combined with rising crime, corruption, systemic failures, persistent public infrastructure constraints, and inadequate service delivery, continue to erode public trust and heighten social tensions. As a result, there is growing pressure on the private sector to provide essential services and extend support to affected communities. High levels of poverty and unemployment further drive expectations for greater participation in, and benefits from, the economic activities of our business. If these dynamics are not effectively recognized and managed, they may lead to miscommunication, misaligned expectations, and a loss of trust. This, in turn, increases the risk of violent strikes, property damage, threats to personal safety, operational disruptions, and ultimately a weakening of their social license to operate. Ergo also faces heightened exposure to security-related risks such as organized crime, fraud, theft, bribery, and corruption—exacerbated by inefficiencies within law enforcement. These risks pose potential threats to employee safety and operational continuity. To address these challenges, they continue to enhance and adapt our security measures to safeguard their people, assets, and operations. For additional information regarding the Company’s risks, see Item 3D of the Form 20-F. 20. ADJACENT PROPERTIES There are no adjacent properties to report. 21. OTHER RELEVANT DATA AND INFORMATION Ergo is committed to improving governance and transparency in the safety and management of TSFs, a commitment that so far has taken Ergo to implement the following:  an internal Tailings Performance Management System (TPMS) was implemented for dedicated data collection, storage and processing to ensure the integrity of the data for day-to-day management and oversight purposes;  quarterly drone surveillance; and  review of historical Interferometric Synthetic Aperture Radar (InSAR) imagery for mapping ground deformation over large areas. An external Tailings Review Panel review panel has been in place since 2018. The QPs and Ergo have a number of internal controls to manage risk and uncertainty in the Mineral Resource and Mineral Reserve estimation process. Regular meetings are held with the QPs, Ergo contractors and Ergo’s MRM Manager to discuss any ongoing improvements, concerns or areas requiring further work. The QPs liaise with the relevant specialists on an on-going basis to check on progress of a number of technical programs. There is no other known available relevant data or information material to the discussed properties in this regard.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 180 180 22. INTERPRETATION AND CONCLUSIONS The QP concludes that the protocols for drilling, sampling preparation and analysis, verification, and security meet industry standard practices and are appropriate for the purposes of a Mineral Resource estimate. The initial assessments have found that the Ergo TSFs have reasonable prospects for economic extraction. The QP is satisfied with the QA developed by The RVN Group and the QC program implemented, as there was no significant bias in reporting data. The QP contends that the assumptions, parameters and methodology used for the Mineral Resource estimate are appropriate for the style of mineralization and deposit type. The tonnage and content of the TSFs are as expected and can be processed in the current Ergo processing plant. TSFs reported in this document have sufficient information to be used in the Mineral Reserve estimates and demonstrate economic viability. The identified risks that could affect the Mineral Resources and Mineral Reserves are:  Limited Tailings Storage Capacity  Rising Electricity Prices and Eskom Supply Distribution;  Depletion of Mineral Reserves;  Environmental, Social and Governance (ESG);  Fluctuations in the Gold Price and Exchange Rate;  Potable water scarcity and access and cost to secondary water sources (contaminated water);  Complexity of legal/regulatory requirements;  Operational efficiencies and plant performance;  Infrastructure dependency;  Rising costs;  Uncertainties regarding supply chain;  Social license to operate; and  Country risk. 23. RECOMMENDATIONS There is sufficient information to allow for decision-making. Accordingly, the QPs did not recommend any additional work. 24. REFERENCES Alakangas, E. (2015). Quality guidelines of wood fuels in Finland (VTT-M-04712-15). VTT Technical Research Centre of Finland. Sourced July 2025 - https://publications.vtt.fi/julkaisut/muut/2015/VTT-M-04712-15.pdf DRDOLD Limited Annual Integrated Report 2025. Sourced October 2025 https://www.drdgold.com/component/jdownloads/?task=download.send&id=373&catid=138&m=0 Engles, J., (n.d.). Tailings Info. Sourced July 2022 - https://www.tailings.info/technical/hydraulic.htm Goldprice, 2025. Sourced July 2025 - https://goldprice.org/gold-price-today/2025-06-30 Macrotrends. (2025). Sourced July 2025 - (https://www.macrotrends.net/1333/historical-gold-prices-100-year-chart) Mudau, M., & Rupprecht, S. M. (2023). Technical Report Summary of the Material Tailings Storage Facility. The RVN Group, Johannesburg. Sourced July 2025: https://www.sec.gov/Archives/edgar/data/1023512/000102351223000062/ergominingconsolidatedtr.htm

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 181 181 25. RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT The QPs relied on the following information provided by the registrant:  legal matters about the Mining and Prospecting Rights. The QPs considered it reasonable to rely on the registrant’s legal opinion (legal or permitting matters are discussed in Item 1.3, Item 3.3 to Item 3.6 and Item 17.8);  environmental matters discussed in Item 17.1 and Item 17.2 relating to Ergo compliance;  Ergo commits or plans to provide to local individuals or groups (Item 17.9);  macroeconomic trends, data, and assumptions and interest rates (Item 16); and  marketing information and plans (Item 16). The QPs considered it reasonable to rely on the above information as the registrant has the necessary expertise and has been in operation for more than 15 years of successful and profitable retreatment of TSFs and sand dumps. The QP also found that the data provided aligns with the industry norms. The QPs have no reason to believe that any material facts had been withheld or misstated.

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 182 182 26. QUALIFIED PERSONS DISCLOSURE CONSENT We, the signees, in our capacity as Qualified Persons in connection with the Technical Report Summary of Ergo Mining Proprietary Limited dated 30 October 2025 (The Technical Report Summary) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to DRDGOLD Limited’s (DRDGOLD) annual report on Form 20-F for the year ended 30 June 2025 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (1300 Regulation S-K), each hereby consent to:  the public filing and use by DRDGOLD of the Technical Report Summary for which I am responsible as an exhibit to the Form 20-F;  the use and reference to my name, including my status as expert or Qualified Person (as defined by SK-1300) in connection with the Form 20-F and Technical Report Summary for which I am responsible;  use of any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and any amendments or supplements thereto. I am responsible for authoring, and this consent pertains to, the Technical Report Summary (Table 90) for which my name appears below and certify that I have read the 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Table 90: Qualified Person’s Details Property Name TRS Effective Date QP Name Affiliation to Registrant Field or Area of Responsibility Signature Ergo Mining Proprietary Limited (A subsidiary of DRDGOLD Limited) 30 June 2025 Professor Steven Rupprecht Independent Consultant Item 1 and 12 to 19 /s/ Steven Rupprecht Ergo Mining Proprietary Limited (A subsidiary of DRDGOLD Limited) 30 June 2025 Mr Mpfariseni Mudau Independent Consultant Item 1 to 11 and 20 to 25 /s/ Mpfariseni Mudau

ERGO’S TECHNICAL REPORT SUMMARY OF THE MATERIAL TAILINGS STORAGE FACILITIES PAGE 183 183 27. DATE AND SIGNATURES This report entitled ‘Ergo’s Technical Report Summary of the Material Tailings Storage Facilities’, with an effective date of 30 June 2025 was prepared for Ergo Mining Proprietary Limited by the Qualified Persons: Mr Mpfariseni Mudau and Professor Steven Rupprecht. Dated at Johannesburg, 30 October 2025. /s/ Mpfariseni Mudau __________________________________ Mpfariseni Mudau (Pr.Sci.Nat) Resource Geology Manager The RVN Group (Pty) Ltd /s/ Steven Rupprecht __________________________________ Steven Rupprecht (HFSAIMM) Principal Mining Engineer The RVN Group (Pty) Ltd